As Filed with the Securities and Exchange Commission on January 28, 2008
Registration No. 333-147355

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 ON
FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HONG KONG HIGHPOWER TECHNOLOGY, INC.
(Name of Registrant As Specified in its Charter)

Delaware	3690	20-4062622
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation	Classification Code Number)
or Organization)

Building A1, Luoshan Industrial Zone,
Shanxia, Pinghu, Longgang,
Shenzhen, Guangdong, 518111
People’s Republic of China
(Address and Telephone Number of Principal Executive Offices)

Dang Yu Pan
Building A1, Luoshan Industrial Zone,
Shanxia, Pinghu, Longgang,
Shenzhen, Guangdong, 518111
People’s Republic of China
(86) 755-89686238
(Name, Address and Telephone Number of Agent for Service)

Copies to
Thomas J. Poletti, Esq.
Katherine J. Blair, Esq.
Kirkpatrick & Lockhart Preston Gates Ellis LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, CA 90067
Telephone (310) 552-5000
Facsimile (310) 552-5001
Joseph V. Stubbs, Esq. Scott Galer, Esq. Stubbs Alderton & Markiles, LLP 15260 Ventura Boulevard, 20th Floor Sherman Oaks, California 91403 Telephone (818) 444-4500 Facsimile (818) 444-4520

Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.001 par value per share	790,000	(2)	$4.00	(2)	$3,160,000	(2)	$100.45
Common Stock, $.001 par value per share	4,144,327	(3)	$4.00	(4)	$16,577,308	(4)	$508.92
Total Registration Fee							$609.37	(5)

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes shares which the underwriters have the option to purchase to cover over-allotments, if any.

(3)
This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the Registrant of up to 4,144,327 shares of Common Stock previously issued to such selling stockholders as named in the Resale Prospectus.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(5)	Of this amount, $593.66 was previously paid on November 13, 2007 and the remaining $15.72 is being paid herewith.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

•
IPO Prospectus. A prospectus to be used for the initial public offering by the Registrant of up to 700,000 shares of the Registrant's common stock (in addition to 90,000 shares that may be sold upon exercise of the underwriters' over-allotment option) (the "IPO Prospectus") through the underwriters named on the cover page of the IPO Prospectus.

•	Resale Prospectus. A prospectus to be used for the resale by selling stockholders of up to 4,144,327 shares of the Registrant’s common stock (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the IPO Prospectus, except for the following principal points:

•	they contain different outside and inside front covers;

•	they contain different Offering sections in the Prospectus Summary section beginning on page 1;

•	they contain different Use of Proceeds sections on page 25;

•	the Dilution section is deleted from the Resale Prospectus on page 27;

•	a Selling Stockholder section is included in the Resale Prospectus beginning on page 66A;

•	references in the IPO Prospectus to the Resale Prospectus will be deleted from the Resale Prospectus;

•	the Underwriting section from the IPO Prospectus on page 70 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place;

•	the Legal Matters section in the Resale Prospectus on page 72 deletes the reference to counsel for the underwriters; and

•	the outside back cover of the IPO Prospectus is deleted from the Resale Prospectus.

The Registrant has included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Resale Prospectus as compared to the IPO Prospectus.

Notwithstanding the Resale Prospectus, certain of the selling stockholders named in the Resale Prospectus holding an aggregate of 2,836,364 shares of common stock that were purchased in a private placement that closed on November 2, 2007 have agreed that they will not sell any of such securities until ninety (90) days after our common stock begins to be listed or quoted on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-tenth of their shares are released from the lock up, after which their shares will automatically be released from the lock up on a monthly basis pro rata over a nine month period.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated January 28, 2008

700,000 SHARES

HONG KONG HIGHPOWER TECHNOLOGY, INC.

COMMON STOCK

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. However, our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied for the listing of our common stock on the American Stock Exchange. We have reserved the trading symbol "HPJ". We expect that the public offering price of our common stock will be between $3.00 and $4.00 per share.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 6.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Hong Kong Highpower Technology, Inc.	$	$

The underwriters have a 60-day option to purchase up to 90,000 additional shares of common stock from us solely to cover over-allotments, if any.

The underwriters expect to deliver the shares of common stock to purchasers on or about __________, 2008.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

WestPark Capital, Inc.

The Date of This Prospectus Is: ____________________, 2008

TABLE OF CONTENTS
PROSPECTUS SUMMARY	1

SUMMARY FINANCIAL DATA	5

RISK FACTORS	7

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	23

USE OF PROCEEDS	25

DIVIDEND POLICY	25

CAPITALIZATION	26

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	27

DILUTION	27

ACCOUNTING OF THE SHARE EXCHANGE	28

SELECTED CONSOLIDATED FINANCIAL DATA	29

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	31

DESCRIPTION OF BUSINESS	43

MANAGEMENT	53

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	61

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	62

DESCRIPTION OF SECURITIES	63

SHARES ELIGIBLE FOR FUTURE SALE	67

UNDERWRITING	70

LEGAL MATTERS	72

EXPERTS	72

ADDITIONAL INFORMATION	72

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1

SIGNATURES	II-7

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading "Risk Factors" beginning on page 7.

Hong Kong Highpower Technology, Inc.

We specialize in the development, manufacturing and marketing of Nickel Metal Hydride rechargeable batteries and related products primarily in China. Our batteries are used in a variety of electronic devices, including:

•	personal portable electronic devices, such as digital cameras, DVD players, electric razors and electric toothbrushes;

•	electric toys, such as radio-controlled cars;

•	industrial applications, such as industrial lighting, medical devices and communications equipment;

•	power tools; and

•	electric bikes

Our manufacturing and products development facilities are located in the People’s Republic of China (“PRC”), which enables us to produce cost-effective products and increases our competitiveness in the rechargeable battery market. Most of our products are distributed worldwide to markets in Europe, the United States, China, Hong Kong, Southeast Asia, Taiwan and emerging markets, such as India, Latin America, and Russia.

Corporate Information

We were incorporated in the State of Delaware on January 3, 2006. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On November 2, 2007, we closed a share exchange transaction, described below, pursuant to which we (i) became the 100% parent of Hong Kong Highpower Technology Company Limited, a Hong Kong company (“HKHT”), and HKHT’s wholly-owned subsidiary Shenzhen Highpower Technology Co., Ltd., a company formed under the laws of the People’s Republic of China (“Shenzhen Highpower”), (ii) assumed the operations of HKHT and its subsidiary and (iii) changed our name from SRKP 11, Inc. to Hong Kong Highpower Technology, Inc.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. However, our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied for the listing of our common stock on the American Stock Exchange. We propose to obtain the trading symbol "HPJ".

Shenzhen Highpower and HKHT were founded in founded in 2001 and 2003, respectively.

Our corporate offices are located at Building A1, Luoshan Industrial Zone, Shanxia, Pinghu, Longgang, Shenzhen, Guangdong, 518111, People’s Republic of China. Our telephone number is (86) 755-89686238.

Recent Events

Completion of Share Exchange

On October 20, 2007, we entered into a share exchange agreement (the “Exchange Agreement”) with all of the shareholders of HKHT, consisting of 35 shareholders. Pursuant to the Exchange Agreement, we agreed to issue shares of our common stock in exchange for all of the issued and outstanding securities of HKHT (the “Share Exchange”). The Share Exchange closed on November 2, 2007. Upon the closing of the Share Exchange, we (i) became the 100% parent of HKHT, and HKHT’s wholly-owned subsidiary Shenzhen Highpower, (ii) assumed the operations of HKHT and its subsidiary and (iii) changed our name from SRKP 11, Inc. to Hong Kong Highpower Technology, Inc.

Upon the closing of the Share Exchange, we issued an aggregate of 14,798,328 shares of our common stock to the shareholders of HKHT and/or their designees in exchange for all of the issued and outstanding securities of HKHT. In addition, immediately prior to the closing of the Share Exchange and the Private Placement, as described below, we and certain of our stockholders agreed to cancel an aggregate of 2,556,602 shares of common stock such that there were 2,843,398 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. We issued no fractional shares in connection with the Share Exchange.

Immediately after the closing of the Share Exchange and Private Placement, we had 20,478,090 outstanding shares of common stock. Upon the closing of the Share Exchange, the shareholders of HKHT and their designees owned approximately 72.3% of our issued and outstanding common stock, the pre-existing shareholders of the Company owned 13.9% and investors in the Private Placement (described below) (that closed concurrently with the Share Exchange) owned 13.8% of our outstanding common stock.

Pursuant to the terms of the Share Exchange, we agreed to register a total of 2,843,398 shares of common stock held by our stockholders immediately prior to the Share Exchange. Of these 2,843,398 shares, 1,307,963 shares would be covered by the resale registration statement filed in connection with the Private Placement (described below) and 1,535,435 shares, which are held by affiliates of WestPark Capital, Inc. (“WestPark”), are to be included in a subsequent registration statement filed by us within ten days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement. WestPark acted as the placement agent in the Private Placement.

With respect to the registration statement that we will file to cover the 1,535,435 shares of common stock held by the WestPark affiliates, we agreed to use our reasonable best efforts to cause the registration statement to become effective within 150 days after the required filing date or the actual filing date, whichever is earlier, or 180 days after the required filing date or the actual filing date, whichever is earlier, if the registration statement is subject to a full review by the SEC. In addition, we agreed to use our reasonable best efforts to maintain the registration statement effective for a period of 24 months at our expense. We also agreed to a penalty provision pursuant to which we will issue additional shares of our common stock to the WestPark affiliates if we fail to timely file and maintain the registration statement.

Immediately after the closing of the Share Exchange, we changed our corporate name from “SRKP 11, Inc.” to “Hong Kong Highpower Technology, Inc.” The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied for the listing of our common stock on the American Stock Exchange.

The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

Private Placement

On November 2, 2007, concurrently with the close of the Share Exchange, we received gross proceeds of $3.12 million in a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 2,836,364 shares of common stock at $1.10 per share. The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until ninety (90) days after our common stock begins to be listed or quoted on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-tenth of their shares are released from the lock up, after which their shares will automatically be released from the lock up on a monthly basis pro rata over a nine month period. After commissions and expenses, we received net proceeds of approximately $2,618,000 in the Private Placement. The purpose of the Private Placement was to raise working capital. All of the proceeds from the Private Placement will be used for working capital and the development of our lithium-ion battery plant.

We agreed to file a registration statement covering the common stock sold in the Private Placement within thirty days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. We filed the registration statement within that timeframe. We are required to use our reasonable best efforts to cause the registration statement to become effective within one hundred and 150 days after the closing or 180 days after the closing if the registration statement is subject to a full review by the SEC. We are also required to use our reasonable best efforts to maintain the registration statement effective for a period of 24 months at our expense.

WestPark acted as placement agent in connection with the Private Placement. For its services as placement agent, WestPark was paid a commission equal to 10.0% of the gross proceeds from the financing, in addition to $30,000 in connection with the execution of the Exchange Agreement and a $40,000 success fee for the Share Exchange, for an aggregate amount fee of $382,000. No other consideration was paid to WestPark or to SRKP 11 in connection with the Share Exchange or Private Placement. Some of the controlling shareholders and control persons of WestPark were also, prior to the completion of the Share Exchange, controlling shareholders and control persons of our company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant shareholder of our company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark and was a controlling stockholder and an officer and director of our company prior to the Share Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with our company upon the closing of the Share Exchange.

The Offering

Common stock offered we are offering	700,000 shares (1)

Common stock outstanding after the offering	21,178,090 shares (2)

Offering Price	$3.00 to $4.00 per share (estimated)

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes. See "Use of Proceeds" on page 24 for more information on the use of proceeds.

Risk factors
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 7.

(1)
Excludes up to 90,000 shares that may be sold upon the underwriters’ over-allotment option. We are also concurrently registering for resale under a separate prospectus up to 4,144,327 shares of our common stock held by the selling stockholders named under a prospectus. None of these securities are being offered by us and we will not receive any proceeds from the sale of these shares. For additional information, see above under “Prospectus Summary - Recent Events.”

(2)	Based on 20,478,090 shares of common stock issued and outstanding as of January 23, 2007.

SUMMARY FINANCIAL DATA

The following summary financial information contains consolidated statement of operations data for the nine months ended September 30, 2007 and 2006 (unaudited) and each of the years in the five-year period ended December 31, 2006 and the consolidated balance sheet data as of September 30, 2007 and 2006 (unaudited) and year-end for each of the years in the five-year period ended December 31, 2006. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the periods ended and as of September 30, 2007 and 2006 and December 31, 2003 and 2002. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Nine Months Ended September 30,		Year Ended December 31,
Consolidated Statements of Operations	2007	2006	2006	2005	2004	2003	2002
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(restated)	(restated)	(restated)	(restated)	(restated)	(restated)	(restated)
	(in thousands)
Net Sales	$51,886	$31,211	$44,376	$25,010	$10,956	$3,599	$35

Cost of Sales	(45,372)	(26,147)	(36,959)	(20,757)	(9,306)	(3,290)	(27)

Gross profit	$6,514	$5,064	$7,417	$4,253	$1,651	$309	$8

Depreciation	(86)	(55)	(80)	(46)	(25)	(10)	(2)

Selling and distributing costs	(1,579)	(1,050)	(1,634)	(857)	(641)	(61)	(0)

Administrative and other operating expenses	(2,923)	(1,459)	(2,160)	(854)	(549)	(181)	(7)

Income from operations	$1,926	$2,501	$3,543	$2,495	$435	$57	$(1)

Fees and costs related to reorganization	-	(75)	(75)	-	-	-	-

Other Income	133	44	59	58	33	0	0

Interest expenses	(438)	(169)	(254)	(55)	(10)	0	0

Income before taxes	$1,620	$2,300	$3,273	$2,499	$458	$57	$(1)

Income taxes	(111)	(169)	(240)	(188)	17	0	0

Net income	$1,510	$2,132	$3,032	$2,311	$475	$57	$(1)

Basic and diluted net income per common share	$0.13	$0.15	$0.20	$0.16	$0.03	$0.00	$0.00

Basic weighted average common shares outstanding	14,798,328	14,798,328	14,798,328	14,798,328	14,798,328	14,798,328	14,798,328

	As of September 30,	As of December 31,
Consolidated Balance Sheets	2007	2006	2005	2004	2003	2002
	(unaudited)				(unaudited)	(unaudited)
	(in thousands)
Current Assets	$37,894	$28,573	$12,851	$6,322	$1,910	$117
Total Assets	45,238	31,736	14,585	7,378	2,317	206
Current Liabilities	36,837	24,571	10,728	5,907	2,056	86
Total Liabilities	36,837	24,571	10,728	5,907	2,140	86
Total Stockholders’ Equity	8,401	7,165	3,857	1,472	177	120

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting our company. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus. With respect to this discussion, the terms, “we,” “us,” or “our” refer to Hong Kong Highpower Technology, Inc., and our 100%-owned subsidiary Hong Kong Highpower Technology Company Limited (“HKHT”) and its wholly-owned subsidiary, Shenzhen Highpower Technology Co., Ltd. (“Shenzhen Highpower’).

RISKS RELATED TO OUR OPERATIONS

Our limited operating history may not serve as an adequate basis to evaluate our future prospects and results of operations.

We have a limited operating history. We were established in GuangZhou, China in 2001 and commenced operations in Shenzhen in 2002. Our limited operating history may not provide a meaningful basis for an investor to evaluate our business, financial performance and prospects. We may not be able to:

—	maintain our leading position in the Ni-MH battery market;

—	retain existing customers or acquire new customers;

—	diversify our revenue sources by successfully developing and selling our products in the global battery market and other markets;

—	keep up with evolving industry standards and market developments;

—	respond to competitive market conditions;

—	maintain adequate control of our expenses;

—	manage our relationships with our suppliers;

—	attract, train, retain and motivate qualified personnel; or

—	protect our proprietary technologies.

If we are unsuccessful in addressing any of these challenges, our business may be materially and adversely affected.

Our business depends in large part on the growth in demand for portable electronic devices.

Many of our battery products are used to power various portable electronic devices. Therefore, the demand for our batteries is substantially tied to the market demand for portable electronic devices. A growth in the demand for portable electronic devices will be essential to the expansion of our business. We intend to expand manufacturing capabilities at our manufacturing facilities in order to meet the increased demand for our products. A decrease in the demand for portable electronic devices would likely have a material adverse effect on our results of operations.

Our success depends on the success of manufacturers of the end applications that use our battery products.

Because our products are designed to be used in other products, our success depends on whether end application manufacturers will incorporate our batteries in their products. Although we strive to produce high quality battery products, there is no guarantee that end application manufacturers will accept our products. Our failure to gain acceptance of our products from these manufacturers could result in a material adverse effect on our results of operations.

Additionally, even if a manufacturer decides to use our batteries, the manufacturer may not be able to market and sell its products successfully. The manufacturer’s inability to market and sell its products successfully could materially and adversely affect our business and prospects because this manufacturer may not order new products from us. Therefore, our business, financial condition, results of operations and future success would be materially and adversely affected.

We are and will continue to be subject to rapidly declining average selling prices, which may harm our results of operations.

Portable consumer electronic devices, such as cellular phones, DVD players, and laptop computers are subject to rapid declines in average selling prices due to rapidly evolving technologies, industry standards and consumer preferences. Therefore, electronic device manufacturers expect suppliers, such as our company, to cut their costs and lower the price of their products to lessen the negative impact on the electronic device manufacturer’s own profit margins. As a result, we have previously reduced the price of some of our battery products and expect to continue to face market-driven downward pricing pressures in the future. Our results of operations will suffer if we are unable to offset any declines in the average selling prices of our products by developing new or enhanced products with higher selling prices or gross profit margins, increasing our sales volumes or reducing our production costs.

Our success is highly dependent on continually developing new and advanced products, technologies, and processes and failure to do so may cause us to lose our competitiveness in the battery industry and may cause our profits to decline.

To remain competitive in the battery industry, it is important to continually develop new and advanced products, technologies, and processes. There is no assurance that competitors’ new products, technologies, and processes will not render our existing products obsolete or non-competitive. Alternately, changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less attractive. Our competitiveness in the battery market therefore relies upon our ability to enhance our current products, introduce new products, and develop and implement new technologies and processes. We currently only manufacture and market Nickel Metal Hydride batteries and if our competitors develop alternative products with more enhanced features than our products, our financial condition and results of operations would be materially and adversely affected.

The research and development of new products and technologies is costly and time consuming, and there are no assurances that our research and development of new products will either be successful or completed within anticipated timeframes, if at all. Our failure to technologically evolve and/or develop new or enhanced products may cause us to lose competitiveness in the battery market and may cause our profits to decline. In addition, in order to compete effectively in the battery industry, we must be able to launch new products to meet our customers’ demands in a timely manner. However, we cannot provide assurance that we will be able to install and certify any equipment needed to produce new products in a timely manner, or that the transitioning of our manufacturing facility and resources to full production under any new product programs will not impact production rates or other operational efficiency measures at our manufacturing facility. In addition, new product introductions and applications are risky, and may suffer from a lack of market acceptance, delays in related product development and failure of new products to operate properly. Any failure by us successfully to launch new products, or a failure by our customers to accept such products, could adversely affect our results.

We have historically depended on a limited number of customers for a significant portion of our revenues and this dependence is likely to continue.

We have historically depended on a limited number of customers for a significant portion of our net sales. Our top five customers accounted for approximately 51.2%, 37.4%, and 35.2% of our net sales in the nine months ended September 30, 2007 and in the years ended December 31, 2006 and 2005, respectively. We anticipate that a limited number of customers will continue to contribute to a significant portion of our net sales in the future. Maintaining the relationships with these significant customers is vital to the expansion and success of our business, as the loss of a major customer could expose us to risk of substantial losses. Our sales and revenue could decline and our results of operations could be materially adversely affected if one or more of these significant customers stops or reduces its purchasing of our products, or if we fail to expand our customer base for our products.

Significant order cancellations, reductions or delays by our customers could materially adversely affect our business.

Our sales are typically made pursuant to individual purchase orders, and we generally do not have long-term supply arrangements with our customers, but instead work with our customers to develop nonbinding forecasts of future requirements. Based on these forecasts, we make commitments regarding the level of business that we will seek and accept, the timing of production schedules and the levels and utilization of personnel and other resources. A variety of conditions, both specific to each customer and generally affecting each customer’s industry, may cause customers to cancel, reduce or delay orders that were either previously made or anticipated. Generally, customers may cancel, reduce or delay purchase orders and commitments without penalty, except for payment for services rendered or products competed and, in certain circumstances, payment for materials purchased and charges associated with such cancellation, reduction or delay. Significant or numerous order cancellations, reductions or delays by our customers could have a material adverse effect on our business, financial condition or results of operations.

Substantial defaults by our customers on accounts receivable or the loss of significant customers could have a material adverse effect on our business.

A substantial portion of our working capital consists of accounts receivable from customers. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for products and services, or to make payments in a timely manner, our business, results of operations or financial condition could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collection costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could also impact the cost or availability of financing available to us.

Certain disruptions in supply of and changes in the competitive environment for raw materials integral to our products may adversely affect our profitability.

We use a broad range of materials and supplies, including metals, chemicals and other electronic components in our products. A significant disruption in the supply of these materials could decrease production and shipping levels, materially increase our operating costs and materially adversely affect our profit margins. Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages, war, acts of terrorism or other interruptions to or difficulties in the employment of labor or transportation in the markets in which we purchase materials, components and supplies for the production of our products, in each case may adversely affect our ability to maintain production of our products and sustain profitability. If we were to experience a significant or prolonged shortage of critical components from any of our suppliers and could not procure the components from other sources, we would be unable to meet our production schedules for some of our key products and to ship such products to our customers in timely fashion, which would adversely affect our sales, margins and customer relations.

Our industry is subject to supply shortages and any delay or inability to obtain product components may have a material adverse effect on our business.

Our industry is subject to supply shortages, which could limit the amount of supply available of certain required battery components. Any delay or inability to obtain supplies may have a material adverse effect on our business. During prior periods, there have been shortages of components in the battery industry and the availability of raw materials has been limited by some of our suppliers. We cannot assure investors that any future shortages or allocations would not have such an effect on our business. A future shortage can be caused by and result from many situations and circumstances that are out of our control, and such shortage could limit the amount of supply available of certain required materials and increase prices affecting our profitability.

Our future operating results may be affected by fluctuations in costs of raw materials, such as nickel.

Our principal raw material is nickel, which is available from a limited number of suppliers in China. The price of nickel has been volatile during 2007. The price of nickel rose 67% from January 2007 to May 2007, but dropped 45% from May 2007 to September 2007. The prices of nickel and other raw materials used to make our batteries increase and decrease due to factors beyond our control, including general economic conditions, domestic and worldwide demand, labor costs or problems, competition, import duties, tariffs, energy costs, currency exchange rates and those other factors described under “Certain disruptions in supply of and changes in the competitive environment for raw materials integral to our products may adversely affect our profitability.” In an environment of increasing prices for nickel and other raw materials, competitive conditions may impact how much of the price increases we can pass on to our customers and to the extent we are unable to pass on future price increases in our raw materials to our customers, our financial results could be adversely affected.

Our operations would be materially adversely affected if third-party carriers were unable to transport our products on a timely basis.

All of our products are shipped through third party carriers. If a strike or other event prevented or disrupted these carriers from transporting our products, other carriers may be unavailable or may not have the capacity to deliver our products to our customers. If adequate third party sources to ship our products were unavailable at any time, our business would be materially adversely affected.

We may not be able to increase our manufacturing output in order to maintain our competitiveness in the battery industry.

We believe that our ability to provide cost-effective products represents a significant competitive advantage over our competitors. In order to continue providing such cost-effective products, we must maximize the efficiency of our production processes and increase our manufacturing output to a level that will enable us to reduce the per-unit production cost of our products. Our ability to increase our manufacturing output is subject to certain significant limitations, including:

•	our ability raise capital to acquire additional raw materials and expand our manufacturing facilities;

•	delays and cost overruns, due to increases in raw material prices and problems with equipment vendors;

•	delays or denial of required approvals and certifications by relevant government authorities;

•	diversion of significant management attention and other resources; and

•	failure to execute our expansion plan effectively.

If we are not able to increase our manufacturing output and reduce our per-unit production costs, we may be unable to maintain our competitive position in the battery industry. Moreover, even if we expand our manufacturing output, we may not be able to generate sufficient customer demand for our products to support our increased production output.

The market for our products and services is very competitive and, if we cannot effectively compete, our business will be harmed.

The market for our products and services is very competitive and subject to rapid technological change. Many of our competitors are larger and have significantly greater assets, name recognition and financial, personnel and other resources than we have. As a result, our competitors may be in a stronger position to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies and changes in customer requirements. We cannot assure you that we will be able to maintain or increase our market share against the emergence of these or other sources of competition. Failure to maintain and enhance our competitive position could materially adversely affect our business and prospects.

Warranty claims, product liability claims and product recalls could harm our business, results of operations and financial condition.

Our business inherently exposes us to potential warranty and product liability claims, in the event that our products fail to perform as expected or such failure of our products results, or is alleged to result, in bodily injury or property damage (or both). Such claims may arise despite our quality controls, proper testing and instruction for use of our products, either due to a defect during manufacturing or due to the individual’s improper use of the product. In addition, if any of our designed products are or are alleged to be defective, then we may be required to participate in a recall of them.

Existing PRC laws and regulations do not require us to maintain third party liability insurance to cover product liability claims. Although we have obtained products liability insurance, if a warranty or product liability claim is brought against us, regardless of merit or eventual outcome, or a recall of one of our products is required, such claim or recall may result in damage to our reputation, breach of contracts with our customers, decreased demand for our products, costly litigation, additional product recalls, loss of revenue, and the inability to commercialize some products.

Manufacturing or use of our battery products may cause accidents, which could result in significant production interruption, delay or claims for substantial damages.

Our batteries can pose certain safety risks, including the risk of fire. While we implement stringent safety procedures at all stages of battery production that minimize such risks, accidents may still occur. Any accident, regardless of where it occurs, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damages.

We cannot guarantee the protection of our intellectual property rights and if infringement of our intellectual property rights occurs, including counterfeiting of our products, our reputation and business may be adversely affected.

To protect the reputation of our products, we have sought to file or register our intellectual property, as appropriate, in the PRC where we have our primary business presence. As of September 2007, we have registered two trademarks as used on our battery products, one in English and in the other in its Chinese equivalent. Our products are currently sold under these trademarks in the PRC, and we plan to expand our products to other international markets. There is no assurance that there will not be any infringement of our brand name or other registered trademarks or counterfeiting of our products in the future, in China or elsewhere. Should any such infringement and/or counterfeiting occur, our reputation and business may be adversely affected. We may also incur significant expenses and substantial amounts of time and effort to enforce our trademark rights in the future. Such diversion of our resources may adversely affect our existing business and future expansion plans.

As of September 2007, we held two Chinese patents and had three Chinese patent applications pending. Additionally, we have licensed patented technology from Ovonic Battery Company, Inc. related to the manufacture of Ni-MH batteries. We believe that obtaining patents and enforcing other proprietary protections for our technologies and products have been and will continue to be very important in enabling us to compete effectively. However, there can be no assurance that our pending patent applications will issue, or that we will be able to obtain any new patents, in China or elsewhere, or that our or our licensors’ patents and proprietary rights will not be challenged or circumvented, or that these patents will provide us with any meaningful competitive advantages. Furthermore, there can be no assurance that others will not independently develop similar products or will not design around any patents that have been or may be issued to us or our licensors. Failure to obtain patents in certain foreign countries may materially adversely affect our ability to compete effectively in those international markets. If a sufficiently broad patent were to be issued from a competing application in China or elsewhere, it could have a material adverse effect upon our intellectual property position in that particular market.

In addition, our rights to use the licensed proprietary technologies of our licensors depends on the timely and complete payment for such rights pursuant to license agreements between the parties; failure to adhere to the terms of these agreements could result in the loss of such rights and could materially and adversely affect our business.

If our products are alleged to or found to conflict with patents that have been or may be granted to competitors or others, our reputation and business may be adversely affected.

Rapid technological developments in the battery industry and the competitive nature of the battery products market make the patent position of battery manufacturers subject to numerous uncertainties related to complex legal and factual issues. Consequently, although we either own or hold licenses to certain patents in the PRC, and are currently processing several additional patent applications in the PRC, it is possible that no patents will issue from any pending applications or that claims allowed in any existing or future patents issued or licensed to us will be challenged, invalidated, or circumvented, or that any rights granted there under will not provide us adequate protection. As a result, we may be required to participate in interference or infringement proceedings to determine the priority of certain inventions or may be required to commence litigation to protect our rights, which could result in substantial costs. Further, other parties could bring legal actions against us claiming damages and seeking to enjoin manufacturing and marketing of our products for allegedly conflicting with patents held by them. Any such litigation could result in substantial cost to us and diversion of effort by our management and technical personnel. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that we would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. Failure to obtain needed patents, licenses or proprietary information held by others may have a material adverse effect on our business. In addition, if we were to become involved in such litigation, it could consume a substantial portion of our time and resources. Also, with respect to licensed technology, there can be no assurance that the licensor of the technology will have the resources, financial or otherwise, or desire to defend against any challenges to the rights of such licensor to its patents.

We rely on trade secret protections through confidentiality agreements with our employees, customers and other parties; the breach of such agreements could adversely affect our business ands results of operations.

We also rely on trade secrets, which we seek to protect, in part, through confidentiality and non-disclosure agreements with our employees, customers and other parties. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become known to or independently developed by competitors. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information that may not be resolved in our favor. We may be involved from time to time in litigation to determine the enforceability, scope and validity of our proprietary rights. Any such litigation could result in substantial cost and diversion of effort by our management and technical personnel.

The failure to manage growth effectively could have an adverse effect on our employee efficiency, product quality, working capital levels, and results of operations.

Any significant growth in the market for our products or our entry into new markets may require and expansion of our employee base for managerial, operational, financial, and other purposes. As of September 30, 2007, we had approximately 2,174 full time employees. During any growth, we may face problems related to our operational and financial systems and controls, including quality control and delivery and service capacities. We would also need to continue to expand, train and manage our employee base. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the purchase of raw materials and supplies, development of new products, and the hiring of additional employees. For effective growth management, we will be required to continue improving our operations, management, and financial systems and control. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability. We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational and technical expertise of certain key personnel. Each of the named executive officers performs key functions in the operation of our business. The loss of a significant number of these employees could have a material adverse effect upon our business, financial condition, and results of operations.

We are dependent on a technically trained workforce and an inability to retain or effectively recruit such employees could have a material adverse effect on our business, financial condition and results of operations.

We must attract, recruit and retain a sizeable workforce of technically competent employees to develop and manufacture our products and provide service support. Our ability to implement effectively our business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced engineering and other technical and marketing personnel. There is significant competition for technologically qualified personnel in our business and we may not be successful in recruiting or retaining sufficient qualified personnel consistent with our operational needs.

Our planned expansion into new and existing international markets poses additional risks and could fail, which could cost us valuable resources and affect our results of operations.

We plan to expand sales of our products into new and existing international markets including developing and developed countries, such as Japan, Russia, India, and Brazil.  These markets are untested for our products and we face risks in expanding the business overseas, which include differences in regulatory product testing requirements, intellectual property protection (including patents and trademarks), taxation policy, legal systems and rules, marketing costs, fluctuations in currency exchange rates and changes in political and economic conditions.

Our quarterly results may fluctuate because of many factors and, as a result, investors should not rely on quarterly operating results as indicative of future results.

Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the value of our securities. Quarterly operating results may fluctuate in the future due to a variety of factors that could affect revenues or expenses in any particular quarter. Fluctuations in quarterly operating results could cause the value of our securities to decline. Investors should not rely on quarter-to-quarter comparisons of results of operations as an indication of future performance. As a result of the factors listed below, it is possible that in future periods results of operations may be below the expectations of public market analysts and investors. This could cause the market price of our securities to decline. Factors that may affect our quarterly results include:

—	vulnerability of our business to a general economic downturn in China;

—	fluctuation and unpredictability of costs related to the raw material used to manufacture our products;

—	seasonality of our business;

—	changes in the laws of the PRC that affect our operations;

—	competition from our competitors; and

—	Our ability to obtain necessary government certifications and/or licenses to conduct our business.

RISKS RELATED TO US DOING BUSINESS IN CHINA

Substantially all of our assets are located in the PRC and substantially all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes. Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in China. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our principal operating subsidiary, Shenzhen Highpower Technology Co., Ltd, (“Shenzhen Highpower”) is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

—	levying fines;

—	revoking our business license, other licenses or authorities;

—	requiring that we restructure our ownership or operations; and

—	requiring that we discontinue any portion or all of our business.

The scope of our business license in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating subsidiary, Shenzhen Highpower, is a wholly foreign-owned enterprise, commonly known as a WFOE. A WFOE can only conduct business within its approved business scope, which ultimately appears on its business license. Our license permits us to design, manufacture, sell and market battery products throughout the PRC. Any amendment to the scope of our business requires further application and government approval. In order for us to expand our business beyond the scope of our license, it will be required to enter into a negotiation with the authorities for the approval to expand the scope of our business. We cannot assure investors that Shenzhen Highpower will be able to obtain the necessary government approval for any change or expansion of its business.

We are subject to a variety of environmental laws and regulations related to our manufacturing operations. Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We are subject to various environmental laws and regulations that require us to obtain environmental permits for our battery manufacturing operations. Our environmental permit from the Shenzhen Environment Protection Bureau Longgang Bureau (the “Bureau”) covering our manufacturing operations expired in September 2007. Furthermore, while the permit was in effect, we substantially exceeded the approved annual output limit of Ni-MH rechargeable batteries set forth in the permit. Additionally, the permit did not cover four of the existing premises at our manufacturing facility. We are currently in the process of renewing this permit from the Bureau and will seek an increased output limit for the production of Ni-MH batteries, but do not intend to have the four additional premises added to the permit. If we do not receive the renewed permit or we fail to comply with the provisions of the renewed permit, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our manufacturing operations.

We cannot assure you that at all times we will be in compliance with environmental laws and regulations or our environmental permits or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for this offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies in mergers and acquisitions in China. The public notice provides that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to registration with the relevant foreign exchange authorities. The public notice also suggests that registration with the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of shares in an offshore holding company that owns an onshore company. The PRC residents must each submit a registration form to the local SAFE branch with respect to their ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations. If any PRC resident stockholder of an offshore holding company fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity. Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. Most of our PRC resident stockholders, as defined in the SAFE notice, have not registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in HKHT. Because of uncertainty in how the SAFE notice will be interpreted and enforced, we cannot be sure how it will affect our business operations or future plans. For example, Shenzhen Highpower’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our PRC resident beneficial holders. Failure by our PRC resident beneficial holders could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit Shenzhen Highpower’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement. Highpower’s PRC counsel, Zhong Lun Law Firm has advised us that because we completed our onshore-to-offshore restructuring before September 8, 2006, the effective date of the new regulation, it is not necessary for us to submit the application to the CSRC for its approval, and the listing and trading of our Common Stock does not require CSRC approval.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the common stock offered hereby. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock. Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies. These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to us.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75 and the Revised M&A Regulations. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time. Conversely, if we decide to convert our Renminbi into U.S. Dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the dollar appreciate against the Renminbi.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Because most of our sales are made in U.S. Dollars and most of our expenses are paid in RMB, devaluation of the U.S. Dollar could negatively impact our results of operations.

The value of RMB is subject to changes in China’s governmental policies and to international economic and political developments. In January, 1994, the PRC government implemented a unitary managed floating rate system. Under this system, the People’s Bank of China, or PBOC, began publishing a daily base exchange rate with reference primarily to the supply and demand of RMB against the U.S. Dollar and other foreign currencies in the market during the previous day. Authorized banks and financial institutions are allowed to quote buy and sell rates for RMB within a specified band around the central bank’s daily exchange rate. On July 21, 2005, PBOC announced an adjustment of the exchange rate of the U.S. Dollar to RMB from 1:8.27 to 1:8.11 and modified the system by which the exchange rates are determined. This modification has resulted in an approximate 7.3% appreciation of the RMB against the U.S. Dollar from July 21, 2005 to May 2, 2007. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further fluctuations of the exchange rate of the U.S. Dollar against the RMB, including future devaluations. Because most of our net sales are made in U.S. Dollars and most of our expenses are paid in RMB, any future devaluation of the U.S. Dollar against the RMB could negatively impact our results of operations.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of who are PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

We have enjoyed certain preferential tax concessions and the loss of these preferential tax concessions may cause its tax liabilities to increase and its profitability to decline.

Our operating subsidiary, Shenzhen Highpower, is subject to a reduced enterprise income tax rate of 15%, which is granted to all enterprises operating in the Shenzhen Special Economic Zone. From 2005 to 2007, Shenzhen Highpower has enjoyed a preferential income tax rate of 7.5% due to its status as a new business and high-tech enterprise. That status will expire on December 31, 2007. The expiration of the preferential tax treatment will increase our tax liabilities and reduce our profitability. Additionally, the PRC Enterprise Income Tax Law (the “EIT Law”) was enacted on March 16, 2007. Under the EIT Law, effective January 1, 2008, China will adopt a uniform tax rate of 25.0% for all enterprises (including foreign-invested enterprises) and cancel several tax incentives enjoyed by foreign-invested enterprises. Since the PRC government has not announced implementation measures for the transitional policy with regards to such preferential tax rates, we cannot reasonably estimate the financial impact of the new tax law to us at this time. Any future increase in the enterprise income tax rate applicable to us or other adverse tax treatments, could increase our tax liabilities and reduce our net income.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where the substantial portion of our sales occur, could have a negative effect on our operations. Our business is dependent upon its ability to continue to manufacture products. Such an outbreak could have an impact on our operations as a result of:

—	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,

—	the sickness or death of our key officers and employees, and

—	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

A downturn in the economy of the PRC may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which it is required to do in order to comply with U.S. securities laws.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may difficulty hiring new employees in the PRC with such training. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of its financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China. Moreover, all of our directors and officers are nationals and residents of China or Hong Kong. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

RISKS RELATED TO OUR CAPITAL STRUCTURE

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the American Stock Exchange in the future. There is no guarantee that the American Stock Exchange, or any other exchange or quotation system, will permit our shares to be listed and traded. If we fail to obtain a listing on the American Stock Exchange, we may seek quotation on the OTC Bulletin Board. The NASD has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Global Market or AMEX. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Global Market or AMEX. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Share Exchange, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of our common stock issued in an equity financing that that was conducted in connection with the Share Exchange that closed on November 2, 2007. The registration statement must be filed within 30 days of the closing of the Share Exchange. The investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed not to sell their shares until ninety (90) days after our common stock begins to be listed or quoted on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up on a monthly basis.

We also agreed to register all of the 2,843,398 shares of common stock held by our stockholders who were stockholders immediately prior to the Share Exchange. Because we issued shares to these stockholders that were issued shares while we were a “blank check” shell company with no operations, these shareholders are considered to be promoters or affiliates. It should be noted that these shares may not be sold by these promoters or affiliates, or their transferees, pursuant to Rule 144 of the Securities Act, regardless of technical compliance with the rule. Any such resale transaction under Rule 144 would appear to be designed to distribute or redistribute such shares to the public without coming within the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Therefore, these promoters or affiliates, or their transferees, can only resell their shares through a registration statement filed under the Securities Act. Of the 2,843,398 shares held by our stockholders prior to the Share Exchange, we agreed to register 1,307,936 shares in the registration statement filed in connection with the Private Placement and the remaining 1,535,435 shares in a subsequent registration statement filed by us within ten days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement. All of the shares included in an effective registration statement as described above may be freely sold and transferred except if subject to a lock up agreement.

Additionally, subject to lock up agreements entered into with WestPark Capital, Inc. pursuant to which the former stockholders of HKHT and its designees agreed not to sell their shares for a period of 12 months from the date of this prospectus, the former shareholders of HKHT and/or their designees may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a non-affiliate stockholder (or stockholders whose shares are aggregated) who has satisfied a six-month holding period, and provided that there is current public information available, may sell all of its securities. Rule 144 also permits the sale of securities, without any limitations, by a non-affiliate that has satisfied a one-year holding period. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Following the Share Exchange, the former principal shareholders of HKHT have significant influence over us.

The former shareholders of HKHT beneficially own or control approximately 72.3% of our outstanding shares as of the close of the Share Exchange. If these shareholders were to act as a group, they would have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Such shareholders may also have the power to prevent or cause a change in control. In addition, without the consent of the former HKHT shareholders, we could be prevented from entering into transactions that could be beneficial to us. The interests of the former HKHT shareholders may differ from the interests of our other stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds. Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, the annual assessment of our internal controls requirement will first apply to our annual report for the 2008 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2009 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

On October 20, 2007, we entered into the Exchange Agreement with all of the shareholders of HKHT, pursuant to which we agreed to acquire 100% of the issued and outstanding securities of HKHT in exchange for shares of our common stock. On November 2, 2007, the Share Exchange closed, HKHT became our 100%-owned subsidiary and our sole business operations became that of HKHT. We also have a new Board of Directors and management consisting of persons from HKHT and changed our corporate name from SRKP 11, Inc. to HKHT.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which include:

—	access to the capital markets of the United States;

—	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

—	the ability to use registered securities to make acquisition of assets or businesses;

—	increased visibility in the financial community;

—	enhanced access to the capital markets;

—	improved transparency of operations; and

—	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized in respect to our new business operations. In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) once, and if, it starts trading. Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, you should not rely on an investment in our securities if you require the investment to produce dividend income. Capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future. Moreover, you may not be able to resell your shares in our company at or above the price you paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statement that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our company’s and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Our reliance on our major customers for a large portion of our net sales;

•	Our reliance on a limited number of suppliers for nickel, our principal raw material;

•	Our ability to develop and market new products;

•	Our ability to establish and maintain a strong brand;

•	Continued maintenance of certificates, permits and licenses required to conduct business in China;

•	Protection of our intellectual property rights;

•	The market acceptance of our products;

•	Exposure to product liability and defect claims;

•	Changes in the laws of the PRC that affect our operations;

•	Any recurrence of severe acute respiratory syndrome, or SARS;

•	Our ability to obtain all necessary government certifications and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this Current Report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

The risks included above are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and operating results. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to this prospectus with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may materially differ from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 700,000 shares of common stock in the offering will be approximately $[__] million, assuming an initial public offering price of $[____] per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $[__] million.

The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, and to facilitate our future access to the public capital markets. The net proceeds will be used for general corporate purposes. We cannot specify with certainty the particular uses for the net proceeds. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities, the amount of cash generated or used by our operations and competition. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. We have no current intentions to acquire any other businesses. Pending these uses, the proceeds will be invested in short-term, investment grade, interest-bearing securities.

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.

We paid cash dividends of $664,348 during the nine months ended September 30, 2007. We did not pay cash dividends in the years ended December 31, 2006, 2005 and 2004.

CAPITALIZATION

The following table summarizes our capitalization as of September 30, 2007 (unaudited), on an actual basis and as adjusted basis to reflect our receipt of estimated net proceeds from the sale of 700,000 shares of common stock (excluding the 90,000 shares which the underwriters have the option to purchase to cover over-allotments, if any) in this offering at an assumed public offering price of $[____] per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $[_______].

You should read this table in conjunction with “Use of Proceeds,” “Summary Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

September 30, 2007
	Actual			As adjusted
(unaudited, in thousands)
Long term debt	$	[_________	]	[________	]
Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2007		—		—
Common stock, 100,000,000 shares authorized, [________] issued and outstanding at September 30, 2007, and [________] shares issued and outstanding on an as-adjusted basis at September 30, 2007(1)		[_________	]	[________	]
Additional paid in capital		[_________	]	[________	]
Statutory reserves		[_________	]	[________	]
Accumulated other comprehensive income		[_________	]	[________	]
Retained earnings		[_________	]	[________	]
Total stockholders' equity	$	[_________	]	[________	]
Total capitalization	$	[_________	]	[________	]

(1)	The number of our shares of common stock shown above to be outstanding after this offering is based on [________] shares outstanding as of September 30, 2007.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There has never been a public trading market for our common stock and our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied for the listing of our common stock on the American Stock Exchange. We have reserved the trading symbol “HPJ.”  As of January 23, 2008, we had 92 registered stockholders.

DILUTION

If you invest in our shares of common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share you will pay in this offering and the net tangible book value per share of common stock immediately after this offering.

Investors participating in this offering will incur immediate, substantial dilution. Our net tangible book value as of September 30, 2007 was $[___] million, or $[___] per share (unaudited) based on [________] shares of common stock outstanding. Assuming the sale by us of [______] shares of common stock offered in this offering at an assumed public offering price of $[____] per share, and after deducting the estimated underwriting discount and commissions and estimated offering expenses, our as adjusted net tangible book value as of September 30, 2007 would have been $[___] million, or $[___] per share. This represents an immediate increase in net tangible book value of $[___] per share to our existing stockholders and an immediate dilution of $[___] per share to the new investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution:

Assumed public offering price per share
Net tangible book value per share as of September 30, 2007	$
Increase per share attributable to new public investors

Pro forma net tangible book value per share after this offering

Dilution per share to new public investors

The following table sets forth, on an as adjusted basis as of September 30, 2007, the difference between the number of shares of common stock purchased from Hong Kong Highpower Technology, Inc., the total cash consideration paid, and the average price per share paid by our existing stockholders and by new public investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $[___] per share of common stock:

	Shares Purchased			Total Cash Consideration
	Number	Percent		Amount (in thousands)	Percent		Average Price Per Share
Existing stockholders			%	$		%	$
New investors			%	$		%	$
Total		100%			100%

The total consideration amount for shares of common stock held by our existing stockholders includes total cash paid for our outstanding shares of common stock as of September 30, 2007 and excludes the value of securities that we have issued for services. If the underwriters’ over-allotment option of [______] shares of common stock is exercised in full, the number of shares held by existing stockholders will be reduced to [___]% of the total number of shares to be outstanding after this offering; and the number of shares held by the new investors will be increased to [______] shares, or [___]%, of the total number of shares of common stock outstanding after this offering.

The discussion and tables above is based on [________] shares of common stock issued and outstanding as of September 30, 2007. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

ACCOUNTING OF THE SHARE EXCHANGE

The acquisition of HKHT by us pursuant to the Share Exchange Transaction was accounted for as a recapitalization by us. The recapitalization was, at the time of the Share Exchange, the merger of a private operating company (HKHT) into a non-operating public shell corporation (us) with nominal net assets and as such is treated as a capital recapitalization, rather than a business combination. As a result, the assets of the operating company are recorded at historical cost. The transaction is the equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation. The pre acquisition financial statements of HKHT are treated as the historical financial statements of the consolidated companies. The financial statements presented will reflect the change in capitalization for all periods presented, therefore the capital structure of the consolidated enterprise, being the capital structure of the legal parent, is different from that appearing in the financial statements of HKHT in earlier periods due to this recapitalization.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data for the nine months ended September 30, 2007 and 2006 (unaudited) and each of the years in the five-year period ended December 31, 2006 and the consolidated balance sheet data as of September 30, 2007 and 2006 (unaudited) and year-end for each of the years in the five-year period ended December 31, 2006. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the periods ended and as of September 30, 2007 and 2006 and December 31, 2003 and 2002. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Nine Months Ended September 30,		Year Ended December 31,
Consolidated Statements of Operations	2007	2006	2006	2005	2004	2003	2002
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(restated)	(restated)	(restated)	(restated)	(restated)	(restated)	(restated)
	(in thousands)
Net Sales	$51,886	$31,211	$44,376	$25,010	$10,956	$3,599	$35

Cost of Sales	(45,372)	(26,147)	(36,959)	(20,757)	(9,306)	(3,290)	(27)

Gross profit	$6,514	$5,064	$7,417	$4,253	$1,651	$309	$8

Depreciation	(86)	(55)	(80)	(46)	(25)	(10)	(2)

Selling and distributing costs	(1,579)	(1,050)	(1,634)	(857)	(641)	(61)	(0)

Administrative and other operating expenses	(2,923)	(1,459)	(2,160)	(854)	(549)	(181)	(7)

Income from operations	$1,926	$2,501	$3,543	$2,495	$435	$57	$(1)

Fees and costs related to reorganization	-	(75)	(75)	-	-	-	-

Other Income	133	44	59	58	33	0	0

Interest expenses	(438)	(169)	(254)	(55)	(10)	0	0

Income before taxes	$1,620	$2,300	$3,273	$2,499	$458	$57	$(1)

Income taxes	(111)	(169)	(240)	(188)	17	0	0

Net income	$1,510	$2,132	$3,032	$2,311	$475	$57	$(1)

Basic and diluted net income per common share	$0.13	$0.15	$0.20	$0.16	$0.03	$0.00	$0.00

Basic weighted average common shares outstanding	14,798,328	14,798,328	14,798,328	14,798,328	14,798,328	14,798,328	14,798,328

	As of September 30,	As of December 31,
Consolidated Balance Sheets	2007	2006	2005	2004	2003	2002
	(unaudited)				(unaudited)	(unaudited)
	(in thousands)
Current Assets	$37,894	$28,573	$12,851	$6,322	$1,910	$117
Total Assets	45,238	31,736	14,585	7,378	2,317	206
Current Liabilities	36,837	24,571	10,728	5,907	2,056	86
Total Liabilities	36,837	24,571	10,728	5,907	2,140	86
Total Stockholders’ Equity	8,401	7,165	3,857	1,472	177	120

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and the other financial information included in this prospectus.

This prospectus contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

OVERVIEW

We were incorporated in the state of Delaware on January 3, 2006. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On November 2, 2007, we closed a share exchange transaction described below, pursuant to which we (i) became the 100% parent of Hong Kong Highpower Technology Company Limited , a Hong Kong Company (“HKHT”), and its wholly-owned subsidiary, Shenzhen Highpower Technology Co., Ltd. (“Shenzhen Highpower”), a company formed under the laws of the People’s Republic of China (“PRC” or “China”), (ii) assumed the operations of HKHT and its subsidiary and (iii) changed our name from SRKP 11, Inc. to Hong Kong Highpower Technology, Inc. HKHT was incorporated in Hong Kong in 2003, under the Companies Ordinance of Hong Kong.

In addition, on November 2, 2007, concurrently with the close of the Share Exchange, we conducted a private placement transaction (the “Private Placement”). Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 2,836,364 shares of Common stock at $1.10 per share. As a result, we received gross proceeds in the amount of $3.12 million.

Through Shenzhen Highpower, we manufacture Ni-MH rechargeable batteries for both consumer and industrial applications. We have developed significant expertise in Ni-MH battery technology and large-scale manufacturing that enables us to improve the quality of our battery products, reduce costs, and keep pace with evolving industry standards. Our automated machinery allows us to process key aspects of the manufacturing process to ensure high uniformity and precision, while leaving the non-key aspects of the manufacturing process to manual labor.

We employ a broad network of salespersons in China and Hong Kong, which target key customers by arranging in-person sales presentations and providing post-sale services. The sales staff works with our customers to better address customers’ needs.

Recent Events

Share Exchange

On October 20, 2007, we entered into a share exchange agreement (“Exchange Agreement”) with all of the shareholders of HKHT, pursuant to which we agreed to issue an aggregate of 14,798,328 shares of our common stock in exchange for all of the issued and outstanding securities of HKHT (the “Share Exchange”). Upon the closing of the Share Exchange on November 2, 2007, we issued an aggregate of 14,798,328 shares of our common stock to the shareholders of HKHT and/or their designees in exchange for all of the issued and outstanding securities of HKHT. In addition, immediately prior to the closing of the Share Exchange and the Private Placement, as described below, we and certain of our shareholders agreed to cancel an aggregate of 2,556,602 shares of common stock such that there were 2,843,398 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. We issued no fractional shares in connection with the Share Exchange.

On October 20, 2007, we entered into a share exchange agreement (the “Exchange Agreement”) with all of the shareholders of HKHT. Pursuant to the Exchange Agreement, we agreed to issue shares of our common stock in exchange for all of the issued and outstanding securities of HKHT (the “Share Exchange”). The Share Exchange closed on November 2, 2007. Upon the closing of the Share Exchange, we (i) became the 100% parent of HKHT, and HKHT’s wholly-owned subsidiary Shenzhen Highpower, (ii) assumed the operations of HKHT and its subsidiary and (iii) changed our name from SRKP 11, Inc. to Hong Kong Highpower Technology, Inc.

Immediately after the closing of the Share Exchange and Private Placement, we had 20,478,090 outstanding shares of common stock. Upon the closing of the Share Exchange, the shareholders of HKHT and their designees owned approximately 72.3% of our issued and outstanding common stock, the pre-existing stockholders of the Company owned 13.9% and investors in the Private Placement that closed concurrently with the Share Exchange, as described below, owned 13.8% of our outstanding common stock.

Pursuant to the terms of the Share Exchange, we agreed to register a total of 2,843,398 shares of common stock held by our stockholders immediately prior to the Share Exchange. Of these 2,843,398 shares, 1,307,963 shares would be covered by the resale registration statement filed in connection with the Private Placement (described below) and 1,535,435 shares, which are held by affiliates of WestPark Capital, Inc. (“WestPark”), are to be included in a subsequent registration statement filed by us within ten days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement. WestPark acted as the placement agent in the Private Placement.

With respect to the registration statement that we will file to cover the 1,535,435 shares of common stock held by the WestPark affiliates, we agreed to use our reasonable best efforts to cause the registration statement to become effective within 150 days after the required filing date or the actual filing date, whichever is earlier, or 180 days after the required filing date or the actual filing date, whichever is earlier, if the registration statement is subject to a full review by the SEC. In addition, we agreed to use our reasonable best efforts to maintain the registration statement effective for a period of 24 months at our expense. We also agreed to a penalty provision pursuant to which we will issue additional shares of our common stock to the WestPark affiliates if we fail to timely file and maintain the registration statement.

Immediately after the closing of the Share Exchange, we changed our corporate name from “SRKP 11, Inc.” to “Hong Kong Highpower Technology, Inc.” The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied for the listing of our common stock on the American Stock Exchange.

Private Placement

On November 2, 2007, concurrently with the close of the Share Exchange, we received gross proceeds of $3.12 million in a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 2,836,364 shares of common stock at $1.10 per share. The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until ninety (90) days after our common stock begins to be listed or quoted on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-tenth of their shares are released from the lock up, after which their shares will automatically be released from the lock up on a monthly basis pro rata over a nine month period. After commissions and expenses, we received net proceeds of approximately $2,618,000 in the Private Placement.

We agreed to file a registration statement covering the common stock sold in the Private Placement within thirty days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. We filed the registration statement within that timeframe. We are required to use our reasonable best efforts to cause the registration statement to become effective within one hundred and 150 days after the closing or 180 days after the closing if the registration statement is subject to a full review by the SEC. We are also required to use our reasonable best efforts to maintain the registration statement effective for a period of 24 months at our expense.

WestPark acted as placement agent in connection with the Private Placement. For its services as placement agent, WestPark was paid a commission equal to 10.0% of the gross proceeds from the financing, addition to a $30,000 fee in connection with the execution of the Exchange Agreement and a $40,000 success fee for the Share Exchange, for an aggregate amount fee of $382,000. No other consideration was paid to WestPark or to SRKP 11 in connection with the Share Exchange or Private Placement. Some of the controlling shareholders and control persons of WestPark were also, prior to the completion of the Share Exchange, controlling shareholders and control persons of our company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant shareholder of our company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark and was a controlling stockholder and an officer and director of our company prior to the Share Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with our company upon the closing of the Share Exchange.

Critical Accounting Policies and Estimates

Financial Reporting Release No. 60 recommends that all companies include a discussion of critical accounting policies used in the preparation of their financial statements. The SEC defines critical accounting policies as those that are, in management's view, most important to the portrayal of our financial condition and results of operations and those that require significant judgments and estimates.

The preparation of these consolidated financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities at the date of our financial statements. We base our estimates on historical experience, actuarial valuations and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Some of those judgments can be subjective and complex and, consequently, actual results may differ from these estimates under different assumptions or conditions. While for any given estimate or assumption made by our management there may be other estimates or assumptions that are reasonable, we believe that, given the current facts and circumstances, it is unlikely that applying any such other reasonable estimate or assumption would materially impact the financial statements. The accounting principles we utilized in preparing our consolidated financial statements conform in all material respects to generally accepted accounting principles in the United States of America.

Basis of presentation and consolidation. Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. The consolidated financial statements include our accounts and those of our subsidiaries. Inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates. In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and equipment. Actual results could differ from those estimates.

Economic and political risks. The operations of our subsidiary, Shenzhen Highpower, are conducted in the PRC. Accordingly, our business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC and by the general state of the PRC economy.

Shenzhen Highpower’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. Our results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad and rates and methods of taxation, among other things.

Concentrations of credit risk. Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of accounts receivable. We extend credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. In order to minimize the credit risk, the management has delegated a team responsible for the determination of credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. Further, we review the recoverable amount of each individual trade debt at each balance sheet date to ensure that adequate impairment losses are made for irrecoverable amounts. In this regard, we consider that our credit risk is significantly reduced.

Accounts receivable. Accounts receivable are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the year end. An allowance is also made when there is objective evidence that we will not be able to collect all amounts due according to original terms of receivables. Bad debts are written off when identified. We extend unsecured credit to customers in the normal course of business and believe all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible. We do not accrue interest on trade accounts receivable.

Revenue Recognition. The Company recognizes revenue when the goods are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probably, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Sales of goods represent the invoiced value of goods, net of sales returns, trade discount and allowances.

The Company does not have arrangements for returns from customers and does not have any future obligations directly or indirectly related to product resales by the customer. The Company has no incentive program and grants special pricing for expected volumes of purchases but to date has not had to record adjustments to such pricing if pre set volume are not met by the customer.

Inventories. Inventories are stated at the lower of cost or market value. Cost is determined on a weighted average basis and includes purchase costs, direct labor and factory overheads. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. Our reserve requirements generally increase as the management projected demand requirements increase and decrease due to market conditions and product life cycle changes.

Income taxes. We use the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

In accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate of Shenzhen Highpower is 15%. However, also in accordance with the relevant taxation laws in the PRC, from the time that Shenzhen Highpower has its first profitable tax year, it is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. Shenzhen Highpower’s first profitable tax year was 2003. Shenzhen Highpower will be levied at the 15% tax rate in 2008.

Foreign currency translation. The Group maintains its financial statements in the functional currency of the Renminbi (“RMB”). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency (generally Renminbi) at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Group which are prepared using the functional currency are then translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment in other comprehensive income, a component of stockholders’ equity.

Results of Operations

The following table sets forth our statements of operations for the nine months ended September 30, 2007 and 2006 (unaudited) and the years ended December 31, 2006, 2005 and 2004 in U.S. dollars:

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)	(unaudited)
	(restated)	(restated)	(restated)	(restated)	(restated)
	(in thousands)
Net Sales	$51,886	$31,211	$44,376	$25,010	$10,956

Cost of Sales	(45,372)	(26,147)	(36,959)	(20,757)	(9,306)

Gross profit	$6,514	$5,064	$7,417	$4,253	$1,651

Depreciation	(86)	(55)	(80)	(46)	(25)

Selling and distributing costs	(1,579)	(1,050)	(1,634)	(857)	(641)

Administrative and other operating expenses	(2,923)	(1,459)	(2,160)	(854)	(549)

Income from operations	$1,926	$2,501	$3,543	$2,496	$435

Other income	133	44	59	58	32

Fees and costs related to reorganization	-	(75)	-	-	-

Interest expenses	(438)	(169)	(254)	(55)	(10)

Income before taxes	$1,620	$2,300	$3,273	$2,499	$458

Income taxes	(111)	(169)	(240)	(188)	17

Net income	$1,510	$2,132	$3,032	$2,311	$475

Basic and diluted net income per common share	$0.13	$0.15	$0.20	$0.16	$0.03

Basic weighted average common shares outstanding	14,798,328	14,798,328	14,798,328	14,798,328	14,798,328

Nine Months Ended September 30, 2007 and 2006

Net sales for the three and nine months ended September 30, 2007 were $19.9 million and $51.9 million compared to $13.6 million and $31.2 million for the three and nine months ended September 30, 2006, an increase of 46.5% and 66.2%, respectively. The increase in net sales for the nine months ended September 30, 2007 over the nine months ended September 30, 2006 was due to a 34% increase in the average selling price of our battery units and a 24% increase in the number of battery units sold, including $989,915 for the sale of scrap batteries during the nine months ended September 30, 2007.

Cost of sales consists of the cost of nickel and other materials. Costs of sales were $45.4 million the nine months ended September 30, 2007 as compared to $26.1 million for the comparable period in 2006. As a percentage of net sales, cost of sales increased to 87.4% for the nine months ended September 30, 2007 compared to 83.8% for the comparable period in 2006. This was attributable to an increase in the cost of nickel during the period.

Gross profit for the three and nine months ended September 30, 2007 was $2.6 million and $6.5 million, or 13.1% and 12.6% of net sales, compared to $1.6 million and $5.1million, or 11.9% and 16.2% of net sales, respectively, for the comparable periods in 2006. Management considers gross profit to be a key performance indicator in managing our business. Gross profit margins are usually a factor of cost of sales, product mix and demand for product. The decrease in our gross profit margin for the nine months ended September 30, 2007 is primarily due to increase in the price of nickel that we did not pass along to customers in the form of higher prices charged for our battery products.

Selling and distribution costs were $631,000 and $1.6 million for the three and nine months ended September 30, 2007, respectively, compared to $468,000 and $1.0 million for the respective comparable periods in 2006. The increase was due to the expansion of our market share.

Administrative and other operating expenses were $921,000 and $2.9 million, or 4.6% and 5.6% of net sales, for the three and nine months ended September 30, 2007, respectively, compared to $640,000 and $1.5 million, or 4.7% and 4.7% of net sales, for the respective comparable periods in 2006. The increase as a percentage of net sales was primarily due to increased labor costs and the devaluation of the U.S. Dollar relative to the RMB over the periods. Management considers these expenses as a percentage of net sales to be a key performance indicator in managing our business. Labor costs increased $80,000 and $320,000 for the three and nine months ended September 30, 2007, respectively, over the comparable periods in 2006. Devaluation costs increased $140,000 and $340,000 for the three and nine months ended September 30, 2007, respectively, over the comparable periods in 2006.

Other income from operations, which consists of bank interest income, other interest income, and sundry income, was $59,000 and $133,000 for the three and nine months ended September 30, 2007, as compared to $14,000 and $44,000 for the three nine months ended September 30, 2006. The increase in other income for the three months ended September 30, 2007 over the three months ended September 30, 2006 resulted form a $21,000 increase in bank interest income, a $16,000 increase in other interest income and an $8,000 increase in sundry income. The increase in other income for the nine months ended September 30, 2007 over the nine months ended September 30, 2006 resulted form a $30,000 increase in bank interest income, a $19,000 increase in other interest income and a $40,000 increase in sundry income.

Interest expenses were $189,000 and $438,000 for the three and nine months ended September 30, 2007, respectively, as compared to $77,000 and $169,000 for the respective comparable periods in 2006. The increase was primarily due to higher borrowing levels. We increased our borrowings by $3.8 million and $10.0 million in the three and nine months ended September 30, 2007 as compared to the three and nine months ended September 30, 2006. Increases in borrowing rates would further increase our interest expense, which would have a negative effect on our results of operations.

During the three and nine months ended September 30, 2007, we recorded a provision for income taxes of $58,000 and $111,000, respectively, as compared to $32,000 and $169,000 for the respective comparable periods in 2006. The increase for the three months ended September 30, 2007 over the three months ended September 30, 2006 resulted from a decrease in our profit margin, while the decrease in taxes for the nine months ended September 30, 2007 from the nine months ended September 30, 2006 was a result of a decrease in our net income profit margin.

Net income for the three and nine months ended September 30, 2007 was $838,000 and $1.5 million, respectively, compared to a net income of $392,000 and $2.1 million for the respective comparable periods in 2006.

Years Ended December 31, 2006 and 2005

Net sales for Fiscal 2006 were $44.4 million as compared to $25.0 million for Fiscal 2005, an increase of 78%. This increase was largely due to a 75.6% increase in the number of battery units sold, including an increase in the sales of scrap batteries of $ 356,478. We believe that this increase in net sales is a sustainable trend because worldwide demand for NiMH batteries is growing at a rate of 15% per year, excluding the market for hybrid electrical vehicle (“HEV”) batteries, according to a report by Avicenne Forecasts dated June 2007. With Japanese battery factories increasingly shifting their production to HEV batteries, we will be able to increase our market share for the sale of NiMH batteries.

Cost of sales for Fiscal 2006 was $37.0 million or 83.6% of net sales, as compared to $20.8 million for Fiscal 2005 or 83.0% of net sales. The increase in total dollars and as a percentage of net sales was attributable to higher costs associated with our products.

Gross profit for Fiscal 2006 was $7.4 million, or 16.7% of net sales, compared to $4.3 million, or 17.0% of net sales for Fiscal 2005. The decrease in our gross profit margin for Fiscal 2006 is primarily due to increase in the price of nickel that we were unable to pass along to customers in the form of higher prices charged for our battery products.

Administrative and other operating expenses were $2.2 million, or 4.9% of net sales, for Fiscal 2006, as compared to $854,000 or 3.4% of net sales, for Fiscal 2005. The increase as a percentage of net sales was due to increased labor costs and research and development expenses and the increase expense level due to devaluation of the U.S. Dollar relative to the RMB over the period. Labor costs increased $240,000 and research and development expenses increased $320,000 for the year ended December 31, 2006 over the year ended December 31, 2005.

Interest expenses were $254,000 for Fiscal 2006 compared to $55,000 for Fiscal 2005. This increase is primarily attributable to higher borrowing levels to maintain adequate inventory. We increased our borrowings by $4.99 million during the year ended December 31, 2006 as compared to the year ended December 31, 2005.

Other income from operations, which consists of bank interest income, exchange gains and losses and sundry income, was $59,000, for the year ended December 31, 2006, as compared to $58,000 for the year ended December 31, 2005, an increase of 0.01%. The increase was primarily due to an $8,000 increase in bank interest income and a $10,000 increase in sundry income, offset by a $17,000 decrease in net exchange gains.

During Fiscal 2006, we recorded a provision for income taxes of $240,000 compared to $188,000 for Fiscal 2005. The increase was the result of an increase in our net income.

Net income for Fiscal 2006 was $3.0 million, compared to net income of $2.3 million for Fiscal 2005.

Years Ended December 31, 2005 and 2004

Net sales for Fiscal 2005 were $25.0 million as compared to $11.0 million for Fiscal 2004, an increase of 127%. This increase was largely due to a 136% increase in the number of battery units sold and the expansion of our customer base in overseas markets in Fiscal 2005.

Cost of sales for Fiscal 2005 were $20.8 million, or 83.0% of net sales, as compared to $9.3 million for Fiscal 2004, or 85.0% of net sales. The increase in total dollars and as a percentage of net sales was attributable to a decrease in the cost of nickel during the period.

Gross profit for Fiscal 2005 was $4.3 million, or 17.0% of net sales, compared to $1.7 million, or 15.0% of net sales for Fiscal 2004. The increase in our gross profit margin for Fiscal 2005 is primarily due to a $1.48 million decrease in the cost of nickel and an increase in sales of our products of $1.12 million.

Administrative and other operating expenses were $854,000, or 3.4% of net sales, for Fiscal 2005, as compared to $549,000, or 5.0% of net sales for Fiscal 2004. While administrative and other expenses increased over the period due to an increase in sales, there was a decrease as a percentage of net sales because our net sales increased over the period in a greater proportion than our expenses increased over the period.

Interest expenses were $55,000 for Fiscal 2005 as compared to $10,000 for Fiscal 2004. This increase is primarily attributable to an increase in our bank borrowings.

Other income from operations, consisting of bank interest income, net exchange gains and sundry income, for the year ended December 31, 2005 was $58,000, as compared to $33,000 for the year ended December 31, 2004, an increase of 76.0%. The increase was primarily due to a $3,000 increase in bank interest income and a $5,000 increase in sundry income and $17,000 in net exchange gains in Fiscal 2005.

During Fiscal 2005, we recorded a provision for income taxes of $188,000, compared to a credit for income taxes of $16,600 for Fiscal 2004 representing deferred tax assets.

Net income for Fiscal 2005 was $2.3 million, compared to net income of $475,000 for Fiscal 2004.

Liquidity and Capital Resources

To provide liquidity and flexibility in funding our operations, we borrow amounts under bank facilities and other external sources of financing. As of September 30, 2007, we had in place general banking facilities with four financial institutions aggregating $21.67 million. The maturity of these facilities is generally up to one year. The facilities are subject to annual review and approval. These banking facilities are guaranteed by us and some of our shareholders, including Dang Yu Pan, Wen Liang Li and Wen Wei Ma, and contain customary affirmative and negative covenants for secured credit facilities of this type. However, these covenants do not have any impact on our ability to undertake additional debt or equity financing. Interest rates are generally based on the banks’ reference lending rates. No significant commitment fees are required to be paid for the banking facilities. As of September 30, 2007, we had utilized approximately $15.16 million under such general credit facilities and had available unused credit facilities of $6.51 million.

On November 2, 2007, upon the closing of a private placement, we received gross proceeds of $3.12 million in a private placement transaction (the “Private Placement”). Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 2,836,364 shares of Common Stock at $1.10 per share. We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. For its services as placement agent, the placement agent received an aggregate commission equal to 10% of the gross proceeds from the financing, in addition to a $40,000 success fee for the Share Exchange, for an aggregate fee of $352,000.

For the nine months ended September 30, 2007, net cash provided by operating activities was approximately $400,000, as compared to $1.3 million for the comparable period in 2006. The decrease in net cash provided by operating activities is primarily attributable to the collection of outstanding accounts receivable. For Fiscal 2006, net cash used in operating activities was $2.1 million as compared to net cash provided by operating activities of $852,000 for Fiscal 2005. The increase in net cash used in operating activities is primarily attributable to an increase in inventory.

Net cash used in investing activities was $4.5 million for the nine months ended September 30, 2007 compared to $785,000 for the comparable period in 2006. The increase of cash used in investing activities was primarily attributable to the acquisition of land equity in HuiZhou and the procurement of the Ovonic patent license. Net cash used in investing activities was $1.7 million in Fiscal 2006 as compared to $839,000 for Fiscal 2005. The increase in net cash used in investing activities is primarily attributable to the acquisition of plant and equipment. Net cash provided by financing activities was $5.9 million for the nine months ended September 30, 2007 as compared to $3.3 million for the comparable period in 2006. The increase in net cash provided by financing activities was attributable to an increase of bank borrowings of $2.6 million in 2007. Net cash provided by financing activities was approximately $3.8 million for Fiscal 2006 as compared to $149,000 for Fiscal 2005. The increase in net cash provided by financing activities is primarily attributable to an increase of bank borrowings of $5 million for Fiscal 2006.

For the nine months ended September 30, 2007 and for Fiscal 2006 and Fiscal 2005, our inventory turnover was 2.98, 3.47 and 5.13 times, respectively. The average days outstanding of our accounts receivable at September 30, 2007 were 60 days, as compared to 58 days at September 30, 2006. Inventory turnover and average days outstanding are key operating measures that management relies on to monitor our business.  In the next 12 months, we expect to expand our research, development and manufacturing of lithium-based batteries and anticipate additional capital expenditures of approximately $3 million.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations. Upon the closing of the Share Exchange, we expect these contributions will increase administrative and other operating expenses by $30,000 per month based on the size of our current workforce. We expect the amount of our contribution to the government’s social insurance funds to increase in the future as we expand our workforce and operations.

Based upon our present plans, we believe that cash on hand, cash flow from operations and funds available under our bank facilities will be sufficient to fund our capital needs for the next 12 months. However, our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

The use of working capital is primarily for the maintenance of our accounts receivable and inventory. We provide our major customers with payment terms ranging from 30 to 75 days. Additionally, our production lead time is approximately 30 to 40 days, from the inspection of incoming materials, to production, testing and packaging. We need to keep a large supply of raw materials and work in process and finished goods inventory on hand to ensure timely delivery of our products to our customers. We use two methods to support our working capital needs: (1) paying our suppliers under payment terms ranging from 30 to 60 days; and (2) using short-term bank loans. We use our accounts receivable as collateral for our loans. Upon receiving payment for our accounts receivable, we pay our short-term loans. Our working capital management practices are designed to ensure that we maintain sufficient working capital.

Guarantees of Bank Loans

Dang Yu Pan, our Chairman and Chief Executive Officer, Wen Liang Li, our Vice President, Chief Technology Officer and director, and Wen Wei Ma, our Vice President of Manufacturing, each have provided personal guarantees under our outstanding banking facilities. The following table shows the amount outstanding on each of our bank loans as of September 30, 2007 and the identity of the officer(s) who guaranteed each loan.

Name of Bank	Amount Granted	Amount Outstanding Under Loan	Guaranteed by Officers
DBS Bank (China) Limited	$11.0 million	$7.64 million	Dang Yu Pan, Wen Liang Li, Wen Wei Ma
Shenzhen Development Bank Co., Ltd	$6.6 million	$6.36 million	Dang Yu Pan
Shanghai Pudong Development Bank Co. Ltd.	$3.8 million	$0.89 million	Dang Yu Pan

Contractual obligations

This table summarizes our known contractual obligations and commercial commitments at September 30, 2007.

		Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Credit Facilities	$15,162,172	$15,162,172	-	-	-
Purchase Obligations (1)	$19,241,449	$19,241,449	-	-	-
License Agreement	$1,231,229	$1,231,229	-	-	-

Total	$35,634,850	$35,634,850	-	-	-

(1)	Primarily represents obligations to purchase specified quantities of raw materials.

Inflation and Seasonality

Inflation and seasonality have not had a significant impact on our operations during the last two fiscal years.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet debt, nor do we have any transactions, arrangements or relationships with any special purpose entities.

New Accounting Pronouncements

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes.” This interpretation requires that the Company recognize in its financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings, if any. Adoption of FIN 48 did not have an effect on the Company’s results of operations or financial condition. The Company did not have any material unrecognized tax benefits as of January 1, 2007 or September 30, 2007.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of SFAS 157 should be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except in some circumstances where it will be applied retrospectively. The Company is currently evaluating the effect, if any, of SFAS 157 on its financial statements. Although the Company continues to evaluate the provisions of SFAS No.157, management currently does not believe the adoption of SFAS 157 will have a material impact on the Company’s consolidated financial statements.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No. 108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transaction provisions of SAB No.108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The adoption of SAB No. 108 has no material effect on the Company’s financial statement.

On February 15, 2007, the FASB issued SFAS No. 159, “ The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of SFAS No. 115.” The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year if the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 157. The Company did not early adopt SFAS 159. Although the Company will continue to evaluate the provisions of SFAS 159, management currently does not believe the adoption of SFAS 159 will have a material impact on the Company’s consolidated financial statements.

Quantitative and Qualitative Disclosure Regarding Market Risk

Credit Risk

We are exposed to credit risk from our cash at bank, fixed deposits and contract receivables. The credit risk on cash at bank and fixed deposits is limited because the counterparts are recognized financial institutions. Contract receivables are subject to credit evaluations. We periodically record a provision for doubtful collections based on an evaluation of the collectibility of contract receivables by assessing, among other factors, the customer’s willingness or ability to pay, repayment history, general economic conditions and our ongoing relationship with the customers.

Foreign Currency and Exchange Risk

The Company maintains its financial statements in the functional currency of Renminbi (“RMB”). Substantially all of our operations are conducted in the PRC and we pay the majority of our expenses in RMB. Approximately 75% of our sales are made in U.S. Dollars. During the nine months ended September 30, 2007, the exchange rate of the RMB to the U.S. Dollar increased approximately 4% from the level at the end of December 31, 2006. This fluctuation resulted in a slight increase in our material costs during the nine months ended September 30, 2007. A future appreciation of the RMB against the U.S. Dollar would increase our costs when translated into U.S. Dollars and could adversely affect our margins unless we make sufficient offsetting sales. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not continue to appreciate significantly against the U.S. Dollar. Exchange rate fluctuations may also affect the value, in U.S. Dollar terms, of our net assets. In addition, the RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.

Country Risk

The substantial portion of our business, assets and operations are located and conducted in Hong Kong and China. While these economies have experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of Hong Kong and China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Change In Accountants

On November 2, 2007, we dismissed AJ. Robbins, PC (“AJ. Robbins”) as our independent registered public accounting firm following the change in control of our company on the closing of the Share Exchange. We engaged AJ. Robbins to audit our financial statements for the year ended December 31, 2006. The decision to change accountants was approved and ratified by our Board of Directors. The report of AJ. Robbins on the financial statements of our company for the fiscal year ended December 31, 2006 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to our ability to continue as a going concern. Additionally, during the Company’s two most recent fiscal years and any subsequent interim period, there were no disagreements with AJ Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

While AJ. Robbins was engaged by us, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to our company, which disagreements if not resolved to the satisfaction of AJ. Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on our financial statements for the fiscal year ended December 31, 2006.

We engaged Dominic K.F. Chan & Co. as our independent registered public accounting firm as of November 2, 2007. Dominic K.F. Chan & Co. has served as HKHT’s independent registered certified public accountants since October 2006.

DESCRIPTION OF BUSINESS

Industry

General

Rapid advancements in electronic technology have expanded the number of battery-powered devices in recent years. As these devices have come to feature more sophisticated functions, more compact sizes and lighter weights, the sources of power that operate these products have been required to deliver increasingly higher levels of energy. This has stimulated consumer demand for higher-energy batteries capable of delivering longer service between recharges or battery replacement. In contrast to non-rechargeable batteries, after a rechargeable battery is discharged, it can be recharged and reused many times. Rechargeable batteries generally can be used in many non- rechargeable battery applications, as well as high energy drain applications such as electric toys, power tools, portable computers and other electronics, medical devices, and many other consumer products.

High energy density and long achievable cycle life are important characteristics of rechargeable battery technologies. Energy density refers to the total electrical energy per unit volume stored in a battery. High energy density batteries generally are longer lasting power sources providing longer operating time and necessitating fewer battery recharges. Greater energy density will permit the use of batteries of a given weight or volume for a longer time period. Long cycle life is a preferred feature of a rechargeable battery because it allows the user to charge and recharge many times before noticing a difference in performance. Long achievable cycle life, particularly in combination with high energy density, is desirable for applications requiring frequent battery recharges.

The initial technology for rechargeable batteries was nickel cadmium (“Ni-Cad”). Ni-Cad batteries are offered in a variety of sizes and shapes but suffer from low energy density and low cycle life. In addition, disposal of Ni-Cad batteries poses environmental issues due to the high toxicity level of cadmium. To meet the demand for higher performing rechargeable batteries, nickel-metal hydride (“Ni-MH”) batteries were developed. Electrically, Ni-MH batteries are similar to the Ni-Cad counterparts but utilize a hydrogen-absorbing alloy instead of cadmium. High capacity Ni-MH batteries can replace Ni-Cad batteries in many devices because they operate on the same voltage and possess similar power and fast charge capabilities, while offering the advantage of greater energy density. In devices such as power tools, electric toys, personal portable electronic devices and electric vehicles, Ni-MH batteries optimize equipment performance. Ni-MH batteries have several advantages including:

• High capacity - Because of the use of hydrogen as a cathode material, Ni-MH batteries have up to a 40 percent longer service life than ordinary Ni-Cad batteries of equivalent size.

• Long cycle life - Up to 1,000 charge/discharge cycles.

• No memory effect - Ni-Cad batteries suffer from a memory effect - when charging, the user must ensure that they are totally flat first, otherwise they 'remember' how much charge they used to have and die much quicker. Ni-MH batteries have a negligible memory effect, making charging quicker and more convenient.

• Performs at extreme temperatures - Capable of operation on discharge from -20°C to 50°C (-4°F to 122°F) and charge from 0°C to 45°C (32°F to 113ºF).

• Environmentally friendly - Zero percent cadmium or other toxic chemicals such as mercury.

• Cost efficiency - Rechargeable Ni-MH batteries are substantially less expensive than rechargeable lithium-ion batteries.

China

China’s market share of battery production is expected to increase. China has a number of benefits in battery manufacturing, which are expected to drive this growth:

—	Low Costs. China continues to have a significant low cost of labor as well as easy access to raw materials and land.

—	Proximity to electronics supply chain. Electronics manufacturing in general continues to shift to China, giving China-based manufacturers a further cost and cycle time advantage.

—	Proximity to end-markets. China has focused in recent years on building its research, development and engineering skill base in all aspects of higher end manufacturing, including batteries.

Competitive Strengths

We believe the following competitive strengths contribute to our success and differentiate us from our competitors:

Experienced management team

Our senior management team has extensive business and industry experience. Our principal stockholder and Chairman, Mr. Dang Yu Pan, has over 10 years of experience in China’s battery industry. Additionally, other members of our senior management team have significant experience with respect to other key aspects of our operations, including product design, manufacturing, and sales and marketing.

Market position

Since our inception, we have primarily focused on the research, development and manufacture of Ni-MH battery cells. We have developed significant expertise in Ni-MH battery technology and large-scale manufacturing that enables us to improve the quality of our products, reduce costs, and keep pace with evolving industry standards. Our Ni-MH rechargeable batteries have been developed to respond to a number of specific market requirements such as recyclability, high power, high energy density, long life, low cost and other important characteristics for consumer and OEM applications. They are suitable for almost all applications where high currents and deep discharges are required.

Well-established distribution channels

We sell our products to original equipment manufacturers and a well-established network of distributors and resellers, allowing us to penetrate customer markets worldwide. Our relationship with many of our distributors extends from our inception in 2001. We also continue to screen and identify our strongest customers in each distribution channel and to focus our sales efforts towards the largest and fastest growing distributors and resellers.

Proven product manufacturing capabilities

We selectively use automation in our manufacturing process to ensure a high uniformity and precision in our products while maintaining our cost-competitiveness. We use automated machinery in key stages of the manufacturing process while using manual labor for other stages to take advantage of the availability of low-cost, skilled labor in China. We have received several accreditations, including The International Organization for Standardization (ISO) 9001: 2000, ISO 14001, Conformity Europende (CE) and Underwriters Laboratories Inc. (UL), attesting to our quality management requirements, manufacturing safety, controls, procedures and environmental performance.

Customer service expertise

We work closely with our major customers in order to ensure high levels of customer satisfaction. To provide superior service and foster customer trust and loyalty, we offer flexible delivery methods and product feedback opportunities to our customers. Our sales representatives and marketing personnel undergo extensive training, providing them with the skills necessary to answer product and service-related questions, proactively educate potential customers about our products, and promptly resolve customer inquiries.

Our Strategy

Our goal is to become a global leader in the development and manufacture of rechargeable battery products. We intend to achieve this goal by implementing the following strategies:

Continue to pursue cost-effective opportunities

Our operating model, coupled with our modern manufacturing processes, has resulted in economies of scale, a low cost structure, and an ability to respond rapidly to customer demands. We intend to achieve greater cost-effectiveness by expanding our production capacity, increasing our productivity and efficiency in the manufacturing process and seeking to reducing the per unit cost of production through the use of advanced technologies.

Aggressively pursue distribution channels

We intend to broaden the scope of our distribution arrangements to increase sales penetration in targeted markets. We intend to select additional distributors based on their access to markets and retail outlets that are candidates for our products. In addition, we intend to expand our international sales presence and diversify our revenue sources by taking efforts to increase the percentage of our net revenues attributable to sales to emerging new markets.

Expand existing and new product offerings

Since the commencement of our battery operations in 2001, we have expanded our product offerings to over ten product lines, which include in each product line batteries of varying sizes, capacities and voltages. We intend to expand our existing lines of Ni-MH batteries for use in other applications, such as hybrid-electric cars, and devote additional resources to the development of a line of lithium-polymer batteries for higher-end, high-performance applications, such as laptop batteries.

Enhance marketing efforts to increase brand awareness

We continue to devote our efforts towards brand development and utilize marketing concepts in an attempt to enhance the marketability of our products.

Products

Our Ni-MH rechargeable batteries are versatile solutions for many diverse applications due to their long life, environmentally friendly materials, high power and energy, low cost and safe applications. Developed to meet the requirement for increasingly higher levels of energy demanded by today’s electronic products, our Ni-MH rechargeable batteries can offer up to increased capacity and higher energy density over similarly sized standard Ni-Cad rechargeable batteries. As a result, users can expect a longer time between charges and longer running time. Our Ni-MH rechargeable batteries are available in both cylindrical and prismatic shapes.

We produce an extensive line of batteries, falling into two main categories:

•
Consumer Batteries - Relative to ordinary Ni-Cad rechargeable batteries, as well as their non-rechargeable counterparts, our Ni-MH batteries offer higher power capacity allowing for longer working time and shortened charging time during equivalent working periods. We produce A, AA and AAA sized batteries in blister packing as well as chargers and battery packs.

•
Industrial Batteries - These batteries are designed for electric bikes, power tools and electric toys. They are specifically designed for high-drain discharge applications, possessing low internal resistance, more power, and longer discharging time.

We also recycle batteries and resell the recycled materials to some of our customers. We are currently testing this market and anticipate expanding our battery recycling operations in the future.

Net sales for each of our product segments as a percentage of net sales is set forth below:

	Nine Months Ended September 30,	Year Ended December 31,
	2007	2006	2005	2004
Consumer Batteries	84%	77%	84%	89%
Industrial Batteries	15%	21	14	10
Materials	1%	2	2	1
	100%	100%	100%	100%

We are currently devoting research and development and other resources towards the development of a line of lithium-polymer batteries for higher-end, high-performance applications.

Supply of Raw Materials

The cost of the raw materials used in our rechargeable batteries is a key factor in the pricing of our products. We purchase materials in volume which allows us the ability to negotiate better pricing with our suppliers. Our purchasing department locates eligible suppliers of raw materials striving to use only those suppliers who have previously demonstrated quality control and reliability.

Currently, we purchase our raw materials, consisting primarily of metal materials including nickelous oxide, nickel foam, metal hydride alloy and other battery components, such as membranes, from suppliers located in China and Japan. We believe that the raw materials and components used in manufacturing our rechargeable batteries are available from enough sources to be able to satisfy our manufacturing needs; however, some of our materials, such as nickel, are available from a limited number of suppliers. Our top three suppliers of nickel account for 70% of our nickel supply. Presently, our relationships with our current suppliers are generally good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future.

At times, the pricing and availability of raw materials can be volatile, attributable to numerous factors beyond the Company’s control, including general economic conditions, currency exchange rates, industry cycles, production levels or a supplier’s tight supply. To the extent that we experience cost increases we may seek to pass such cost increases on to our customers, but cannot provide any assurance that we will be able to do so successfully or that our business, results of operations and financial condition would not be adversely affected by increased volatility of the cost and availability of raw materials.

Quality Control

We consider quality control an important element of our business practices. We have stringent quality control systems that are implemented by more than 100 company-trained staff members to ensure quality control over each phase of the production process, from the purchase of raw materials through each step in the manufacturing process. Supported by advanced equipment, we utilize a scientific management system and precision inspection measurement, capable of supplying stable, high-quality rechargeable batteries. Our quality control department executes the following functions:

•	setting internal controls and regulations for semi-finished and finished products;

•	testing samples of raw materials from suppliers;

•	implementing sampling systems and sample files;

•	maintaining quality of equipment and instruments; and

•	articulating the responsibilities of quality control staff.

We monitor quality and reliability in accordance with the requirements of QSR, or Quality System Review, and ISO 9001 systems. We have received European Union’s CE attestation, UL authentication, ISO 9001:2000 and ISO 14001 certification. We have passed stringent quality reviews and thus obtained OEM qualifications from various domestic cellular phone brand names. With our strong technological capabilities and use of automated equipment for core aspects of the manufacturing process, we believe our product quality meets or even exceeds in certain key aspects international industry standards.

Manufacturing

The manufacture of rechargeable batteries requires coordinated use of machinery and raw materials at various stages of manufacturing. We have a large-scale production base that includes a 484,000 square foot factory, a dedicated design, sales and marketing team, and approximately 2,174 company-trained employees. We use automated machinery to process key aspects of the manufacturing process to ensure high uniformity and precision, while leaving the non-key aspects of the manufacturing process to manual labor. We intend to further improve our automated production lines and strive to continue investing in our manufacturing infrastructure to further increase our manufacturing capacity, helping us to control the per unit cost of our products.

The primary raw materials used in production of rechargeable batteries include electrode materials, electrolytes, foils, cases and caps and separators. The electrodes are manufactured using active materials, conductive agents and binder which are mixed with liquid. These mixtures are then uniformly coated onto the thin metal foil, then after drying, the electrodes are cut down to the designated sizes. The positive electrode and negative electrode are then wound together with a separator and inserted into a can, and electrolyte is filled. The sealing completes the battery cell assembly. Some of these cells are then integrated into packages which are customized into a wide variety of configurations to interface with different electronic devices.

Major Customers

During the nine months ended September 30, 2007, approximately 51.2% of our net sales were generated from our five largest customers as compared to 37.4% and 35.2% for the years ended December 31, 2006 and 2005. Energizer Battery Manufacturing, Inc. and Uniross Batteries (HK) Ltd. accounted for 22.0% and 17.6%, respectively, of our net sales for the nine months ended September 30, 2007. Minwa (China) Electronics Co., Ltd. accounted for 12.3% of our net sales for the year ended December 31, 2005. The percentages of net sales disclosed for each of our major customers includes sales to groups of customers under common control or that could be deemed affiliates of such major customers.

Sales and Marketing

We have a broad sales network in China and have one branch office in Hong Kong. Our sales staff in each of our offices targets key customers by arranging in-person sales presentations and providing post-sales services. Our sales staff works closely with our customers so that we can better address their needs and improve the quality and features of our products. We offer different price incentives to encourage large-volume and long-term customers.

Sales to our customers are based primarily on purchase orders we receive from time to time rather than firm, long-term purchase commitments from our customers. Uncertain economic conditions and our general lack of long-term purchase commitments with our customers make it difficult for us to predict revenue accurately over the longer term. Even in those cases where customers are contractually obligated to purchase products from us, we may elect not to enforce our contractual rights immediately because of the long-term nature of our customer relationships and for other business reasons, and instead may negotiate accommodations with customers regarding particular situations.

We target sales of our rechargeable batteries and charging systems through original equipment manufacturers (“OEMs”), as well as distributors and resellers focused on our target markets. We have contractual arrangements with distributors who market our products on a commission basis in particular areas. Although OEM agreements typically contain volume-based pricing based on expected volumes, typically prices are rarely adjusted retroactively if contract volumes are not achieved. We attempt to adjust future prices accordingly, but our ability to adjust prices is generally based on market conditions which we cannot control.

Net sales based on the location of our customers as a percentage of net sales is set forth below:

	Nine Months Ended September 30,	Year Ended December 31,
	2007	2006	2005	2004
China and Hong Kong	41%	66%	69%	69%
Europe	33	16	13	8
North America	17	10	7	3
Asia	9	7	11	20
South America and Others	*	1	-	-
Total	100%	100%	100%	100%

*	Less than 1%.

While the majority of our sales are made to customers in China and Hong Kong, our products are distributed worldwide, with approximately 30% of our products distributed to each of Hong Kong and China, the United States, and Europe and 10% to other markets.

We engage in marketing activities such as attending industry-specific conferences and exhibitions to promote our products and brand name. We also advertise in industry journals and magazines and through the Internet to market our products. We believe these activities help in promote our products and brand name among key industry participants.

Research and Development

To enhance our product quality, reduce cost, and keep pace with technological advances and evolving market trends, we have established an advanced research and development center. Our research and development center is not only focused on enhancing our Ni-MH-based technology by developing new products and improving the performance of our current products, but also seeks to develop alternative technologies such as a line of lithium-polymer batteries we are currently developing for higher-end, high performance applications. Our research and development center is currently staffed with over 100 experienced research and development technicians who overlook our techniques department, product development department, material analysis lab, and performance testing lab. These departments work together to research new material and techniques, test battery performance, inspect products and to test performance of machines used in the manufacturing process.

For the nine months ended September 30, 2007 and years ended December 31, 2006 and 2005 we expended $194,040, $443,756 and $250,100, respectively, in research and development.

Competition

We face competition from many other battery manufacturers, many of which have significantly greater name recognition and financial, technical, manufacturing, personnel and other resources than we have. We compete against other Ni-MH battery producers, as well as manufacturers of other rechargeable and non-rechargeable batteries. The main types of rechargeable batteries currently on the market include: lead-acid; nickel-cadmium; nickel metal hydride; liquid lithium-ion and lithium-ion polymer. Competition is typically based on design, quality, reliability, and performance. The technology behind Ni-MH rechargeable batteries has consistently improved over time and we continue to enhance our products to meet the competitive threats from its competitors. Our primary competitors in the nickel metal hydride battery market or other similar competing rechargeable battery products include SANYO Electric Co., Ltd. Global, Matsushita Industrial Co., Ltd. (Panasonic), BYD Company Ltd., GPI International, Ltd., and GS Yuasa Corporation.

Intellectual Property

We rely on a combination of patent and trade secret protection and other unpatented proprietary information to protect our intellectual property rights and to maintain and enhance our competitiveness in the battery industry. We currently hold two patents in China and have three patent applications pending in China. We also have two registered trademarks in China, which include “HFR” and its Chinese equivalent.

We recently renewed a license agreement with Ovonic Battery Company, Inc. (“Ovonic”) under which Ovonic granted Shenzhen Highpower (1) a royalty-bearing, non-exclusive license to use certain patents owned by Ovonic to manufacture Ni-MH batteries for portable consumer applications (“Consumer Batteries”) in the PRC and (2) a royalty-bearing, non-exclusive worldwide license to use certain patents owned by Ovonic to use, sell and distribute Consumer Batteries. The renewal agreement will remain in effect until the licensed patents under the agreement expire. Pursuant to the renewed agreement, Shenzhen Highpower will pay a license fee of up to $1.0 million based on gross sales of Consumer Batteries.

We also rely on unpatented technologies to protect the proprietary nature of our product and manufacturing processes. We require that our management team and key employees enter into confidentiality agreements that require the employees to assign the rights to any inventions developed by them during the course of their employment with us. The confidentiality agreements include noncompetition and nonsolicitation provisions that remain effective during the course of employment and for periods following termination of employment, which vary depending on position and location of the employee.

PRC Government Regulations

Environmental Regulations

The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

We constructed our manufacturing facilities with the PRC’s environmental laws and requirements in mind. We currently outsource the disposal of solid waste to a third party-contractor. We are currently in the process of renewing our environmental permit, which expired in September 2007, from the Shenzhen Environment Protection Bureau Longgang Bureau covering our manufacturing operations and providing for an annual output limit of Ni-MH rechargeable batteries. As we anticipate moving to new facilities in 2009, we do not intend to have four of our current premises included in the permit. If we are unable to renew the permit or we fail to comply with the provisions of the renewed permit, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our manufacturing operations. We have not been named as a defendant in any legal proceedings alleging violation of environmental laws. Other than the expiration of our environmental approval, we have no reasonable basis to believe that there is any threatened claim, action or legal proceedings against us that would have a material adverse effect on our business, financial condition or results of operations due to any non-compliance with environmental laws.

Patent Protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets. The PRC is also a signatory to most of the world’s major intellectual property conventions, including:

—	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

—	Paris Convention for the Protection of Industrial Property (March 19, 1985);

—	Patent Cooperation Treaty (January 1, 1994); and

—	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents, i.e., patents for inventions, utility models and designs respectively. The Chinese patent system adopts the principle of first to file. This means that, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it should not be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One rather broad exception to this, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license. A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. SIPO, however, has not granted any compulsory license up to now. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. A patent holder who believes his patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. Preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Evidence preservation and property preservation measures are also available both before and during the litigation. Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one to more times of the license fee under a contractual license. The infringing party may be also fined by Administration of Patent Management in an amount of up to three times the unlawful income earned by such infringing party. If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB500,000, or approximately $62,500.

Tax

Pursuant to the Provisional Regulation of China on Value Added Tax and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or all the refund of VAT that it has already paid or borne. Our imported raw materials that are used for manufacturing export products and are deposited in bonded warehouses are exempt from import VAT.

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Employees

At September 30, 2007, we had approximately 2,174 employees. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

Properties

Our registered office in Hong Kong is located at Flat 4, 13/F, Block 4, Taiping Industrial Centre, 51A Ting Kok Road, Tai Po, N.T. Hong Kong.

All of our manufacturing operations are currently located in mainland China at Luoshan Industrial Zone, Pinghu, Longgang, Shenzhen, Guangdong, China, 518111. Our facilities cover approximately 484,000 square meters of total space, consisting of manufacturing plants, dormitories and research and development facilities. We lease our manufacturing facilities from various landlords under a total of six leases with varying terms ranging, which are renewed upon expiration. All leases have been fully prepaid until the expiration date. The table below lists the locations, approximate square footage, principal use and lease expiration dates of the facilities used in our manufacturing operations as of November 1, 2007.

Location	Area (square feet)	Principal Use	Lease expiration date
Workshop A1 & dormitory , Luo Shan Industrial Park, Shan Xia Community, Ping Hu Street, Long Gang District, Shenzhen	58,986	Industry & Residence	September 30,2009

Workshop A2 & dormitory, Luo Shan Industrial Park, Shan Xia Community, Ping Hu Street, Long Gang District, Shenzhen	81,117	Industry & Residence	September 30,2009

4th Floor, Building A, (4th Floor, Building 1 & 2nd Floor, Building B2 ) Workshop, B2 Area, Luo Shan Industrial Park, Shan Xia Community, Ping Hu Street, Long Gang District, Shenzhen	94,722	Industry & Residence	June 14, 2010

Storage, Building 2, (6th Floor, Building 1)Area B2, Luo Shan Industrial Park, Shan Xia Community, Ping Hu Street, Long Gang District, Shenzhen	50,698	Industry & Residence	December 31, 2010

1st-4th Floor, Building 12, (1st-7th Floor, Building 9), Da Wang Industrial Park, Xin Xia Road, Ping Hu Street, Long Gang District, Shenzhen	55,897	Industry & Residence	September 30, 2008

Workshop & dormitory , chong Tou Hu village,Renming Road,Guang Lan Street, Bao An District, Shenzhen	146,336	Industry & Residence	September 15,2010

In China, only the PRC government and peasant collectives may own land. In February 2007, we acquired approximately 1.36 million square feet of land equity in Industry Development Zone, New Lake, MaAn Town, HuiCheng District, HuiZhou, GuangDong, China for a total of RMB26 million under land use right grant from the HuiZhou State-Owned Land Resource Bureau that gives us the right to use the land for 50 years and an agreement with the government of MaAn Town. In the event we wish to continue to use the land after the 50-year period, we must apply for an extension at least one year prior to the land grant’s expiration. We are currently in the process of designing a new manufacturing facility for construction on this site and anticipate that the new facility will be completed in the forth quarter of 2009, at which time we will move our entire manufacturing operations to the new location. Pursuant to the terms of the land use right, we must begin development of the land within one year from June 2007, when we received the certificate of land equity. If we do not begin development of the land within one year after receiving the certificate, we will have to pay postponement fees to the HuiZhou State-Owned Land Resource Bureau. We plan to begin developing the land prior to June 2008.

Our rights with respect to the land use right grant permit us to develop the land and construct buildings for industrial applications. We have the right to transfer or rent the land and use it as collateral for our loans.

Legal Proceedings

On August 20, 2007, a lawsuit was filed against Shenzhen China and various other defendants by Energizer, S.A. in the United States District Court for the Southern District of New York. The lawsuit arises out of a fire that occurred on a cargo vessel carrying batteries sold to Energizer by Shenzhen China that resulted in damages to various third parties. Energizer alleges that it is entitled to indemnification from Shenzhen Highpower for any damages or losses that it becomes liable to pay to third parties as a result of the fire. Energizer seeks indemnity and/or contribution from Shenzhen Highpower for such sums, together with expenses, including attorneys’ fees and costs. Our insurance company has provided us with counsel in this case. We believe that we have meritorious defenses against the claims asserted by Energizer, and intend to vigorously defend the lawsuit. Energizer continues to be one of our largest customers.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following individuals constitute our board of directors and executive management:

Name	Age	Position
Dang Yu Pan	39	Chairman of the Board and Chief Executive Officer
Wen Liang Li	42	Vice President, Chief Technology Officer and Director
Wen Wei Ma	37	Vice President of Manufacturing
Yu Zhi Qiu	36	Chief Financial Officer
Wen Jia Xiao	31	Vice President of Quality Control
Xinhai Li	44	Director
Chao Li	63	Director
Ping Li	42	Director

Dang Yu Pan has been the Chairman of the Board and Chief Executive officer of HKHT since July 2003. Mr. Pan is the founder of Shenzhen Highpower and has served as the Chairman of the Board and Chief Executive Officer of Shenzhen Highpower since October 2002. From May 2001 to October 2002, Mr. Pan was the General Manager and Chairman of the Board of Guangzhou HaoPeng Technology Co., Ltd. From January 1997 to July 2000, Mr. Pan was the Vice General Manager of Nanhai Shida Battery Co., Ltd. From January 1995 to December 1996, Mr. Pan served as a director of the HuangPu Aluminum Factory. Additionally, from August 1990 to December 1994, Mr. Pan worked in the sales department of the Guangzhou Aluminum Products Factory. Mr. Pan received a bachelor’s degree in metallurgical engineering from Central South University in China in 1990.

Wen Liang Li has been a director of HKHT since July 2003. Since January 2003, Mr. Li. has served as a director and as Vice General Manager and Chief Technology Officer of Shenzhen Highpower. From January 1996 to December 2002, Mr. Li served as Vice General Manager of Zhuhai Taiyi Battery Co., Ltd., a battery manufacturer. Mr. Li received a master’s degree in Electrochemistry from the Harbin Institute of Technology in China in 1991.

Wen Wei Ma has been a director of HKHT since July 2003. Mr. Ma has served as a director and as a Vice General Manager of Manufacturing of Shenzhen Highpower since October 2002. Mr. Ma received a diploma in chymic analysis from the Guangzhou Trade School of Light Industry in China in 1989.

Yu Zhi Qiu has served as the Chief Financial Officer of HKHT and Shenzhen Highpower since August 2005. Prior to joining HKHT and Shenzhen Highpower, Mr. Qiu served as the Deputy General Manager of Shenzhen FeiShang Industrial Development Co., Ltd., an investment and holding company, from January 2005 to July 2005. From January 2003 to December 2004, Mr. Qiu served as the Finance Controller of Shenzhen Shuangling Steel & Iron Co., Ltd., a supplier of steel and iron. From January 2001 to December 2002, Mr. Qiu was the Finance Controller of Neo-concept Fashion (Shenzhen ) Co., Ltd., a costume manufacturer. Mr. Qiu received a master’s degree in business administration from Xi’An Jiaotong University in China in 2001 and is a certified public accountant in the PRC and a Professional National Accountant in Australia.

Jia Wei Xiao has served as Vice General Manager of Quality Control of Shenzhen Highpower since October 2005. From October 2002 to September 2005, Mr. Xhio served as the Minister of the Quality Control Department of Shenzhen Highpower. Mr. Xiao received a bachelor’s degree in Check Technology and Instrument in 2000 from the China Institute of Metrology.

Xinhai Li has served as a director of the Company since January 2008. Sine August 1990, Mr. Li has served as a director and professor at the China Central South University Metallurgical Science and Engineering School in China. Mr. Li received a PhD in Physical Chemistry of Metallurgy from China Central South University in August 1990.

Chao Li has served as a director of the Company since January 2008. Since August 2000, Mr. Li has served as Chairman of the Guangdong Association of Productivity. From July 1991 to November 2004, Mr. Li served as the Vice-Chairman of the Development Research Center for the PRC Government of Guangdong Province. Mr. Li received a bachelor’s degree in metallurgy from Central South University in China in August 1969.

Ping Li has served as a director of the Company since January 2008. Since July 2003, Mr. Li has served as the Managing Director of Investment at ChinaVest, a venture capital firm. From February 2002 to July 2003, Mr. Li served as Chief Financial Officer of Great Wall Technology Co., Ltd., an investment technology company. Mr. Li received a master’s degree in biology from Columbia University in 1989 and an MBA in finance in 1994 from the Wharton School of the University of Pennsylvania.

Family Relationships

There are no family relationships among any of the officers and directors.

The Board of Directors and Committees

Subject to certain exceptions, under the listing standards of AMEX, a listed company’s board of directors must consist of a majority of independent directors. Currently, our board of directors has determined that each of the non-management directors, Xinhai Li, Chao Li and Ping Li, is an “independent” director as defined by the listing standards of AMEX currently in effect and approved by the U.S. Securities and Exchange Commission (“SEC”) and all applicable rules and regulations of the SEC. All members of the Audit, Compensation and Nominating Committees satisfy the “independence” standards applicable to members of each such committee. The board of directors made this affirmative determination regarding these directors’ independence based on discussion with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with the Company. The board of directors considered relationships and transactions between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The purpose of the board of director’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the AMEX rules.

Audit Committee

We established our Audit Committee in January 2008. The Audit Committee consists of Xinhai Li, Chao Li and Ping Li, each of whom is an independent director. Mr. Ping Li, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist our board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Audit Committee’s responsibilities include:

•
The appointment, replacement, compensation, and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

•
Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our company or that are the subject of discussions between management and the independent auditors.

The board of directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter is posted on the Company’s website at: www.haopengbattery.com.

Compensation Committee

We established our Compensation Committee in January 2008. The Compensation Committee consists of Xinhai Li and Chao Li, each of whom is an independent director. Xinhai Li is the Chairman of the Compensation Committee. The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for the Company’s directors, executive officers and key employees, and for the administration of our equity incentive plans, including the approval of grants under such plans to our employees, consultants and directors. The Compensation Committee also reviews and determines compensation of our executive officers, including our Chief Executive Officer. The board of directors has adopted a written charter for the Compensation Committee. A current copy of the Compensation Committee Charter is posted on the Company’s website at: www.haopengbattery.com.

Nominating Committee

The Nominating Committee consists of Xinhai Li and Chao Li, each of whom is an independent director. Chao Li is the Chairman of the Nominating Committee. The Nominating Committee assists in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting and fills any vacancies on our board of directors, considers any nominations of director candidates validly made by stockholders, and reviews and considers developments in corporate governance practices. The board of directors has adopted a written charter for the Nominating Committee. A current copy of the Nominating Committee Charter is posted on the Company’s website at: www.haopengbattery.com.

Code of Business Conduct and Ethics

The Company’s board of directors has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees. The purpose of the Code is to promote honest and ethical conduct. The Code is posted on the Company’s Web site located at www.haopengbattery.com, and is available in print, without charge, upon written request to the Company at Hong Kong Highpower Technology, Inc., Building A1, Luoshan Industrial Zone, Shanxia, Pinghu, Longgang, Shenzhen, Guangdong, 518111, People’s Republic of China. The Company intends to post promptly any amendments to or waivers of the Code on its Web site.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Prior to the Share Exchange on November 2, 2007, we were a “blank check” shell company that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  The officers and directors of our company prior to the Share Exchange are no longer employed by or affiliated with our company.  Richard Rappaport and Anthony Pintsopoulos, our President and Chief Financial Officer, respectively, during 2007 prior to Share Exchange, received no compensation or other perquisites for serving in such capacity.

Our Chief Executive Officer and Chairman of the Board, Dang Yu Pan, upon consulting with the board members and major stockholders of HKHT, determined the compensation for himself and our other current executive officers that was earned in fiscal 2007. Our Board of Directors approved the compensation. Compensation for our current executive officers, which currently consists of Dang Yu Pan, Wen Liang Li, Wen Wei Ma, Yu Zhi Qiu and Wen Jia Xiao is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf. Key areas of corporate performance taken into account in setting compensation policies and decisions are growth of sales, cost control, profitability, and innovation. The key factors may vary depending on which area of business on which a particular executive officer’s work is focused. Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development. For these reasons, the elements of compensation of our executive officers are salary and bonus. Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement.

We believe that the salaries paid to our executive officers during 2007 are indicative of the objectives of our compensation program and reflect the fair value of the services provided to our company, as measured by the local market in China.  We determine market rate by conducting a comparison with the local geographic area averages and industry averages in China.  In determining market rate, we review statistical data collected and reported by the Shenzhen City Labor Bureau which is published monthly. The statistical data provides the high, median, low and average compensation levels for various positions in various industry sectors. In particular, we use the data for the manufacturing sector as our benchmark to determine compensation levels because Shenzhen Highpower operates in Shenzhen city as a battery manufacturer. Our compensation levels are at roughly the 70th percentile of the compensation spectrum for the manufacturing sector. Once we determine the overall compensation levels for our officers based on the benchmarks, we allocate a certain portion of the total compensation to salary, which is paid during the fiscal year, and allocate the remainder to bonus, which will be paid after the end of the fiscal year if corporate and individual performance goals are met. For our officers who are also board members, a certain portion of total compensation is also allocated to director fees. Corporate performance goals include sales targets, research and development targets, production yields, and equipment utilization. Individual performance goals include subjective evaluation, based on an employee’s team-work, creativity and management capability, and objective goals such as sales targets.

Our board of directors established a compensation committee in January 2008 comprised of non-employee directors. The compensation committee will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives. Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business. Prior to the formation of the compensation committee, Mr. Pan determined the salaries and bonuses for himself and our executive officers, upon consultation with the board and our major stockholders. Beginning in 2008, our compensation committee will determine compensation levels for our executive officers. We have established a compensation program for executive officers for 2008 that is designed to attract, as needed, individuals with the skills necessary for us achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  For 2008, bonuses for executive officers will be based on company and individual performance factors, as described above. If we successfully complete our proposed listing on AMEX and offering in 2008, we may adjust our bonus evaluations upwards in 2008, but, in such case, we do not intend to increase it by more than 20%. That determination would likely be made towards the end of the fiscal year 2008.

In the past, officers owning a significant number of shares of our company’s stock have received less compensation than officers of our company who do not own a significant number of shares of our company’s stock, as is typical with companies based in the PRC. Our officers who owned a significant stake in our company accepted the capital appreciation of their stock in lieu of accepting higher compensation from the Company. Upon consulting with these officers, Mr. Pan set their compensation levels, as well as his own compensation level, below that of the benchmarks reported by the Shenzhen City Labor Bureau, which is why our Chief Financial Officer, Yu Zhi Qiu, received a higher salary than our Chief Executive Officer, Mr. Pan, in 2006. We are not certain whether we will continue to consider an officer’s stock ownership position in determining his or compensation if we successfully complete our proposed listing on AMEX and this offering in 2008.

Currently, we have no specific plans to provide raises after we become a company with securities publicly traded in the United States.  Although no specific plans have yet been discussed, we may adopt such a plan to provide raises to our executive officers in the future.  Adopting higher compensation in the future may be based on the increased amount of responsibilities to be assumed by each of the executive officers after we become a publicly listed company.  Executive compensation for 2008 will follow the same evaluation methods as were used for 2007. We may also expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals.

Summary Compensation Tables

The following table sets forth information concerning the compensation for the fiscal year ended December 31, 2007 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	Bonus	All other compensation (1)		Total
Dang Yu Pan	2007	$18,000	$-	25,000	(2)	43,000
Chief Executive Officer and	2006	$9,000	$-	$24,000	(2)	$33,000
Chairman of the Board

Yu Zhi Qiu	2007	$15,000	$16,000	$-		$31,000
Chief Financial Officer	2006	$15,000	$16,000	$-		$31,000

Richard Rappaport(3)	2007	$-	$-	$-		$-
Former Chief Executive Officer	2006	$-	$-	$-		$-
and Former Director

Anthony Pintsopoulos (3)	2007	$-	$-	$-		$-
Form Chief Financial Officer	2006	$-	$-	$-		$-
and Former Director

(1) Relates to automobile, housing and medical personal benefits.

(2) Includes $12,000 for fees earned or paid in cash for service as a director of HKHT.

(3) Messrs. Rappaport and Pintsopoulos resigned from all positions with our company upon the close of the Share Exchange on November 2, 2007.

Grants of Plan-Based Awards in 2007

There were no option grants in 2007.

Outstanding Equity Awards at 2007 Fiscal Year End

There were no option exercises or options outstanding in 2007

Option Exercises and Stock Vested in Fiscal 2007

There were no option exercises or stock vested in 2007.

Pension Benefits

There were no pension benefit plans in effect in 2007.

Nonqualified defined contribution and other nonqualified deferred compensation plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2007.

Employment Agreements

We have no employment agreements with any of our executive officers.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2007 by members of board of directors. Compensation information for Dang Yu Pan, our Chief Executive Officer and Chairman of the Board, is described in the summary compensation table above.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Wen Liang Li	20,000	(1)	-	-	-	-	-	20,000	(1)

(1)	Represents fees paid in cash for service on the board of HKHT.

We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity. We intend to develop such a policy in the near future.

Dang Yu Pan and Wen Liang Li are management board members. We offer our management board members a total compensation package, which includes salary, bonus and director fees, based on benchmarks reported by Shenzhen Labor Bureau. Once we determine the total compensation for our management board members using the benchmarks, we allocate a portion of their total annual compensation to compensation for services rendered as board members. In the future, we expect to continue to allocate a portion of our management board members’ total annual compensation as compensation for their service as directors. We anticipate that director’s fees to our non-management directors will be in the range of $1,500 to $2,500 per month, which is comparable to fees paid to non-employee directors of other companies comparable in size, region and industry to our company.

Indemnifications of Directors And Executive Officers And Limitations of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of no monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify its officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the Effective Time of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Hong Kong Highpower Technology Co., Ltd.

Hong Kong Highpower Technology Co., Ltd. (“HKHT”) is a wholly-owned subsidiary of Hong Kong Highpower Technology, Inc., each which has interlocking executive and director positions with the other.
Loans to Directors, Officers and Stockholders
  On July 31, 2005 and July 2006, HKHT made advances to certain of its directors and executive officers, including Dang Yu Pan, Wen Liang Li and Ma Wen Wei. The total amounts advanced to Mr. Pan, Mr. Li and Mr. Wei were $373,398.44, $114,600.66 and $102,811.75, respectively. Mr. Pan, Mr. Li and Mr. Wei repaid the advances on September 30, 2007, prior to the closing of the Share Exchange.

Share Exchange

On November 2, 2007, we completed the Share Exchange pursuant to the share exchange agreement entered into with HKHT and all of the shareholders of HKHT. At the closing, HKHT became our wholly-owned subsidiary and 100% of the issued and outstanding securities of HKHT were exchanged for shares of our common stock. An aggregate of 14,798,328 shares of common stock were issued to these shareholders and/or their designees. The former shareholders of HKHT own 14,798,328 shares of our common stock, which is approximately 72.3% of our issued and outstanding stock. Prior to the closing of the Share Exchange and Private Placement, the shareholders of SRKP 11 agreed to the cancellation of an aggregate of 2,556,602 shares held by them such that there were 2,843,398 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. Moreover, concurrent with the closing of the Share Exchange, our company’s board appointed Dang Yu Pan as Chairman of the Board and Chief Executive Officer and Yu Zhi Qiu as Chief Financial Officer.

Private Placement

The placement agent for the $3.12 million equity financing conducted by us on the close of the Share Exchange was Westpark Capital, Inc., which received a commission equal to 10% of the gross proceeds from the financing. Richard Rappaport, the President of SRKP 11 and one of its controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in the placement agent, an NASD member. Anthony C. Pintsopoulos, an officer, director and significant shareholder of SRKP 11 prior to the Share Exchange, is the Chief Financial Officer of the placement agent. Debbie Schwartzberg, one of SRKP 11’s controlling stockholders prior to the Share Exchange, is a noteholder of the parent company of the placement agent; her note entitles her to a 1.5% interest in the net profits of the parent company of the placement agent. Kevin DePrimio and Jason Stern, each employees of the placement agent, are also shareholders of SRKP 11. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.

Guarantee Agreements

Dang Yu Pan, our Chairman and Chief Executive Officer, Wen Liang Li, our Vice President, Chief Technology Officer and director, and Wen Wei Ma, our Vice President of Manufacturing, each have provided personal guarantees under our outstanding banking facilities. The following table shows the amount outstanding on each of our bank loans as of September 30, 2007 and the identity of the officer(s) who guaranteed each loan.

Name of Bank	Amount Granted	Amount Outstanding Under Loan	Guaranteed by Officers
DBS Bank (China) Limited	$11.0 million	$7.64 million	Dang Yu Pan, Wen Liang Li, Wen Wei Ma
Shenzhen Development Bank Co., Ltd	$6.6 million	$6.36 million	Dang Yu Pan
Shanghai Pudong Development Bank Co. Ltd.	$3.8 million	$0.89 million	Dang Yu Pan

Policy for Approval of Related Party Transactions

We do not currently have a formal related party approval policy for review and approval of transactions required to be disclosed pursuant to Item 404 (a) of Regulation S-K. We expect our board to adopt such a policy in the near future.

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the date of this prospectus are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of our common stock based on 20,478,090 issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of the outstanding common stock of our company;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

The number of shares of our common stock outstanding as of November 2, 2007, excludes up to 700,000 shares of our common stock (excluding an underwriters’ option to purchase an additional 90,000 shares to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Building A1, Luoshan Industrial Zone, Shanxia, Pinghu, Longgang, Shenzhen, Guangdong, 518111, People’s Republic of China.

Name and Address of Beneficial Owner	Title	Beneficially Owned Prior to and After the Offering		Percent of Class Beneficially Owned Prior to Offering	Percent of Class Beneficially Owned After Offering(1)

Directors and Executive Officers
Dang Yu Pan	Chief Executive Officer and Chairman of the Board	8,287,061	(2)	40.5%	39.1%

Wen Liang Li	Vice President, Chief Technology Officer and Director	3,255,632		15.9%	15.4%

Wen Wei Ma	Vice President of Manufacturing	1,479,835		7.2%	7.0%

Yu Zhi Qiu	Chief Financial Officer	306,325		1.5%	1.4%

Wen Jia Xiao	Vice President of Quality Control	266,370		1.3%	1.3%

Xinhai Li	Director	-		-	-

Chao Li	Director	-		-	-

Ping Li	Director	-		-	-

Officers and Directors as a Group (total of 8 persons)		13,022,528	(2)	63.6%	61.5%

(1)	Assumes offering of 700,000 shares without underwriters’ exercise of its 90,000 additional shares to cover over-allotments.

(2)
Includes (i) an aggregate of 2,219,747 shares over which Mr. Pan has voting power and the right to acquire ownership pursuant to a loan agreement dated February 5, 2007 between Mr. Pan and other shareholders, including Yu Zhi Qiu, Chief Financial Officer, who holds 306,325 shares and, Wen Jia Xiao, Vice President of Quality Control, who holds 266,370 shares, and (ii) 591,933 shares held by a company that is 100% owned by Mr. Pan.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $.0001 par value per share, of which 20,478,090 shares are issued and outstanding as of the close of the Share Exchange. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

(ii)	are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

At the completion of the Share Exchange and Private Placement, and after giving effect to our cancellation of 2,556,602 shares immediately prior to the Share Exchange, the shareholders of HKHT prior to the Share Exchange, and their designees beneficially owns approximately 72.3% of the outstanding shares of our common stock. Accordingly, after completion of the Share Exchange, these stockholders are in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $.0001 per share, from time to time in one or more series. Immediately after the Share Exchange, no shares of preferred stock have been issued. Our Board of Directors, without further approval of the our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Market Price of Our Common Stock

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the American Stock Exchange. If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside of our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Our financial position and results of operations;

•	Concern as to, or other evidence of, the reliability and safety of our products and services or our competitors’ products and services;

•	Announcements of innovations or new products or services by us or our competitors;

•	U.S. federal and state governmental regulatory actions and the impact of such requirements on our business;

•	The development of litigation against us;

•	Period-to-period fluctuations in our operating results;

•	Changes in estimates of our performance by any securities analysts;

•	The issuance of new equity securities pursuant to a future offering or acquisition;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Investor perceptions of our company; and

•	General economic and other national conditions.

Delaware Anti-Takeover Law and Charter Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter our bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

Listing

We have applied to have our common stock approved for listing on the American Stock Exchange under the trading symbol “HPJ.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices. Upon completion of this offering, we will have outstanding an aggregate of 21,178,090 shares of common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, the 700,000 shares sold in the offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. All other outstanding shares not sold in this offering will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, additional shares will be available for sale in the public market as follows:

Approximate Number of Shares Eligible for Future Sale	Date
700,000	After the date of this prospectus, freely tradeable shares sold in this offering.

4,144,327
After the date of this prospectus, these shares will have been registered under a separate prospectus (“Resale Prospectus”) and will be freely tradeable by certain selling stockholders listed in the Resale Prospectus. These shares consist of all of the shares of common stock registered under the Resale Prospectus. Of the 4,144,327 shares, selling stockholders holding an aggregate of 2,836,364 shares of common stock have agreed that they will not sell any of such securities until ninety (90) days after our common stock begins to be listed or quoted on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-tenth of their shares are released from the lock up, after which their shares will automatically be released from the lock up on a monthly basis pro rata over a nine month period.

1,535,435
These shares will be freely tradeable after the Securities and Exchange Commission declares effective the registration statement that we will file within ten days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement.

14,798,328
On November 5, 2008, which is one year after filing of a current report on form 8-K reporting the closing of the share exchange transaction, these shares, which were issued in connection with the share exchange transaction, may be sold under and subject to Rule 144. However, all of the holders of these shares have agreed with WestPark Capital not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of WestPark Capital, for a period of 12 months after the date of this prospectus.

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell, provided the availability of current public information about our company, all of their shares.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company.

Approximately 13.9% of our issued and outstanding shares are not currently eligible for resale under Rule 144; however, we have agreed to register all of these shares under the Securities Act of 1933, as amended. We issued 2,843,398 shares of common stock to stockholders prior to the Share Exchange. Because we issued these shares while we were a “blank check” shell company with no operations, these shares may not be sold until November 5, 2008 which is 12 months after the filing of a current report on Form 8-K reporting the closing of the Share Exchange. Of the 2,843,398 shares held by our stockholders prior to the Share Exchange, we agreed to register 1,307,963 shares in the registration statement filed in connection with the Private Placement. We agreed to register the remaining 1,535,435 shares, which are beneficially owned by affiliates of WestPark Capital, Inc., in a subsequent registration statement filed by us within ten days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement. All of the shares included in an effective registration statement may be freely sold and transferred except if subject to a lock up agreement.

Lock-Up Agreements

The investors in our private offering that closed on November 2, 2007, in which we sold 2,836,364 shares of common stock, entered into a lock-up agreement pursuant to which they agreed not to sell their shares until ninety (90) days after our common stock begins to be listed or quoted on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-tenth of their shares are released from the lock up, after which their shares will automatically be released from the lock up on a monthly basis pro rata over a nine month period. We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. Subject to the lock up agreement, the shares will be freely tradeable upon effectiveness of the registration statement.

We have agreed with WestPark Capital, Inc. that we will not, without the prior written consent of WestPark Capital, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 12 months after the date of this prospectus.

In addition, each of our executive officers and directors, in addition to significant shareholders holding an aggregate of 14, shares of common stock, have agreed with WestPark Capital not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of WestPark Capital, for a period of 12 months after the date of this prospectus.

We have been advised by WestPark Capital that it has no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares. WestPark Capital may, however, consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales. The release of any lock up would be considered on a case-by-case basis. Factors that WestPark Capital may consider in deciding whether to release shares from the lock up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

Registration

We are also concurrently registering for resale under a separate prospectus up to 4,144,327 shares of our common stock held by the selling stockholders named under the prospectus. None of these shares are being offered by us and we will not receive any proceeds from the sale of these shares. We also agreed to file a registration statement with the Securities and Exchange Commission to register 1,535,435 shares of common stock held by stockholders of our company prior to the share exchange who are affiliates of WestPark Capital, Inc. We must file the registration statement within ten days after the end of the six month period that immediately follows the date on which we initially filed the registration statement to register the shares issued in the Private Placement, which is November 13, 2007.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated [________], 2007, the underwriters named below, through their representative WestPark Capital, Inc., have severally agreed to purchase from us the number of shares of common stock set forth opposite their names at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Underwriter	Number of Shares
WestPark Capital, Inc.

Total

The underwriting agreement provides that the agreement may be terminated by WestPark Capital at any time prior to delivery of and payment for the shares if, in WestPark Capital’s judgment, payment for and delivery of the shares is rendered impracticable or inadvisable by reason of events specified in the underwriting agreement, including but not limited to the state of the financial markets and our financial condition. Subject to the foregoing, the underwriters are severally committed to purchase all of the common stock being offered by us if any of such shares are purchased, other than those covered by the over-allotment option described below.

The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may offer the common stock to some dealers at that price less a concession not in excess of $[_______] per share. Dealers may reallow a concession not in excess of $[_______] per share to some other dealers. After the shares of common stock are released for sale to the public, the underwriters may vary the offering price and other selling terms.

We have granted to the underwriters an option, exercisable for up to 60 days after the date of this prospectus, to purchase up to [_______] additional shares of common stock at the public offering price set forth on the cover of this prospectus solely to cover over-allotments, if any. If the underwriters exercise their over-allotment option, the underwriters have severally agreed, subject to limited conditions, to purchase approximately the same percentage that the number of shares of common stock to be purchased by each of them, as shown in the foregoing table, bears to the common stock covered by this prospectus.

We have agreed with WestPark Capital, Inc. that we will not, without the prior written consent of WestPark Capital, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 12 months after the date of this prospectus.

Each of our executive officers and directors, in addition to significant stockholders holding an aggregate of [___________] shares of common stock, have agreed with WestPark Capital not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of WestPark Capital, for a period of 12 months after the date of this prospectus.

We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

We have agreed to pay the representative a $[_____] non-accountable expense allowance.

Upon the closing of this offering, we have agreed to sell to WestPark Capital, Inc. warrants to purchase up to [_______] shares of our common stock. The warrants will be exercisable commencing upon their date of issuance at a per share exercise price equal to [____]% of the public offering price, subject to standard anti-dilution adjustments for stock splits and similar transactions, and will expire five years from the date of this prospectus. The holders of shares of common stock acquired upon exercise of the warrants have the right to include such shares in any future registration statements filed by us and to demand one registration for the shares. The warrants and underlying shares are not transferable during the 180 day period immediately following the date of this prospectus, except to officers of WestPark Capital, Inc.

70

The representative may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over- allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to some limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

In connection with the offering, the underwriters may make short sales of the issuer’s shares and may purchase the issuer’s shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered’ short sales are sales made in an amount not greater than the underwriters’ ‘overallotment’ option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. ‘Naked’ short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the issuer’s stock or preventing or retarding a decline in the market price of issuer’s stock. As a result, the price of the issuer’s stock may be higher than the price that might otherwise exist in the open market.

Prior to this offering, there has been no public market of the common stock. Consequently, the initial public offering price will be determined by negotiations between us and the underwriters. Among the factors considered in these negotiations will be prevailing market conditions, the market capitalizations and the stages of development of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, our results of operations in recent periods, the present state of our development and other factors deemed relevant.

We estimate that our out of pocket expenses for this offering will be approximately $[____________].

71

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Kirkpatrick & Lockhart Preston Gates Ellis LLP, Los Angeles, California. Stubbs Alderton & Markiles, LLP, Sherman Oaks, California is acting as counsel for the underwriters.

EXPERTS

Our consolidated financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005, and 2004 appearing in this Prospectus and Registration Statement have been audited by Dominic K.F. Chan & Co., Certified Public Accountants, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

72

HONG KONG HIGHPOWER TECHNOLOGY, INC.

FINANCIAL STATEMENTS
(Stated in US dollars)

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	As of
	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$
	(restated)	(restated)
ASSETS
Current Assets :
Cash and cash equivalents	1,576,035	488,070
Restricted cash	4,053,585	1,010,580
Accounts receivable	14,489,335	8,127,170
Notes receivable	-	76,764
Prepaid expenses and other receivables - Note 7	2,779,502	2,612,091
Advance to related parties - Note 13	-	634,161
Inventories, net - Note 8	14,939,809	15,623,791
Prepaid lease payments - Note 10	55,443	-

Total Current Assets	37,893,709	28,572,627
Deferred tax assets - Note 6	25,929	8,443
Plant and equipment, net - Note 9	3,639,172	3,154,660
Leasehold land - Note 10	2,716,724	-
Intangible asset - Note 11	962,500	-
TOTAL ASSETS	45,238,034	31,735,730

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Accounts payable	19,241,449	17,327,402
Other payables accrued liabilities - Note 12	2,391,144	1,170,275
Income tax payable	41,927	122,710
Bank borrowings - Note 14	15,162,172	5,950,626

Total Current Liabilities	36,836,692	24,571,013

TOTAL LIABILITIES	36,836,692	24,571,013

COMMITMENTS AND CONTINGENCIES - Note 16

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)
(Stated in US Dollars)

	As of
	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$
	(restated)	(restated)
STOCKHOLDERS’ EQUITY
Preferred stock
Par value: US$0.0001
Authorized: 10,000,000 shares
Issued and outstanding: none	-	-

Common stock
Par value : US$0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 14,798,328 shares	1,480	1,480
Additional paid-in capital	62,837	62,837
Accumulated other comprehensive income	861,811	470,383
Retained earnings	7,475,214	6,630,017

TOTAL STOCKHOLDERS’ EQUITY	8,401,342	7,164,717

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	45,238,034	31,735,730

See notes to condensed consolidated financial statement

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
	(restated)	(restated)	(restated)	(restated)
Net sales	19,879,829	13,571,303	51,886,178	31,210,518
Cost of sales	(17,269,784)	(11,956,237)	(45,372,444)	(26,146,521)

Gross profit	2,610,045	1,615,066	6,513,734	5,063,997
Depreciation - Notes 3 and 9	(31,532)	(19,347)	(85,576)	(54,837)
Selling and distributing costs	(631,203)	(468,283)	(1,579,491)	(1,049,943)
Administrative and other operating expenses	(920,690)	(639,736)	(2,923,043)	(1,458,683)

Income from operations	1,026,620	487,700	1,925,624	2,500,534
Fees and costs related reorganization	-	-	-	(75,229)
Other income - Note 4	58,861	13,555	132,724	43,820
Interest expenses - Note 5	(189,446)	(77,336)	(438,086)	(168,843)

Income before taxes	896,035	423,919	1,620,262	2,300,282
Income taxes - Note 6	(57,916)	(31,785)	(110,716)	(168,754)

Net income for the period	838,119	392,134	1,509,546	2,131,528

Other comprehensive income
- Foreign currency translation gain	127,959	58,119	391,428	122,552

Comprehensive income	966,078	450,253	1,900,974	2,254,080

Earnings per share of common stock
- Basic and dilutive	0.07	0.03	0.13	0.15

Weighted average number of common shares
- Basic and dilutive	14,798,328	14,798,328	14,798,328	14,798,328

See notes to condensed consolidated financial statements

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Cash flows from operating activities				(restated)
Net income	838,119	392,134	1,509,546	2,131,546

Adjustments to reconcile net income to net cash flows provided by operating activities :
Amortisation of intangible asset	12,500	-	37,500	-
Bad debts written off	-	-	21,192	22,425
Depreciation	160,881	81,647	423,103	217,266
Loss on disposal of plant and equipment	1,508	1,651	3,848	3,986
Income taxes	57,916	31,785	110,716	168,754

Changes in operating assets and liabilities :
Accounts receivable	(2,613,496)	(2,526,165)	(5,948,915)	(3,698,299)
Notes receivable	67,994	(160,515)	76,389	517,713
Prepaid expenses and other receivables	(595,143)	(661,089)	(66,464)	(634,879)
Inventories	146,921	(2,128,902)	1,253,050	(4,799,694)
Accounts payable	(789,661)	3,773,470	1,227,858	5,111,468
Other payables and accrued liabilities	(5,137)	(219,122)	1,179,232	(212,197)
Income tax payable	(16,110)	(24,911)	(211,597)	(213,125)

Net cash flows used in operating activities	(2,733,708)	(1,440,017)	(384,542)	(1,385,036)

Cash flows from investing activities
Acquisition of plant and equipment	(276,796)	(542,450)	(789,753)	(1,257,677)
Acquisition of leasehold land	(9,027)	-	(2,715,046)	-
Acquisition of intangible asset	-	-	(1,000,000)	-
Proceeds from disposal of plant and equipment	-	-	6,022	5,163

Net cash flows used in investing activities	(285,823)	(542,450)	(4,498,777)	(1,252,514)

Cash flows from financing activities
Proceeds from new short-term bank loans	1,516	249,645	455,981	498,859
Repayment of short-term bank loans	(437,370)	(468,057)	(716,541)	(904,182)
Net advancement of other bank borrowings	6,033,041	2,451,569	9,060,192	4,368,526
Increase in restricted cash	(2,276,110)	(312,977)	(2,942,583)	(611,750)
Advance to related parties	7,996	174,875	78,290	(41,766)

Net cash flows provided by financing activities	3,329,073	2,095,055	5,935,339	3,309,687

Net increase in cash and cash equivalents	309,542	112,588	1,052,020	672,137
Effect of foreign currency translation on cash and cash equivalents	21,545	(4,940)	36,581	(1,081)
Cash and cash equivalents - beginning of period	1,244,948	1,030,848	487,434	467,440

Cash and cash equivalents - end of period	1,576,035	1,138,496	1,576,035	1,138,496

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Stated in US Dollars)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Supplemental disclosures for cash flow information :				(restated)
Cash paid for :
Interest	829	77,264	249,469	244,055
Income taxes	652	42,911	196,139	213,125

See notes to condensed consolidated financial statements

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

1. Corporation information and reorganization

Hong Kong Highpower Technology Company Limited (the “Company”) was incorporated in the Hong Kong on July 4, 2003 under the Hong Kong Companies Ordinance. The Company was organized principally to manufacture and trading of batteries.

The Company underwent a group reorganization (the “Reorganization”) which was approved by authorized institutions in December, 2005, the Company acquired all of the outstanding common stock of Shenzhen Highpower Technology Co., Ltd. (“SZ Highpower”) from its then existing Stockholders (the “Stockholders”), Pan Dangyu, Li Kai Man, Li Wenliang and Ma Wenwei.

The above-mentioned Stockholders are the common stockholders for both the Company and SZ Highpower. The acquisition was financed by a short-term loan bearing interest of $75,229 (equivalent to HK$584,000) which was charged to operations. The transaction was accounted for as corporate reorganization of entities under common control.

As a result of the Reorganization in 2005, SZ Highpower became the wholly owned subsidiary of the Company and became the Company’s main operational business.

As of September 30, 2007, the particulars of the subsidiary are as follows:-

	Date of	Attributable equity interest %		Registered
Name of company	incorporation	Direct	Indirect	capital
Shenzhen Highpower Technology Co., Ltd. (“SZ Highpower”)	October 8, 2002	100	-	RMB20,000,000

2. Description of business

The Company and its subsidiary are engaged in manufacturing and trading of nickel metal hydride rechargeable batteries.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

3. Summary of significant accounting policies

Basis of presentation and consolidation

The accompanying condensed consolidated financial statements of the Company and its subsidiary have been prepared in accordance with generally accepted accounting principles in the United States of America for interim consolidated financial information. Accordingly, they do not include all the information and notes necessary for comprehensive consolidated financial statements.

In the opinion of the management of the Company, all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the three-month periods have been made. Results for the interim period presented are not necessarily indicative of the results that might be expected for the entire fiscal year. These condensed financial statements should be read in conjunction with the consolidated financial statements of the Company and the notes for the year ended December 31, 2006.

The consolidated financial statements include the accounts of the Company and its subsidiary. Inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and equipment and intangible asset. Actual results could differ from those estimates.

Comparative amounts

Certain comparative amounts have been reclassified to conform to the current period’s presentation. These reclassifications had no effect on reported total assets, liabilities, shareholders’ equity, or net income.

Economic and political risks

SZ Highpower’s operations are conducted in the People’s Republic of China (the “PRC”). Accordingly, SZ Highpower’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environment in the PRC and by the general state of the PRC economy.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

3. Summary of significant accounting policies (Continued)

Economic and political risks (Continued)

SZ Highpower’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment and foreign currency exchange. SZ Highpower’s results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad and rates and methods of taxation, among other things.

Restricted cash

Deposits in banks for securities of bank borrowings that are restricted in use are classified as restricted cash.

Accounts receivable

Accounts receivable are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the period end. An allowance is also made when there is objective evidence that the Group will not be able to collect all amounts due according to original terms of receivables. Bad debts are written off when identified. The Group extends unsecured credit to customers in the normal course of business and believes all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible. The Group does not accrue interest on trade accounts receivable.

During the three months ended September 30, 2007 and 2006, the Group did not experience any bad debts.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined on a weighted average basis and includes purchase costs, direct labor and factory overheads. There are no significant freight charges, inspection costs and warehousing costs incurred for any of the periods presented. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. The Group’s reserve requirements generally increase as the management projected demand requirements; decrease due to market conditions, product life cycle changes. During the reporting periods, the Company did not make any allowance for slow-moving or defective inventories.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

3. Summary of significant accounting policies (Continued)

Leasehold land

Leasehold land, representing upfront payment for land use rights, is capitalized at its acquisition cost and amortized using the straight-line method over the lease terms.

Intangible asset

Intangible asset with limited useful lives is stated at cost less accumulated amortisation and accumulated impairment losses.

Amortisation of intangible asset is provided using the straight-line method over its estimated useful lives at the following annual rate :-

Consumer battery license fee	5%

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of plant and equipment is provided using the straight-line method over their estimated useful lives at the following annual rates :-

Furniture, fixtures and office equipment	20%
Leasehold improvement	50%
Machinery and equipment	10%
Motor vehicles	20%

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Group recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cashflows attributable to such assets.

No impairment of long-lived assets was recognized for any of the periods presented.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

3. Summary of significant accounting policies (Continued)

Revenue recognition

The Company recognizes revenue when the goods are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probably, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Sales of goods represent the invoiced value of goods, net of sales returns, trade discount and allowances.

The Company does not have arrangements for returns from customers and does not have any future obligations directly or indirectly related to product resales by the customer. The Company has no incentive program and grants special pricing for expected volumes of purchases but to date has not had to record adjustments to such pricing if pre set volume are not met by the customer.

Basic and diluted earnings per share

The Company reports basic earnings or loss per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares of the Company represents the common stock outstanding during the periods. All share amounts have been retroactively restated for the reverse merger effective November 2, 2007 (see Note 20).

The Company has no dilutive instruments outstanding, such as options and warrants. Accordingly, basic and diluted earnings per share are the same for all periods presented.

Recent accounting pronouncements

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes.” This interpretation requires that the Company recognize in its financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings, if any. Adoption of FIN 48 did not have an effect on the Company’s results of operations or financial condition. The Company did not have any material unrecognized tax benefits as of January 1, 2007 or September 30, 2007.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

3. Summary of significant accounting policies (Continued)

Recent accounting pronouncements (Continued)

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of SFAS 157 should be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except in some circumstances where it will be applied retrospectively. The Company is currently evaluating the effect, if any, of SFAS 157 on its financial statements. Although the Company continues to evaluate the provisions of SFAS No.157, management currently does not believe the adoption of SFAS 157 will have a material impact on the Company’s consolidated financial statements.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No. 108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transaction provisions of SAB No.108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The adoption of SAB No. 108 has no material effect on the Company’s financial statement.

On February 15, 2007, the FASB issued SFAS No. 159, “ The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of SFAS No. 115.” The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year if the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 157. The Company did not early adopt SFAS 159. Although the Company will continue to evaluate the provisions of SFAS 159, management currently does not believe the adoption of SFAS 159 will have a material impact on the Company’s consolidated financial statements.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

4. Other income

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Bank interest income	23,125	1,956	34,797	5,162
Other interest income	16,280	-	19,287	-
Sundry income	19,456	11,599	78,640	38,658

	58,861	13,555	132,724	43,820

5. Interest expenses

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Interest on bills	172,142	72,740	383,954	137,428
Interest on short-term bank loans	17,261	4,596	41,104	31,415
Interest on other loan	43	-	13,028	-

	189,446	77,336	438,086	168,843

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

6. Income taxes

The components of the provision for income taxes are:

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
PRC income taxes	61,663	31,785	127,900	168,754

Deferred tax benefit	(3,747)	-	(17,184)	-

	57,916	31,785	110,716	168,754

The major components of deferred tax recognized in the consolidated balance sheets as of September 30, 2007 and December 31, 2006 are as follows :-

	As of
	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$
Temporary difference on :-
reorganization of expenses	(23,116)	(8,443)
accelerated tax depreciation on intangible asset	(2,813)	-

Deferred tax assets, net	(25,929)	(8,443)

Reorganized in the balance sheet:
Net deferred tax assets	(25,929)	(8,443)

7. Prepaid expenses and other receivables

	As of
	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$
Purchase deposits paid	60,407	935,417
Advance to staff	16,594	21,540
Other deposits and prepayments	211,569	130,870
Value-added tax prepayment	1,032,517	1,220,524
Other receivables	1,458,415	303,740

	2,779,502	2,612,091

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

8. Inventories

	As of
	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$

Raw materials	4,265,104	5,040,028
Work in progress	1,676,227	1,415,942
Finished goods	8,923,096	9,096,003
Consumables	54,482	52,122
Packing materials	20,900	19,696

	14,939,809	15,623,791

9. Plant and equipment

	As of
	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$
Cost
Furniture, fixtures and office equipment	610,029	510,853
Leasehold improvement	143,011	137,761
Machinery and equipment	3,659,430	2,938,971
Motor vehicles	335,614	250,655

	4,748,084	3,838,240

Accumulated depreciation
Furniture, fixtures and office equipment	177,412	92,092
Leasehold improvement	80,504	25,888
Machinery and equipment	731,402	475,767
Motor vehicles	119,594	89,833

	1,108,912	683,580

Net
Furniture, fixtures and office equipment	432,617	418,761
Leasehold improvement	62,507	111,873
Machinery and equipment	2,928,028	2,463,204
Motor vehicles	216,020	160,822

	3,639,172	3,154,660

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

9. Plant and equipment (Continued)

The components of depreciation charged are:

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Included in factory overheads	129,348	62,300	337,526	162,429
Included in operating expenses	31,532	19,347	85,576	54,837

	160,880	81,647	423,102	217,266

10. Leasehold land

	As of
	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$

Cost	2,772,167	-

Accumulated amortization	-	-

Net	2,772,167	-

Analyzed for reporting purposes as:
Current asset	55,443	-
Non-current asset	2,716,724	-

	2,772,167	-

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

11. Intangible asset

	As of
	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$
Cost
Consumer battery license fee	1,000,000	-

Accumulated amortization	37,500	-

Net	962,500	-

Amortization expenses included in selling and distributing costs for the nine months ended September 30, 2007 and 2006 are $37,500 and $Nil respectively.

The intangible asset was acquired from an independent third party and relates to a license agreement with Ovonic Battery Company, Inc. (“Ovonic”) under which Ovonic granted SZ Highpower (1) a royalty-bearing, non-exclusive license to use certain patents owned by Ovonic to manufacture Ni-MH batteries for portable consumer applications (“Consumer Batteries”) in the PRC and (2) a royalty-bearing, non-exclusive worldwide license to use certain patents owned by Ovonic to use, sell and distribute Consumer Batteries. The renewal agreement will remain in effect until the licensed patents under the agreement expire. Pursuant to the renewed agreement, Shenzhen Highpower will pay a license fee of up to $1.0 million based on gross sales of Consumer Batteries. The accounting for the intangible asset is based on its useful life to the reporting entity and the estimate of the useful life is based on the analysis of the Company’s assessment of existing batter technology, current trends in the battery business, potential developments and improvements, and its current business plan.

12. Other payables and accrued liabilities

	As of
	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$

Accrued expenses	685,963	622,010
Accrued staff welfare	-	111,749
Royalty payable	1,231,229	112,579
Sales deposits received	153,920	86,182
Other payables	320,032	237,755

	2,391,144	1,170,275

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

13. Advance to related parties

Advance to related parties for working capital are as follows:

	As of
	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$

Advance to shareholders	-	634,161

The above advances are interest-free, unsecured and have no fixed repayment terms.

14. Bank borrowings

	As of
	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$
Secured:
Repayable within one year
Non-recurring bank loans	665,106	896,964
Other bank borrowings	14,497,066	5,053,662

	15,162,172	5,950,626

As of September 30, 2007, the above banking borrowings were secured by the following:

(a)	charge over bank deposits of $4,053,585;

(b)	corporate guarantee executed by a third party and the Shenzhen Science and Technology Bureau ; and

(c)	personal guarantees executed by the directors of the Company;

15. Pension plans

For employees in PRC, the Group contributes on a monthly basis to various defined contribution plans organized by the relevant municipal and provincial government in the PRC based on certain percentage of the relevant employees’ monthly salaries. The municipal and provincial governments undertake to assume the retirement benefit obligations payable to all existing and future retired employees under these plans and the Group has no further constructive obligation for post-retirement benefits beyond the contributions made. Contributions to these plans are expenses as incurred.

The assets of the schemes are controlled by trustees and held separately from those of the Group. Total pension cost was $85,120 and $60,220 for the nine months ended September 30, 2007 and 2006 respectively.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

16. Commitments and contingencies

Operating leases commitments

The Group leases factory and office premises under various non-cancelable operating lease agreements that expire at various dates through years 2007 to 2010, with an option to renew the lease. All leases are on a fixed repayment basis. None of the leases includes contingent rentals. Minimum future commitments under these agreements payable as of September 30, 2007 are as follows:-

Period ending September 30	$

2008	531,065
2009	492,690
2010	469,877
2011	103,111

1,596,743

Rental expenses for the nine months ended September 30, 2007 and 2006 were $307,505 and $276,938 respectively.

Capital commitments

The Group has the following capital commitments as of September 30, 2007:

$

Purchase of plant and equipment	1,490

Contingencies

From time to time, the Company factors bills receivable to banks.  At the time of the factoring, all rights and privileges of holding the receivables are transferred to the banks.  The Company removes the asset from its books and records a corresponding expense for the amount of the discount.  The Company remains contingently liable on the amount outstanding in the event the bill issuer defaults.

	As of
	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	$	$

Bills discounted	422,697	1,323,442

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

17. Related party transactions

Apart from the transactions as disclosed in notes 13 and 14, the Group entered into the following transactions with its related party during the nine months ended September 30, 2007 and 2006 :-

	Nine months ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
	$	$

Management fee paid to Canhold International Limited	15,617	11,402

18. Segment Information

The Company uses the “management approach” in determining reportable operating segments.  The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operating results solely by monthly revenue (but not by sub-product type or geographic area) and operating results of the Company and, as such, the Company has determined that the Company has one operating segment as defined by SFAS 131, “ Disclosures about Segments of an Enterprise and Related Information ”.

Long-lived assets of the Group are located in PRC. Geographic information about the revenues and accounts receivable which are classified based on the location of the customers, is set out as follows:

	Nine months ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Net revenue	$	$

Hong Kong and China	21,433,716	20,434,138
Asia	4,356,175	2,225,364
Europe	17,314,386	4,817,798
North America	8,568,668	3,463,866
South America	213,233	265,610
Others	-	3,742

	51,886,178	31,210,518

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

18. Segment information (Continued)

	As of
	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
Accounts receivable	$	$

Hong Kong and China	3,789,289	5,545,244
Asia	736,762	262,743
Europe	6,903,057	1,857,294
North America	3,051,043	461,889
South America	9,184	-

	14,489,335	8,127,170

19.  Dividends

The directors had declared and now recommend the following dividend in respect of the period ended 30th September, 2007: -

	Nine months ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Dividends	$	$

Interim dividend declared and paid : HK$1.33 per share	664,348	-

20. Subsequent event

On October 20, 2007, the Company entered into a share exchange agreement with the shareholders of Hong Kong Highpower Technology, Inc., formally known as SRKP 11, Inc. Pursuant to the share exchange agreement (the “Exchange Agreement”) the Company agreed to exchange all of its outstanding shares for the issuance by Hong Kong Highpower Technology, Inc. of an aggregate of 14,798,328 shares. The Exchange Agreement closed on November 2, 2007, as a result of which the company became a wholly owned subsidiary of Hong Kong Highpower Technology, Inc.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

21. Restatement

The Company has restated its financial statements for the nine months ended September 31, 2007 and 2006 to correct various accounting errors. The statements of cash flows for the three and nine months ended September 30, 2007 and the three months ended September 30, 2006 are not included because no restatement is made on those statements.

The Company adjusted reorganization cost, which had been accounted as a charge to additional previously which accounted as paid-in capital to fees and costs related to reorganization. Because of these corrections, various income tax calculations were also revised, which effected net income and also caused reclassifications to cash flows. The Company also adjusted it weighted average shares outstanding used in its Earnings per calculation to reflect its actual shares outstanding under US GAAP.

In addition, the Company reclassified sales by adjusting the revenues from the second-class batteries and sale of waste material from other income to sales and cost of goods sold, respectively.

Below are summaries of the financial statements revised by the restatements described above.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

21. Restatement (Continued)

Condensed Consolidated Statements of Operations
Three months ended September 30, 2007 (Unaudited)

	2007	2007	2007
	(As originally	(As restated)	(Effect of
	Reported)		adjustments)
	$	$	$

Net sales	19,574,160	19,879,829	305,669
Cost of sales	(17,269,784)	(17,269,784)	-

Gross profit	2,304,376	2,610,045	305,669
Depreciation	(31,532)	(31,532)	-
Selling and distributing costs	(631,203)	(631,203)	-
Administrative and other operating expenses	(920,690)	(920,690)	-

Income from operations	720,951	1,026,620	305,669
Other income	364,530	58,861	(305,669)
Interest expenses	(189,446)	(189,446)	-

Income before taxes	896,035	896,035	-
Income taxes	(57,916)	(57,916)	-

Net income for the period	838,119	838,119	-

Other comprehensive income
- Foreign currency translation gain	127,959	127,959	-

Comprehensive income	966,078	966,078	-

Earnings per share of common stock
- Basic and dilutive	1.68	0.07	1.61

Weighted average number of common stock
- Basic and dilutive	500,000	14,798,328	14,298,328

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

21. Restatement (Continued)

Condensed Consolidated Statements of Operations
Three months ended September 30, 2006 (Unaudited)

	2006	2006	2006
	(As originally	(As restated)	(Effect of
	Reported)		adjustments)
	$	$	$

Net sales	13,571,303	13,571,303	-
Cost of sales	(11,956,237)	(11,956,237)	-

Gross profit	1,615,066	1,615,066	-
Depreciation	(19,347)	(19,347)	-
Selling and distributing costs	(468,283)	(468,283)	-
Administrative and other operating expenses	(639,736)	(639,736)	-

Income from operations	487,700	487,700	-
Other income	13,555	13,555	-
Interest expenses	(77,336)	(77,336)	-

Income before taxes	423,919	423,919	-
Income taxes	(31,785)	(31,785)	-

Net income for the period	392,134	392,134	-

Other comprehensive income
- Foreign currency translation gain	58,119	58,119	-

Comprehensive income	450,253	450,253	-

Earnings per share of common stock
- Basic and dilutive	0.78	0.03	0.75

Weighted average number of common stock
- Basic and dilutive	500,000	14,798,328	14,298,328

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

21. Restatement (Continued)

Condensed Consolidated Statements of Operations
Nine months ended September 30, 2007 (Unaudited)

	2007	2007	2007
	(As originally	(As restated)	(Effect of
	Reported)		adjustments)
	$	$	$

Net sales	50,896,263	51,886,178	989,915
Cost of sales	(45,532,614)	(45,372,444)	160,170

Gross profit	5,363,649	6,513,734	1,150,085
Depreciation	(85,576)	(85,576)	-
Selling and distributing costs	(1,579,491)	(1,579,491)	-
Administrative and other operating expenses	(2,923,043)	(2,923,043)	-

Income from operations	775,539	374,549	1,150,085
Other income	1,282,809	292,894	(1,150,085)
Interest expenses	(438,086)	(438,086)	-

Income before taxes	1,620,262	1,620,262	-
Income taxes	(110,716)	(110,716)	-

Net income for the period	1,509,546	1,509,546	-

Other comprehensive income
- Foreign currency translation gain	391,428	391,428	-

Comprehensive income	1,900,974	1,900,974	-

Earnings per share of common stock
- Basic and dilutive	3.02	0.13	(2.89)

Weighted average number of common stock
- Basic and dilutive	500,000	14,798,328	14,298,328

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

21. Restatement (Continued)

Condensed Consolidated Statements of Operations
Nine months ended September 30, 2006 (Unaudited)

	2006	2006	2006
	(As originally	(As restated)	(Effect of
	Reported)		adjustments)
	$	$	$

Net sales	31,210,518	31,210,518	-
Cost of sales	(26,146,521)	(26,146,521)	-

Gross profit	5,063,997	5,063,997	-
Depreciation	(54,837)	(54,837)	-
Selling and distributing costs	(1,049,943)	(1,049,943)	-
Administrative and other operating expenses	(1,458,683)	(1,458,683)	-

Income from operations	2,500,534	2,500,534	-
Fees and costs related reverse merger		(75,229)	(75,229)
Other income	43,820	43,820	-
Interest expenses	(168,843)	(168,843)	-

Income before taxes	2,375,511	2,300,282	(75,229)
Income taxes	(168,754)	(168,754)	-

Net income for the period	2,206,757	2,131,528	(75,229)

Other comprehensive income
- Foreign currency translation gain	122,552	122,552	-

Comprehensive income	2,329,309	2,254,080	(75,229)

Earnings per share of common stock
- Basic and dilutive	4.41	0.15	(4.26)

Weighted average number of common stock
- Basic and dilutive	500,000	14,798,328	14,298,328

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

21. Restatement (Continued)

Condensed Consolidated Balance Sheet
September 30, 2007 (Unaudited)

	2007	2007	2007
	(As originally	(As restated)	(Effect of
	Reported)		Adjustments)
	$	$	$

ASSETS
Current Assets :
Cash and cash equivalents	1,576,035	1,576,035	-
Restricted cash	4,053,585	4,053,585	-
Accounts receivable	14,489,335	14,489,335	-
Notes receivable	-	-
Prepaid expenses and other receivables	2,779,502	2,779,502	-
Advance to related parties	-	-
Inventories, net	14,939,809	14,939,809	-
Prepaid lease payments	55,443	55,443	-

Total Current Assets	37,893,709	37,893,709	-
Deferred tax assets	25,929	25,929	-
Plant and equipment, net	3,639,172	3,639,172	-
Leasehold land	2,716,724	2,716,724	-
Intangible asset	962,500	962,500	-

TOTAL ASSETS	45,238,034	45,238,034	-

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Accounts payable	19,241,449	19,241,449	-
Other payables accrued liabilities	2,391,144	2,391,144	-
Income tax payable	41,927	41,927	-
Bank borrowings	15,162,172	15,162,172	-

Total Current Liabilities	36,836,692	36,836,692	-

TOTAL LIABILITIES	36,836,692	36,836,692	-

COMMITMENTS AND CONTINGENCIES

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

21. Restatement (Continued)

Condensed Consolidated Balance Sheet
September 30, 2007 (Unaudited)

	2007	2007	2007
	(As originally	(As restated)	(Effect of
	Reported)		Adjustments)
	$	$	$

STOCKHOLDERS’ EQUITY
Common stock
Par value : US$0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 14,798,328 shares	64,317	1,480	(62,837)
Additional paid-in capital	(75,229)	62,837	138,066
Accumulated other comprehensive income	861,811	861,811	-
Retained earnings	7,550,443	7,475,214	75,229

TOTAL STOCKHOLDERS’ EQUITY	8,401,342	8,401,342	-

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	45,238,034	45,238,034	-

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

21. Restatement (Continued)

Condensed Consolidated Balance Sheet
September 30, 2006 (Unaudited)

	2006	2006	2006
	(As originally	(As restated)	(Effect of
	Reported)		Adjustments)
	$	$	$

ASSETS
Current Assets :
Cash and cash equivalents	488,070	488,070	-
Restricted cash	1,010,580	1,010,580	-
Accounts receivable	8,127,170	8,127,170	-
Notes receivable	76,764	76,764
Prepaid expenses and other receivables	2,612,091	2,612,091	-
Advance to related parties	634,161	634,161
Inventories, net	15,623,791	15,623,791	-
Prepaid lease payments	-	-	-

Total Current Assets	28,572,627	28,572,627	-
Deferred tax assets	8,443	8,443	-
Plant and equipment, net	3,154,660	3,154,660	-
Leasehold land	-	-	-
Intangible asset	-	-	-

TOTAL ASSETS	31,735,730	31,735,730	-

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Accounts payable	17,327,402	17,327,402	-
Other payables accrued liabilities	1,170,275	1,170,275	-
Income tax payable	122,710	122,710	-
Bank borrowings	5,950,626	5,950,626	-

Total Current Liabilities	24,571,013	24,571,013	-

TOTAL LIABILITIES	24,571,013	24,571,013	-

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

21. Restatement (Continued)

Condensed Consolidated Balance Sheet
September 30, 2006 (Unaudited)

	2006	2006	2006
	(As originally	(As restated)	(Effect of
	Reported)		Adjustments)
	$	$	$
STOCKHOLDERS’ EQUITY
Common stock
Par value : US$0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 14,798,328 shares	64,317	1,480	(62,837)
Additional paid-in capital	(75,229)	62,837	138,066
Accumulated other comprehensive income	470,383	861,811	391,428
Retained earnings	6,705,246	7,475,214	769,968

TOTAL STOCKHOLDERS’ EQUITY	7,164,717	8,401,342	1,236,625

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	31,735,730	45,238,034	13,502,304

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

21. Restatement (continued)

Condensed Consolidated Statements of Cash Flows
Nine months ended September 30, 2006 (Unaudited)

	2006	2006	2006
	(As originally	(As restated)	(Effect of
	reported)		Adjustments)
	$	$	$
Cash flows from operating activities
Net income	2,206,757	2,131,528	(75,229)
Adjustments to reconcile net income to net cash flows
provided by operating activities :
Amortisation of intangible asset	-	-	-
Bad debts written off	22,425	22,425	-
Depreciation	217,266	217,266	-
Loss on disposal of plant and equipment	3,986	3,986	-
Income taxes	168,754	168,754	-

Changes in operating assets and liabilities :
Accounts receivable	(3,698,299)	(3,698,299)	-
Notes receivable	517,713	517,713	-
Prepaid expenses and other receivables	(634,879)	(634,879)	-
Inventories	(4,799,694)	(4,799,694)	-
Accounts payable	5,111,468	5,111,468	-
Other payables and accrued liabilities	(212,197)	(212,197)	-
Income tax payable	(213,125)	(213,125)	-

Net cash flows used in operating activities	(1,309,825)	(1,385,054)	(75,229)

Cash flows from investing activities
Acquisition of plant and equipment	(1,257,677)	(1,257,677)	-
Acquisition of leasehold land	-	-	-
Acquisition of intangible asset	-	-
Proceeds from disposal of plant and equipment	5,163	5,163
Cost of reorganization	(75,211)	-	75,211

Net cash flows used in investing activities	(1,327,725)	(1,252,514)	75,211

Cash flows from financing activities
Proceeds from new short-term bank loans	498,859	498,859	-
Repayment of short-term bank loans	(904,182)	(904,182)	-
Net advancement of other bank borrowings	4,368,526	4,368,526	-
Increase in restricted cash	(611,750)	(611,750)	-
Advance to related parties	(41,766)	(41,766)	-

Net cash flows provided by financing activities	3,309,687	3,309,687	-

Net increase in cash and cash equivalents	672,137	672,119	(18)
Effect of foreign currency translation on cash and cash equivalents	(1,081)	(1,063)	18
Cash and cash equivalents - beginning of period	467,440	467,440	-

Cash and cash equivalents - end of period	1,138,496	1,138,496	-

Hong Kong Highpower Technology Company Limited
Consolidated Financial Statements
December 31, 2006, 2005 and 2004
(Stated in US Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Hong Kong Highpower Technology Company Limited

We have audited the accompanying consolidated balance sheets of Hong Kong Highpower Technology Company Limited (the “Company”) and its subsidiary (collectively referred to as the “Group”) as of December 31, 2006, 2005 and 2004, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2006, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years ended December 31, 2006, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 18 to the consolidated financial statements, the Company corrected an accounting error by restating previously issued financial statements.

Dominic K.F. Chan & Co
Certified Public Accountants
Hong Kong
July 14, 2007, except for Note 18 as to which the date is January 21, 2008

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	At December 31,
	2006	2005	2004
	$	$	$
	(restated)	(restated)	(restated)
ASSETS
Current Assets :
Cash and cash equivalents	488,070	467,026	298,508
Restricted cash	1,010,580	-	-
Accounts receivable	8,127,170	4,770,651	2,903,047
Notes receivable	76,764	696,910	184,738
Prepaid expenses and other receivables - Note 7	2,612,091	733,410	396,895
Advance to related parties - Note 11	634,161	498,496	107,583
Tax prepayment	-	-	1,276
Inventories, net - Note 8	15,623,791	5,684,725	2,429,898

Total Current Assets	28,572,627	12,851,218	6,321,945
Deferred tax assets - Note 6	8,443	7,568	16,599
Plant and equipment, net - Note 9	3,154,660	1,726,592	1,039,925

TOTAL ASSETS	31,735,730	14,585,378	7,378,469

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Accounts payable	17,327,402	8,485,498	4,502,327
Other payables and accrued liabilities - Note 10	1,170,275	1,164,622	990,473
Advance from a related party - Note 11	-	-	87,606
Income tax payable	122,710	117,875	-
Bank borrowings - Note 12	5,950,626	960,323	241,648
Other loans - Note 12	-	-	84,577

Total Current Liabilities	24,571,013	10,728,318	5,906,631

TOTAL LIABILITIES	24,571,013	10,728,318	5,906,631

COMMITMENTS AND CONTINGENCIES - Note 15

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONSOLIDATED BALANCE SHEETS (Continued)
(Stated in US Dollars)

	At December 31,
	2006	2005	2004
	$	$	$
	(restated)	(restated)	(restated)
STOCKHOLDERS’ EQUITY
Preferred Stock
Par value: US$0.0001
Authorized: 10,000,000 shares
Issued and outstanding: none	-	-	-

Common stock
Par value : $0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 14,798,328 shares	1,480	1,480	1,480
Additional paid-in capital	62,837	62,837	183,656
Accumulated other comprehensive income	470,383	195,053	43
Retained earnings	6,630,017	3,597,690	1,286,659

TOTAL STOCKHOLDERS’ EQUITY	7,164,717	3,857,060	1,471,838

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	31,735,730	14,585,378	7,378,469

See notes to consolidated financial statements

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars)

	Year ended December 31,
	2006	2005	2004
	$	$	$
	(restated)	(restated)	(restated)

Net sales	44,375,682	25,010,030	10,956,327
Cost of sales	(36,958,529)	(20,757,320)	(9,305,675)

Gross profit	7,417,153	4,252,710	1,650,652
Depreciation - Note 9	(80,213)	(46,209)	(25,219)
Selling and distributing costs	(1,634,366)	(856,526)	(640,833)
Administrative and other operating expenses	(2,159,502)	(854,246)	(549,172)

Income from operations	3,543,072	2,495,729	435,428
Fees and costs related to reorganization	(75,229)	-	-
Other income - Note 4	58,588	57,907	32,898
Interest expenses - Note 5	(253,617)	(54,971)	(9,666)

Income before taxes	3,272,814	2,498,665	458,660
Income taxes - Note 6	(240,487)	(187,634)	16,599

Net income	3,032,327	2,311,031	475,259

Earnings per share of common stock
- Basic and dilutive	0.20	0.16	0.03

Weighted average number of common shares
- Basic and dilutive	14,798,328	14,798,328	14,798,328

See notes to consolidated financial statements

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (restated)
(Stated in US Dollars)

						Accumulated
					Additiona	other
	Preferred stock		Common stock		paid-in	comprehensive	Retained
	Shares	Amount	Shares	Amount	capital	income	earnings	Total
		$		$	$	$	$	$
Balance, January 1, 2004	-	-	14,798,328	1,480	120,819	-	811,400	933,699
Reorganization - Note 1	-	-	-	-	62,837	-	-	62,837
Comprehensive income
Net income	-	-	-	-	-	-	475,259	475,259
Foreign currency translation
adjustments	-	-	-	-	-	43	-	43
Total comprehensive income	-	-	-	-	-	43	475,259	475,302

Balance, December 31, 2004	-	-	14,798,328	1,480	183,656	43	1,286,659	1,471,838
Consolidation of Shenzhen
Highpower Technology Co., Ltd	-	-	-	-	(120,819)	-	-	(120,819)
Comprehensive income
Net income	-	-	-	-	-	-	2,311,031	2,311,031
Foreign currency translation
adjustments	-	-	-	-	-	195,010	-	195,010
Total comprehensive income	-	-	-	-	-	195,010	2,311,031	2,506,041

Balance, December 31, 2005	-	-	14,798,328	1,480	62,837	195,053	3,597,690	3,857,060
Comprehensive income
Net income	-	-	-	-	-	-	3,032,327	3,032,327
Foreign currency translation
adjustments	-	-	-	-	-	275,330	-	275,330
Total comprehensive income	-	-	-	-	-	275,330	3,032,327	3,307,657

Balance, December 31, 2006	-	-	14,798,328	1,480	62,837	470,383	6,630,017	7,164,717

See notes to consolidated financial statements

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	Year ended December 31,
	2006	2005	2004
	$	$	$
Cash flows from operating activities	(restated)
Net income	3,032,327	2,311,031	475,259
Adjustments to reconcile net income to net cash flows
provided by (used in) operating activities :
Bad debts written off	22,878	9,645	-
Depreciation	343,841	182,307	94,742
Loss on disposal of plant and equipment	32,844	5,261	9,028
Income taxes	240,487	187,634	(16,599)

Changes in operating assets and liabilities :
Accounts receivable	(3,155,007)	(1,778,398)	(1,220,945)
Notes receivable	620,101	(511,456)	(184,379)
Prepaid expenses and other receivables	(1,826,594)	(313,424)	(96,222)
Inventories	(9,556,898)	(3,148,845)	(1,168,209)
Accounts payable	8,387,286	3,814,931	2,154,557
Other payables and accrued liabilities	(32,771)	154,267	528,007
Income tax payable	(240,514)	(60,831)	-

Net cash flows provided by (used in) operating activities	(2,132,020)	852,122	575,239

Cash flows from investing activities
Acquisition of plant and equipment	(1,733,167)	(849,768)	(561,677)
Proceeds from disposal of plant and equipment	13,747	11,186	1,450

Net cash flows used in investing activities	(1,719,420)	(838,582)	(560,227)

Cash flows from financing activities
Proceeds from new short-term bank loans	879,630	977,681	241,641
Repayment of short-term bank loans	(973,876)	(274,973)	-
Repayment of other loans	-	(85,547)	-
Net advancement of other bank borrowings	4,955,996	-	-
Increase in restricted cash	(991,050)	-	-
Advance from a related party	-	-	(52,682)
Advance to related parties	(38,495)	(468,151)	(70,920)

Net cash flows provided by financing activities	3,832,205	149,010	118,039

Net increase (decrease) in cash and cash equivalents	(19,235)	162,550	133,051
Effect of foreign currency translation on cash and cash equivalents	40,279	5,968	(97)
Cash and cash equivalents - beginning of year	467,026	298,508	165,554

Cash and cash equivalents - end of year	488,070	467,026	298,508

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Stated in US Dollars)

	Years ended December 31,
	2006	2005	2004
	$	$	$
Supplemental disclosures for cash flow information :	(restated)
Cash paid for :
Interest	328,798	54,971	7,128
Income taxes	240,514	60,831	-

See notes to consolidated financial statements

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

1. Corporation information and reorganization

Hong Kong Highpower Technology Company Limited (the “Company”) was incorporated in the Hong Kong on July 4, 2003 under the Hong Kong Companies Ordinance. The Company was organized principally to manufacture and trade batteries.

The Company underwent a group reorganization (the “Reorganization”) which was approved by authorized institutions in December, 2005, the Company acquired all of the outstanding common stock of Shenzhen Highpower Technology Co., Ltd. (“SZ Highpower”) from its then existing Stockholders (the “Stockholders”), Pan Dangyu, Li Kai Man, Li Wenliang and Ma Wenwei.

The above-mentioned Stockholders are the common stockholders for both the Company and SZ Highpower. The acquisition was financed by a short-term loan bearing interest of $75,229 (equivalent to HK$584,000) which was charged to the statements of operations. The transaction was accounted for as a corporate reorganization of entities under common control.

As a result of the Reorganization in 2005, SZ Highpower became the wholly owned subsidiary of the Company and became the Company’s main operational business.

As of December 31, 2006, the particulars of the subsidiary are as follows:-

	Date of	Attributable equity interest %		Registered
Name of company	incorporation	Direct	Indirect	capital
Shenzhen Highpower Technology Co., Ltd. (“SZ Highpower”)	October 8, 2002	100	-	RMB20,000,000

2. Description of business

The Company and its subsidiary are engaged in manufacturing and trading of nickel metal hydride rechargeable batteries.

3. Summary of significant accounting policies

Basis of presentation and consolidation

On December 2005, the Reorganization was approved by authorized institutions and accordingly, accounting for recapitalization has been adopted for the preparation of the comparative figures of the consolidated financial statements. The consolidated financial statements for the years ended December 31, 2005 and 2004 have been issued under the name of the legal parent, the Company, but include the financial statements of SZ Highpower. For 2004, the financial presentation is on a combined basis; however, the difference between the presentation of financial statements on a combined basis and on the basis of consolidation is not significant.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

3. Summary of significant accounting policies (Continued)

Basis of presentation and consolidation (Continued)

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

The consolidated financial statements include the accounts of the Company and its subsidiaries. Inter-company accounts and transactions have been eliminated in consolidation.

The results of subsidiaries acquired or disposed of during the years are included in the consolidated statements of operations from the effective date of acquisition or up to the effective date of disposal.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and equipment. Actual results could differ from those estimates.

Comparative amounts

Certain comparative amounts have been reclassified to conform to the current period’s presentation. These reclassifications had no effect on reported total assets, liabilities, shareholders’ equity, or net income.

Economic and political risks

SZ Highpower’s operations are conducted in the People’s Republic of China (the “PRC”). Accordingly, SZ Highpower’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environment in the PRC and by the general state of the PRC economy.

SZ Highpower’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment and foreign currency exchange. SZ Highpower’s results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad and rates and methods of taxation, among other things.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

3. Summary of significant accounting policies (Continued)

Concentrations of credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist principally of accounts receivable. The Group extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. In order to minimize the credit risk, the management of the Group has delegated a team responsibility for determination of credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. Further, the Group reviews the recoverable amount of each individual trade debt at each balance sheet date to ensure that adequate impairment losses are made for irrecoverable amounts. In this regard, the directors of the Group consider that the Group’s credit risk is significantly reduced. Other than set forth below, no customers represented 10% or more of the Group’s net sales and accounts receivable.

As of and for the years ended December 31, 2006, 2005 and 2004, customers representing 10% or more of the Group’s net sales and accounts receivable are:

	Year ended December 31
	2006	2005	2004
	$	$	$
Net sales from major customer during the year	-	3,076,377	1,415,605

Accounts receivable at year-end	2,662,952	1,931,831	1,165,485

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less.

Restricted cash

Deposits in banks for securities of bank borrowings that are restricted in use are classified as restricted cash.

Accounts receivable

Accounts receivable are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the year end. An allowance is also made when there is objective evidence that the Group will not be able to collect all amounts due according to original terms of receivables. Bad debts are written off when identified. The Group extends unsecured credit to customers in the normal course of business and believes all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible. The Group does not accrue interest on trade accounts receivable.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

3. Summary of significant accounting policies (Continued)

Accounts receivable (Continued)

During the years ended 2006, 2005 and 2004, the Group experienced bad debts of $22,878, $9,645 and $Nil respectively.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined on a weighted average basis and includes purchase costs, direct labor and factory overheads. There are no significant freight charges, inspection costs and warehousing costs incurred for any of the periods presented. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. The Group’s reserve requirements generally increase as the management projected demand requirements; decrease due to market conditions, product life cycle changes. During the reporting years, the Company did not make any allowance for slow-moving or defective inventories.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of plant and equipment is provided using the straight-line method over their estimated useful lives at the following annual rates :-

Furniture, fixtures and office equipment	20%
Leasehold improvement	50%
Machinery and equipment	10%
Motor vehicles	20%

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Group recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cashflows attributable to such assets.

No impairment of long-lived assets was recognized for any of the years presented.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

3. Summary of significant accounting policies (Continued)

Revenue recognition

The Company recognizes revenue when the goods are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probably, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Sales of goods represents the invoiced value of goods, net of sales returns, trade discounts and allowances.

The Company does not have arrangements for returns from customers and does not have any future obligations directly or indirectly related to product resales by the customer. The Company has no incentive program and grants special pricing for expected volumes of purchases but to date has not had to record adjustments to such pricing if pre set volume are not met by the customer.

Advertising and promotion expenses

Advertising and promotion expenses are charged to expense as incurred.

Advertising and promotion expenses amounted to $96,045, $117,191 and $114,246 during 2006, 2005 and 2004, respectively, and are included in selling and distributing costs.

Income taxes

The Group uses the liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

In accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate of SZ Highpower is 15%. However, also in accordance with the relevant taxation laws in the PRC, from the time that the company has its first profitable tax year, it is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. SZ Highpower’s first profitable tax year was 2003. SZ Highpower will be levied at the 15% tax rate in 2008.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

3. Summary of significant accounting policies (Continued)

Comprehensive income

The Group has adopted SFAS 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments of the Group.

Foreign currency translation

The Group maintains its financial statements in the functional currency of the Renminbi (“RMB”). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency (generally Renminbi) at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Group which are prepared using the functional currency are then translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment in other comprehensive income, a component of stockholders’ equity.

	2006	2005	2004

Year end RMB : US$ exchange rate	7.804	8.070	8.277
Average yearly RMB : US$ exchange rate	7.958	8.183	8.277

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that RMB amounts could have been, or could be, converted into US$ at rates used in translation.

Fair value of financial instruments

The carrying values of the Group’s financial instruments, including cash and cash equivalents, restricted cash, trade and other receivables, deposits, trade and other payables approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

The Group is exposed to certain foreign currency risk from export sales transactions and recognized accounts receivable as they will affect the future operating results of the Group. The Group did not have any hedging activities during the reporting period. As the functional currency of the Group is RMB, the difference on translation to US dollars for reporting purpose is included in foreign exchange adjustment in other comprehensive income.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

3. Summary of significant accounting policies (Continued)

Basic and diluted earnings per share

The Company reports basic earnings or loss per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares of the Company represents the common stock outstanding during the years. All share amounts have been retroactively restated for the reverse merger effective November 2, 2007 (see Note 18).

The Company has no dilutive instruments outstanding, such as options and warrants. Accordingly, basic and diluted earnings per share are the same for all periods presented.

Recent accounting pronouncements

The FASB released SFAS No. 156, “Accounting for Servicing of Financial Assets,” to simplify accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 156 permits an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities after they have been initially measured at fair value. SFAS 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006. SFAS 156 will be effective for the Company as of December 31, 2006, the beginning of the Company’s 2007 fiscal year. The Company does not believe the adoption of SFAS 156 will have a material impact on the Company’s consolidated financial position or results of operations.

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes.” This interpretation requires that the Company recognize in its financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the effect of FIN 48 on its financial statements and does not believe the adoption of FIN No. 48 will have a material impact on the Company’s consolidated financial position or results of operations.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

3. Summary of significant accounting policies (Continued)

Recent accounting pronouncements (Continued)

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of SFAS 157 should be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except in some circumstances where it will be applied retrospectively. The Company is currently evaluating the effect, if any, of SFAS 157 on its financial statements. Although the Company will continue to evaluate the provisions of SFAS 157, management currently does not believe the adoption of SFAS 157 will have a material impact on the Company’s consolidated financial statements.

The FASB released SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans: an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which requires an employer to recognize the over funded or under funded status of defined benefit and other postretirement plans as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through an adjustment to comprehensive income. SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The Company is required to initially recognize the funded status of its defined benefit and other postretirement plans as of December 31, 2006, and to provide the required disclosures in the Company’s 2006 annual report on Form 10-KSB. The Company is assessing the impact on the adoption of SFAS 158 will have on its consolidated financial position.

On February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of SFAS No. 115.” The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year if the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 157. the Company did not early adopt SFAS 159. Although the Company will continue to evaluate the provisions of SFAS 159, management currently does not believe the adoption of SFAS 159 will have a material impact on the Company’s consolidated financial statements.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

4. Other income

	Year ended December 31,
	2006	2005	2004
	$	$	$
Bank interest income	11,626	3,625	765
Net exchange gains	-	16,989	-
Sundry income	46,962	37,293	32,133

	58,588	57,907	32,898

5. Interest expenses

	Year ended December 31,
	2006	2005	2004
	$	$	$

Interest on bills	208,269	26,610	-
Interest on short-term bank loans	45,348	25,795	7,129
Interest on other loans	-	2,566	2,537

	253,617	54,971	9,666

6. Income taxes

The components of the income before income taxes are:

	Year ended December 31,
	2006	2005	2004
	$	$	$
Hong Kong	(76,601)	(3,122)	(2,670)
The People’s Republic of China	3,349,415	2,501,787	461,330

	3,272,814	2,498,665	458,660

The components of the provision for income taxes are:

	Year ended December 31,
	2006	2005	2004
	$	$	$
PRC income tax
Current year	241,313	178,378	-

Deferred taxes	(826)	9,256	(16,599)

	240,487	187,634	(16,599)

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

6. Income taxes (Continued)

The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the applicable statutory income tax rate to income before taxes for the years ended December 31, 2006, 2005 and 2004 respectively.

	Year ended December 31,
	2006	2005	2004
	$	$	$

Income before taxes	3,272,814	2,498,665	458,660

Provision for income taxes at applicable income tax rate	490,922	374,799	68,799
Income not subject to tax	(2,522)	-	-
Non-deductible expenses for income tax purposes	11,490	468	401
Tax exemption of PRC subsidiary	(243,835)	(178,378)	(102,398)
Tax rate differential	825	(9,255)	16,599
Others	(16,393)	-	-

	240,487	187,634	(16,599)

	Year ended December 31,
	2006	2005	2004
	$	$	$

Statutory income tax rate	15%	15%	15%

Exempted income tax rate	7.5%	7.5%	7.5%

Income tax exemption	243,835	178,378	102,398

Tax effect derived from exemption
(per share)	$0.02	$0.37	$0.17

The major components of deferred tax recognized in the consolidated balance sheets as of December 31, 2006, 2005 and 2004 are as follows :-

	At December 31
	2006	2005	2004
	$	$	$

Temporary difference on reorganization of expenses	(8,443)	(7,568)	(16,599)

Deferred tax assets, net	(8,443)	(7,568)	(16,599)

Reorganization in the balance sheet:
Net deferred tax assets	(8,443)	(7,568)	(16,599)

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

7. Prepaid expenses and other receivables

	At December 31,
	2006	2005	2004
	$	$	$

Purchase deposits paid	935,417	180,855	25,040
Advance to staff	21,540	7,441	709
Other deposits and prepayments	130,870	131,938	69,399
Value-added tax prepayment	1,220,524	-	-
Other receivables	303,740	413,176	301,747

	2,612,091	733,410	396,895

8. Inventories

	At December 31
	2006	2005	2004
	$	$	$

Raw materials	5,040,028	1,676,751	659,071
Work in progress	1,415,942	852,202	585,365
Finished goods	9,096,003	3,101,398	1,139,303
Consumables	52,122	35,600	38,881
Packing materials	19,696	18,774	7,278

	15,623,791	5,684,725	2,429,898

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

9. Plant and equipment

	At December 31,
	2006	2005	2004
	$	$	$
Cost
Furniture, fixtures and office equipment	510,853	178,713	63,330
Leasehold improvement	137,761	-	-
Machinery and equipment	2,938,971	1,660,195	989,149
Motor vehicles	250,655	237,085	160,169

	3,838,240	2,075,993	1,212,648

Accumulated depreciation
Furniture, fixtures and office equipment	92,092	40,460	18,190
Leasehold improvement	25,888	-	-
Machinery and equipment	475,767	253,008	131,023
Motor vehicles	89,833	55,933	23,510

	683,580	349,401	172,723

Net
Furniture, fixtures and office equipment	418,761	138,253	45,140
Leasehold improvement	111,873	-	-
Machinery and equipment	2,463,204	1,407,187	858,126
Motor vehicles	160,822	181,152	136,659

	3,154,660	1,726,592	1,039,925

The components of depreciation charged are:

	Year ended December 31,
	2006	2005	2004
	$	$	$

Included in factory overheads	263,628	136,098	69,523
Included in operating expenses	80,213	46,209	25,219

	343,841	182,307	94,742

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

10. Other payables and accrued liabilities

	At December 31,
	2006	2005	2004
	$	$	$

Accrued expenses	622,010	460,910	311,954
Accrued staff welfare	111,749	166,774	136,029
Loan interest payable	-	-	2,538
Sales deposits received	86,182	57,130	93,871
Value-added tax payable	-	343,072	94,710
Other payables	350,334	136,736	351,371

	1,170,275	1,164,622	990,473

11. Advance to/from related parties

Advance to/from related parties for working capital are as follows:

	At December 31,
	2006	2005	2004
	$	$	$

Advance to shareholders	634,161	498,496	107,583

Advance from a shareholder	-	-	87,606

The above advances are interest-free, unsecured and have no fixed repayment terms.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

12. Bank and other borrowings

	At December 31
	2006	2005	2004
	$	$	$
Secured:
Repayable within one year
Non-recurring bank loans	896,964	960,323	241,648
Other bank borrowings	5,053,662	-	-
Non-recurring other borrowings	-	-	84,577

	5,950,626	960,323	326,225

As of December 31, 2006, the Company’s banking facilities are composed of the following:

	Amount
Facilities granted	Granted	Utilized	Unused
	$	$	$

Non-recurring bank loans	896,964	896,964	-
Other facilities including:
- Outstanding letter of credit	3,844,133	3,395,371	448,762
- Invoice /account payable financing	4,003,024	1,658,291	2,344,733

	8,744,121	5,950,626	2,793,495

As of December 31, 2006, the above banking borrowings were secured by the following:

(a)	charge over bank deposits of $1,010,580;

(b)	corporate guarantee executed by a third party and Shenzhen Science and Technology Bureau ; and

(c)	personal guarantee executed by the directors of the Company;

The interest rates of short-terms notes payable / invoice financing were at bank’s prime lending rate per annum with various maturity dates.

The interest rates of non-recurring bank loans were at 7.02% - 7.344% per annum except that loan of $384,413 which was interest free.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

13. Pension plans

For employees in PRC, the Group contributes on a monthly basis to various defined contribution plans organized by the relevant municipal and provincial government in the PRC based on certain percentage of the relevant employees’ monthly salaries. The municipal and provincial governments undertake to assume the retirement benefit obligations payable to all existing and future retired employees under these plans and the Group has no further constructive obligation for post-retirement benefits beyond the contributions made. Contributions to these plans are expenses as incurred.

Total pension cost was $91,353, $Nil and $14,561 during 2006, 2005 and 2004 respectively.

14. Commitments and contingencies

Operating leases commitments

The Group leases factory and office premises under various non-cancelable operating lease agreements that expire at various dates through years 2007 to 2010, with an option to renew the lease. All leases are on a fixed repayment basis. None of the leases includes contingent rentals. Minimum future commitments under these agreements payable as of December 31, 2006 are as follows :-

Year ending December 31	$

2007	377,911
2008	244,475
2009	190,879
2010	135,083

948,348

Rental expenses for the years ended 2006, 2005 and 2004 were $367,582, $262,819 and $185,004 respectively.

Capital commitments

The Group has the following capital commitments as of December 31, 2006, 2005 and 2004:

	At December 31
	2006	2005	2004
	$	$	$

Purchase of plant and equipment	136,595	106,279	13,895
Purchase of land in PRC	1,683,344	-	-

	1,819,939	106,279	13,895

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

14. Commitments and contingencies (Continued)

Contingencies

From time to time, the Company factors bills receivable to banks.  At the time of the factoring, all rights and privileges of holding the receivables are transferred to the banks.  The Company removes the asset from its books and records a corresponding expense for the amount of the discount.  The Company remains contingently liable on the amount outstanding in the event the bill issuer defaults.

	At December 31
	2006	2005	2004
	$	$	$

Bills discounted	1,323,442	958,355	234,984

15. Related party transactions

Apart from the transactions as disclosed in notes 11 and 12, the Group entered into the following transactions with its related party during the years ended December 31, 2006, 2005 and 2004 :-

	Year ended December 31,
	2006	2005	2004
	$	$	$
Management fee paid to Canhold International Limited	15,302	12,138	9,221

16. Segment information

The Company uses the “management approach” in determining reportable operating segments.  The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operating results solely by monthly revenue (but not by sub-product type or geographic area) and operating results of the Company and, as such, the Company has determined that the Company has one operating segment as defined by SFAS 131, “ Disclosures about Segments of an Enterprise and Related Information ”.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

16. Segment information (Continued)

Long-lived assets of the Group are located in PRC. Geographic information about the revenues and accounts receivable which are classified based on the location of the customers, is set out as follows:

	Year ended December 31,
	2006	2005	2004
Net revenue	$	$	$

Hong Kong and China	29,009,277	17,126,358	7,517,850
Asia	3,294,838	3,198,143	2,166,369
Europe	7,288,751	2,807,580	886,280
North America	4,511,914	1,877,949	385,828
South America	270,902	-	-

	44,375,682	25,010,030	10,956,327

	At December 31
	2006	2005	2004
Accounts receivable	$	$	$

Hong Kong and China	5,545,244	3,913,344	2,449,071
Asia	262,743	119,359	324,672
Europe	1,857,294	525,633	58,296
North America	461,889	212,315	71,008

	8,127,170	4,770,651	2,903,047

17. Subsequent event

On October 20, 2007, the Company entered into a share exchange agreement with the shareholders of Hong Kong Highpower Technology, Inc., formally known as SRKP 11, Inc. Pursuant to the share exchange agreement (the “Exchange Agreement”), the Company agreed to exchange all of its outstanding shares for the issuance by Hong Kong Highpower Technology, Inc. of an aggregate of 14,798,328 shares. The Exchange Agreement closed on November 2, 2007, as a result of which the Company became a wholly owned subsidiary of Hong Kong Highpower Technology, Inc.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

18. Restatement

The Company has restated its financial statements for the years ended December 31, 2006, 2005, and 2004 to correct various accounting errors. The cash flows statements for the years ended December 31, 2005 and 2004 are not included because no restatement is made on those statements.

In connection with the restatement, the Company also adjusted the reorganization cost previously accounted as paid-in capital to fees and costs related to reorganization. Because of these corrections, various income tax calculations were also revised, which effected net income and also caused reclassifications to cash flows. The Company also adjusted it weighted average shares outstanding used in its Earnings per calculation to reflect its actual shares outstanding under US GAAP. In addition, the Company reclassified sales by adjusting the revenues from the second-class batteries and sale of waste material from other income to sales and cost of goods sold respectively.

Below are summaries of the financial statements revised by the restatements described above.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

18. Restatement (continued)

Consolidated Statements of Operations
Year ended December 31, 2006

	2006	2006	2006
	(As originally Reported)	(As restated)	(Effect of adjustments)
	$	$	$

Net sales	44,375,682	44,375,682	-
Cost of sales	(37,057,814)	(36,958,529)	99,285

Gross profit	7,317,868	7,417,153	99,285
Depreciation	(80,213)	(80,213)	-
Selling and distributing costs	(1,634,366)	(1,634,366)	-
Administrative and other operating expenses	(2,159,502)	(2,159,502)	-

Income from operations	3,443,787		99,285
Fees and costs related to reorganization	-	(75,229)	(75,229)
Other income	157,873	58,588	(99,285)
Interest expenses	(253,617)	(253,617)	-

Income before taxes	3,348,043	3,272,814	(75,229)
Income taxes	(240,487)	(240,487)	-

Net income	3,107,556	3,032,327	(75,229)

Earnings per share of common stock
- Basic and dilutive	6.22	0.20	(6.02)

Weighted average number of common stock
- Basic and dilutive	500,000	14,798,328	14,298,328

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

18. Restatement (continued)

Consolidated Statements of Operations
Year ended December 31, 2005

	2005	2005	2005
	(As originally Reported)	(As restated)	(Effect of adjustments)
	$	$	$
Net sales	25,010,030	25,010,030	-
Cost of sales	(20,830,516)	(20,757,320)	73,196

Gross profit	4,179,514	4,252,710	73,196
Depreciation	(46,209)	(46,209)	-
Selling and distributing costs	(856,526)	(856,526)	-
Administrative and other operating expenses	(854,246)	(854,246)	-

Income from operations	2,422,533	2,495,729	73,196
Other income	131,103	57,907	(73,196)
Interest expenses	(54,971)	(54,971)	-

Income before taxes	2,498,665	2,498,665	-
Income taxes	(187,634)	(187,634)	-

Net income	2,311,031	2,311,031	-

Earnings per share of common stock
- Basic and dilutive	4.62	0.16	(4.46)

Weighted average number of common stock
- Basic and dilutive	500,000	14,798,328	14,298,328

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

18. Restatement (continued)

Consolidated Statements of Operations
Year ended December 31, 2004

	2004	2004	2004
	(As originally Reported)	(As restated)	(Effect of adjustments)
	$	$	$
Net sales	10,956,327	10,956,327	-
Cost of sales	(9,434,864)	(9,305,675)	129,189

Gross profit	1,521,463	1,650,652	129,189
Depreciation	(25,219)	(25,219)	-
Selling and distributing costs	(640,833)	(640,833)	-
Administrative and other operating expenses	(549,172)	(549,172)	-

Income from operations	306,239	435,428	129,189
Other income	162,087	32,898	(129,189)
Interest expenses	(9,666)	(9,666)	-

Income before taxes	458,660	458,660	-
Income taxes	16,599	16,599	-

Net income	475,259	475,259	-

Earnings per share of common stock
- Basic and dilutive	0.95	0.03	(0.92)

Weighted average number of common stock
- Basic and dilutive	500,000	14,798,328	14,298,328

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

18. Restatement (continued)

Consolidated Balance Sheets
December 31, 2006

	2006	2006	2006
	(As originally Reported)	(As restated)	(Effect of adjustments)
	$	$	$
ASSETS
Current Assets :
Cash and cash equivalents	488,070	488,070	-
Restricted cash	1,010,580	1,010,580	-
Accounts receivable	8,127,170	8,127,170	-
Notes receivable	76,764	76,764	-
Prepaid expenses and other receivables	2,612,091	2,612,091	-
Advance to related parties	634,161	634,161	-
Tax prepayment	-	-	-
Inventories, net	15,623,791	15,623,791	-

Total Current Assets	28,572,627	28,572,627	-
Deferred tax assets	8,443	8,443	-
Plant and equipment, net	3,154,660	3,154,660	-

TOTAL ASSETS	31,735,730	31,735,730	-

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Accounts payable	17,327,402	17,327,402	-
Other payables and accrued liabilities	1,170,275	1,170,275	-
Advance from a related party	-	-	-
Income tax payable	122,710	122,710	-
Bank borrowings	5,950,626	5,950,626	-
Other loans	-	-	-

Total Current Liabilities	24,571,013	24,571,013	-

TOTAL LIABILITIES	24,571,013	24,571,013	-

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

18. Restatement (continued)

Consolidated Balance Sheets
December 31, 2006

	2006	2006	2006
	(As originally Reported)	(As restated)	(Effect of adjustments)
	$	$	$
STOCKHOLDERS’ EQUITY
Common stock
Par value : $0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 14,798,328 shares	64,317	1,480	(62,837)
Additional paid-in capital	(75,229)	62,837	138,066
Accumulated other comprehensive income	470,383	470,383	-
Retained earnings	6,705,246	6,630,017	(75,229)

TOTAL STOCKHOLDERS’ EQUITY	7,164,717	7,164,717	-

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	31,735,730	31,735,730	-

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

18. Restatement (continued)

Consolidated Balance Sheets
December 31, 2005

	2005	2005	2005
	(As originally Reported)	(As restated)	(Effect of adjustments)
	$	$	$
ASSETS
Current Assets :
Cash and cash equivalents	467,026	467,026	-
Restricted cash	-	-	-
Accounts receivable	4,770,651	4,770,651	-
Notes receivable	696,910	696,910	-
Prepaid expenses and other receivables	733,410	733,410	-
Advance to related parties	498,496	498,496	-
Tax prepayment	-	-	-
Inventories, net	5,684,725	5,684,725	-

Total Current Assets	12,851,218	12,851,218	-
Deferred tax assets	7,568	7,568	-
Plant and equipment, net	1,726,592	1,726,592	-

TOTAL ASSETS	14,585,378	14,585,378	-

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Accounts payable	8,485,498	8,485,498	-
Other payables and accrued liabilities	1,164,622	1,164,622	-
Advance from a related party	-	-	-
Income tax payable	117,875	117,875	-
Bank borrowings	960,323	960,323	-
Other loans	-	-	-

Total Current Liabilities	10,728,318	10,728,318	-

TOTAL LIABILITIES	10,728,318	10,728,318	-

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

18. Restatement (continued)

Consolidated Balance Sheets
December 31, 2005

	2005	2005	2005
	(As originally Reported)	(As restated)	(Effect of adjustments)
	$	$	$
STOCKHOLDERS’ EQUITY
Common stock
Par value : $0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 14,798,328 shares	64,317	1,480	(62,837)
Additional paid-in capital	-	62,837	62,837
Accumulated other comprehensive income	195,053	195,053	-
Retained earnings	3,597,690	3,597,690	-

TOTAL STOCKHOLDERS’ EQUITY	3,857,060	3,857,060	-

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	14,585,378	14,585,378	-

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

18. Restatement (continued)

Consolidated Balance Sheets
December 31, 2004

	2004	2004	2004
	(As originally Reported)	(As restated)	(Effect of adjustments)
	$	$	$
ASSETS
Current Assets :
Cash and cash equivalents	298,508	298,508	-
Restricted cash	-	-	-
Accounts receivable	2,903,047	2,903,047	-
Notes receivable	184,738	184,738	-
Prepaid expenses and other receivables	396,895	396,895	-
Advance to related parties	107,583	107,583	-
Tax prepayment	1,276	1,276	-
Inventories, net	2,429,898	2,429,898	-

Total Current Assets	6,321,945	6,321,945	-
Deferred tax assets	16,599	16,599	-
Plant and equipment, net	1,039,925	1,039,925	-

TOTAL ASSETS	7,378,469	7,378,469	-

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Accounts payable	4,502,327	4,502,327	-
Other payables and accrued liabilities	990,473	990,473	-
Advance from a related party	87,606	87,606	-
Income tax payable	-	-	-
Bank borrowings	241,648	241,648	-
Other loans	84,577	84,577	-

Total Current Liabilities	5,906,631	5,906,631	-

TOTAL LIABILITIES	5,906,631	5,906,631	-

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

18. Restatement (continued)

Consolidated Balance Sheets
December 31, 2004

	2004	2004	2004
	(As originally Reported)	(As restated)	(Effect of adjustments)
	$	$	$
STOCKHOLDERS’ EQUITY
Common stock
Par value : $0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 14,798,328 shares	64,317	1,480	(62,837)
Additional paid-in capital	120,819	183,656	62,837
Accumulated other comprehensive income	43	43	-
Retained earnings	1,286,659	1,286,659	-

TOTAL STOCKHOLDERS’ EQUITY	1,471,838	1,471,838	-

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	7,378,469	7,378,469	-

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (restated)
(Stated in US Dollars)

18. Restatement (continued)

Consolidated Statements of Cash Flows
Year ended December 31, 2006

	2006	2006	2006
	(As originally Reported)	(As restated)	(Effect of adjustments)
	$	$	$
Cash flows from operating activities
Net income	3,107,556	3,032,327	(75,229)
Adjustments to reconcile net income to net cash flows
Provided by operating activities :
Bad debts written off	22,878	22,878	-
Depreciation	343,841	343,841	-
Loss on disposal of plant and equipment	32,844	32,844	-
Income taxes	240,487	240,487	-

Changes in operating assets and liabilities :
Accounts receivable	(3,155,007)	(3,155,007)	-
Notes receivable	620,101	620,101	-
Prepaid expenses and other receivables	(1,826,594)	(1,826,594)	-
Inventories	(9,556,898)	(9,556,898)	-
Accounts payable	8,387,286	8,387,286	-
Other payables and accrued liabilities	(32,771)	(32,771)	-
Income tax payable	(240,514)	(240,514)	-

Net cash flows used in operating activities	(2,056,791)	(2,132,020)	(75,229)

Cash flows from investing activities
Acquisition of plant and equipment	(1,733,167)	(1,733,167)	-
Proceeds from disposal of plant and equipment	13,747	13,747	-
Cost of reorganization	(75,181)	-	75,181

Net cash flows used in investing activities	(1,794,601)	(1,719,420)	75,181

Cash flows from financing activities
Proceeds from new short-term bank loans	879,630	879,630	-
Repayment of short-term bank loans	(973,876)	(973,876)	-
Repayment of other loans	-	-	-
Net advancement of other bank borrowings	4,955,996	4,955,996	-
Increase in restricted cash	(991,050)	(991,050)	-
Advance from a related party	-	-	-
Advance to related parties	(38,495)	(38,495)	-

Net cash flows provided by financing activities	3,832,205	3,832,205	-

Net decrease in cash and cash equivalents	(19,187)	(19,235)	(48)
Effect of foreign currency translation on cash and cash equivalents	40,231	40,279	48
Cash and cash equivalents - beginning of year	467,026	467,026	-

Cash and cash equivalents - end of year	488,070	488,070	-

700,000 Shares of Common Stock

HONG KONG HIGHPOWER TECHNOLOGY, INC.

PROSPECTUS

WestPark Capital, Inc.

Until                      , 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

_________, 2008

[RESALE PROSPECTUS ALTERNATE PAGE]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated January 28, 2008

4.144.327 SHARES

HONG KONG HIGHPOWER TECHNOLOGY, INC.

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 4,144,327 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sales by the selling stockholders. Three selling stockholders listed herein acquired their shares, an aggregate of 1,307,963 shares, while we were a “blank check” shell company and therefore are deemed to be underwriters under the Securities Act of 1933. Rule 144 is unavailable for resale transactions for these 1,307,963 shares. The other selling stockholders named herein may be deemed underwriters of the shares of common stock which they are offering.

Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intent to apply for listing of our common stock on the American Stock Exchange. We propose to obtain the trading symbol “HPJ.”

Once, and if, our shares of common stock are quoted on the American Stock Exchange and there is an established market for these shares, the selling shareholders may sell the shares from time to time at market price prevailing on the American Stock Exchange at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 7.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: ____________________, 2008

[RESALE PROSPECTUS ALTERNATE PAGE]

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

SUMMARY FINANCIAL DATA	5

RISK FACTORS	7

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	23

USE OF PROCEEDS	25

DIVIDEND POLICY	25

CAPITALIZATION	26

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	27

ACCOUNTING OF THE SHARE EXCHANGE	28

SELECTED CONSOLIDATED FINANCIAL DATA	29

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	31

DESCRIPTION OF BUSINESS	43

MANAGEMENT	53

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	61

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	62

DESCRIPTION OF SECURITIES	63

SELLING STOCKHOLDERS	66A

SHARES ELIGIBLE FOR FUTURE SALE	67

PLAN OF DISTRIBUTION	70

LEGAL MATTERS	72

EXPERTS	72

ADDITIONAL INFORMATION	72

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1

SIGNATURES	II-7

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

[RESALE PROSPECTUS ALTERNATE PAGE]

The Offering

Common stock offered by selling stockholders	4,144,327 shares

Common stock outstanding	20,478,090 shares(1)

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders, except for funds from the exercise of warrants by the selling stockholders, if and when exercised.

(1)
The number of shares of our common stock outstanding as of November 2, 2007, excludes up to 700,000 shares of our common stock (excluding an underwriters’ option to purchase an additional 90,000 shares to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith.

Selling stockholders holding an aggregate of 2,836,364 shares of common stock have agreed not to sell any of these shares until ninety (90) days after our common stock begins to be listed or quoted on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-tenth of their shares are released from the lock up, after which their shares will automatically be released from the lock up on a monthly basis pro rata over a nine month period.

4

[RESALE PROSPECTUS ALTERNATE PAGE]

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.

We paid cash dividends of $664,348 during the nine months ended September 30, 2007. We did not pay cash dividends in the years ended December 31, 2006, 2005 and 2004.

25

[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING STOCKHOLDERS

The following table provides as of the date of this prospectus information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

•	the number of shares owned by each stockholder prior to this offering;

•	the percentage owned by each stockholder prior to completion of the offering;

•	the total number of shares that are to be offered for each stockholder;

•	the total number of shares that will be owned by each stockholder upon completion of the offering; and

•	the percentage owned by each stockholder upon completion of the offering.

On November 2, 2007, concurrently with the close of the Share Exchange, we received gross proceeds of $3,120,000 in a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 2,836,364 shares of common stock at $1.10 per share. We agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until ninety (90) days after our common stock begins to be listed or quoted on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-tenth of their shares are released from the lock up, after which their shares will automatically be released from the lock up on a monthly basis pro rata over a nine month period. The 2,836,364 shares are being registered under this prospectus.

Furthermore, pursuant to the terms of the Share Exchange, we agreed to register a total of 2,843,398 shares of common stock held by our stockholders who were stockholders immediately prior to the Share Exchange. Of these 2,843,398 shares held by our shareholders, 1,307,963 shares would be covered by the resale registration statement filed in connection with the Private Placement and 1,535,435 shares that are held by affiliates of WestPark Capital, Inc. (“WestPark”) are to be included in a subsequent registration statement filed by us within ten days after the end of the six month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement. The 1,307,963 shares are being registered under this prospectus.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering (2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (2)
Debbie Schwartzberg	1,023,623	(3)	5.0%	1,023,623	—	—%
Black Diamond Fund	454,545	(4)	2.2%	454,545	—	—
MidSouth Investor Fund, LP	454,545	(5)	2.2%	454,545	—	—
J&N Invest, LLC	181,818	(6)	*	181,818	—	—
Glenn Krinsky	142,170	(7)	*	142,170	—	—
Charles Frisco	142,170	(8)	*	142,170	—	—
Enable Opportunity Partners, LP	136,364	(9)	*	136,364	—	—
Fredric Colman	94,750		*	94,750	—	—
Stellar Capital Fund, LLC	90,909	(10)	*	90,909	—	—
F Berdon Co LP	90,900	(11)	*	90,900	—	—
Howard Berg	90,909		*	90,909	—	—
David Clarke	70,000		*	70,000	—	—
Kagel Family Trust	70,000	(12)	*	70,000	—	—
Mark Nielsen	50,000		*	50,000	—	—
Harry Datys	50,000		*	50,000	—	—
Paul Masters IRA	45,464	(13)	*	45,464	—	—

66A

[RESALE PROSPECTUS ALTERNATE PAGE]

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering (2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (2)
Meng Yang	45,455		*	45,455	—	—
Continuum Capital Partners L.P.	45,455	(14)	*	45,455	—	—
Brent Butcher	45,455		*	45,455	—	—
Christine Metsch	45,455		*	45,455	—	—
Paul Rathwell	45,455		*	45,455	—	—
Tangiers Investors, LP.	45,455	(15)	*	45,455	—	—
Sharon Mitchell	45,000		*	45,000	—	—
Linda Rosenberg	40,000		*	40,000	—	—
Richard Pawlinger	36,364		*	36,364	—	—
William Lurie	36,364		*	36,364	—	—
George Glenn Izmirian	36,091		*	36,091	—	—
John Herbert William Rathwell	34,091		*	34,091	—	—
David Chazanovitz	31,977		*	31,977	—	—
Douglas Kuber	30,000		*	30,000	—	—
Michael Glantz	27,273		*	27,273	—	—
Richard and Donna Hoefer	27,273		*	27,273	—	—
Carl Cooke	27,273		*	27,273	—	—
Steven Rothstein	25,000		*	25,000	—	—
Joseph and Randi Lauritano	22,727		*	22,727	—	—
Harold Lefkowitz	22,727		*	22,727	—	—
John Winfield	22,727		*	22,727	—	—
Jerry Reiff	20,000		*	20,000	—	—
Dennis Holman	20,000		*	20,000	—	—
Marvin Rosenblatt	20,000		*	20,000	—	—
David Boyer	20,000		*	20,000	—	—
Richard Rudin	18,180		*	18,180	—	—
John O. Forrer	13,636		*	13,636	—	—
Miriam F. Mooney Trust F/B/O David Forrer	13,636	(16)	*	13,636	—	—
Miriam F. Mooney Trust F/B/O Catherine Sotto	13,636	(16)	*	13,636	—	—
Miriam F. Mooney Trust F/B/O Joan Connolly	13,636	(16)	*	13,636	—	—
John Rathwell	11,364		*	11,364	—	—
William and Ann Collins	10,909		*	10,909	—	—
Denise Cooke	9,091		*	9,091	—	—
Michael and Dindy Pawlinger	9,091		*	9,091	—	—
Heidtke 401 K Profit Sharing Plan and Trust	9,091	(17)	*	9,091	—	—
Richard Charles Treesh	9,000		*	9,000	—	—
Mitchell J. Lipcon Profit Sharing Keough Plan	7,273	(18)	*	7,273	—	—

*	Indicates less than 1.0%.

66B

[RESALE PROSPECTUS ALTERNATE PAGE]

(1)
Based on 20,478,090 shares of common stock outstanding as of the date of this prospectus. The number of shares of our common stock outstanding excludes up to 700,000 shares of our common stock to be offered by us in a firm commitment public offering concurrently herewith (excluding underwriters’ overallotment of 90,000 shares of common stock).

(2)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.

(3)
This shareholder is considered to be a promoter or affiliate with respect to the shares being registered because the shares were issued shares to this shareholder while we were a “blank check” shell company with no operations. These shares may not be sold pursuant to Rule 144 of the Securities Act, regardless of technical compliance with the rule.

(4)	Brandon S. Goulding has voting and investment control over the shares owned by this entity.

(5)	Lyman O. Heidtke, as general partner, has voting and investment control over the shares owned by this entity.

(6)	Jeffrey Rubin has voting and investment control over the shares owned by this entity.

(7)
This shareholder is considered to be a promoter or affiliate with respect to the shares being registered because the shares were issued shares to this shareholder while we were a “blank check” shell company with no operations. These shares may not be sold pursuant to Rule 144 of the Securities Act, regardless of technical compliance with the rule.

(8)
This shareholder is considered to be a promoter or affiliate with respect to the shares being registered because the shares were issued shares to this shareholder while we were a “blank check” shell company with no operations. These shares may not be sold pursuant to Rule 144 of the Securities Act, regardless of technical compliance with the rule.

(9)	Brendan O’Neil has voting and investment control over the shares owned by this entity.

(10)	Richard Schmidt, as the managing member, has voting and investment control over the shares owned by this entity.

(11)	Frederick Berden, as general partner, has voting and investment control over the shares owned by this entity.

(12)	David L. Kagel has voting and investment control over the shares owned by this entity.

(13)	Paul Masters has voting and investment control over these shares.

(14)	Gil Schwartzberg has voting and investment control over the shares owned by this entity.

(15)	Edward Liceaga has voting and investment control over the shares owned by this entity.

(16)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(17)	Lyman O. Heidtke, as trustee, has voting and investment control over the shares owned by this entity.

(18)	Mitchell J. Lipcon, as trustee, has voting and investment control over these shares.

The following Selling Stockholders are broker-dealers or affiliates of broker-dealers:

•	F Berdon Co., LP is an affiliate of OTA, LLC, a registered broker-dealer.

•
Harry Datys is an affiliate of WestPark Capital, Inc a registered broker-dealer. The shares owned by Mr. Datys are subject to the restrictions on transfer contained in FINRA Rule 2710(g) and may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this public offering, except as provided in FINRA Rule 2710(g)(2).

66C

[RESALE PROSPECTUS ALTERNATE PAGE]

•	The trustee of Heidtke 401 K Profit Sharing Plan, Lyman O. Heidtke, is the President of Heidtke & Co, Inc., a registered broker-dealer.

•	The general partner of MidSouth Investor Fund, LP, Lyman O. Heidtke is President of Heidtke & Co, Inc, a registered broker dealer affiliated with MidSouth.

•	Paul Masters IRA is an affiliate of OTA, LLC, a registered broker-dealer.

Each of the above listed Selling Stockholders who are affiliates of broker-dealers purchased the securities in the ordinary course of business and at the time of the purchase of the securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

Except as described below and in this Selling Stockholders section, none of the selling stockholders, to our knowledge, has had a material relationship with our company other than as a shareholder at any time within the past three years:

•
Debbie Schwartzberg is a noteholder of the parent company of WestPark Capital, Inc., which entitles her to a 1.5% interest in the net profits of the parent company of WestPark Capital, Inc. Some of the controlling shareholders and control persons of WestPark Capital, Inc. were also, prior to the completion of the Share Exchange, controlling shareholders and control persons of our company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant stockholder of our company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of Westpark and was a controlling stockholder and an officer and director of our company prior to the Share Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with our company upon the closing of the Share Exchange.

66D

[RESALE PROSPECTUS ALTERNATE PAGE]

PLAN OF DISTRIBUTION

The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• settlement of short sales entered into after the date of this prospectus;

• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale;

• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Debbie Schwartzberg, Glenn Krinsky and Charles Frisco received their shares registered by this prospectus while we were a “blank check” shell company with no operations and are considered to be promoters or affiliates with respect to the shares, an aggregate of 1,307,963 shares of common stock. These shares may not be sold by these promoters or affiliates, or their transferees, pursuant to Rule 144 of the Securities Act, regardless of technical compliance with the rule. Any such resale transaction under Rule 144 would appear to be designed to distribute or redistribute such shares to the public without coming within the registration requirements of the Securities Act. Therefore, these promoters or affiliates, or their transferees, can only resell these shares through a registration statement filed under the Securities Act.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved. The maximum commission or discount to be received by any NASD member or independent broker-dealer, however, will not be greater than eight (8) percent for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

WestPark Capital, Inc., underwriter of up to 700,000 shares of our common stock (excluding an underwriters’ option to purchase an additional 90,000 shares to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith, may dispose of shares on behalf of its account holders who are also selling stockholders. The maximum commission or discount to be received by WestPark Capital will not be greater than five (5) percent for the sale of any securities being registered hereunder.

[RESALE PROSPECTUS ALTERNATE PAGE]

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

[RESALE PROSPECTUS ALTERNATE PAGE]

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Kirkpatrick & Lockhart Preston Gates Ellis LLP, Los Angeles, California.

EXPERTS

Our consolidated financial statements as of December 31, 2006, 2005, and 2004 and for the years ended December 31, 2006, 2005, and 2004 appearing in this Prospectus and Registration Statement have been audited by Dominic K.F. Chan & Co., Certified Public Accountants, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information, are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of directors and officers

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We will enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

• indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

• advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

• obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 25. Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates other than the Commission’s registration fee and FINRA filing fee.

Securities and Exchange Commission registration fee		$609.37
FINRA Filing Fee		[____	]
American Stock Exchange Listing Fee		[____	]
Transfer Agent Fees		[____	]
Blue Sky Fees and Expenses		[____	]
Accounting fees and expenses		[____	]
Legal fees and expenses		[____	]
Miscellaneous		[____	]
Total	$	[____	]

Item 26. Recent sales of unregistered securities

On November 2, 2007, pursuant to the terms of the Exchange Agreement entered into by and between the Company, Hong Kong Highpower Technology Company Limited (“HKHT”) and all of the shareholders of HKHT, the Company issued 14,798,328 shares of common stock to the shareholders of HKHT and/or their designees in exchange for all of the issued and outstanding securities of HKHT. The securities were offered and issued to the HKHT shareholders and their designees in reliance upon exemptions from registration pursuant to (i) Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) and (ii) Section 4(2) under the Securities Act, and Rule 506 promulgated thereunder. We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) Subscriber is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) Subscriber has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) Subscriber agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an available exemption from registration. We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

On November 2, 2007, immediately following the closing of the Share Exchange, we received gross proceeds of $3,120,000 in a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 2,836,364 shares of our common stock at a price of $1.10 per share. We agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving the Company’s securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

Item 27. Exhibits

1.1*	Form of Underwriting Agreement

2.1
Share Exchange Agreement, dated as of August 21, 2006, by and among the Registrant, KGE Group, Limited, and Full Art International, Ltd. (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-52103) filed with the Securities and Exchange Commission on July 5, 2006).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-52103) filed with the Securities and Exchange Commission on July 5, 2006).

3.3	Articles of Merger Effecting Name Change (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

4.1*	Specimen Certificate of Common Stock.

5.1*	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP

10.1	Form of Subscription Agreement (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

10.2**	Amended Consumer Battery License Agreement, amended as of August 8, 2007, by and between Shenzhen Highpower Technology Co., Ltd and Ovonic Battery Company, Inc.

10.3
State-owned Land Use Rights Grant Contract No. 441302 - B - 112 dated as of May 23, 2007, by and between the Land and Resources Bureau of Huizhou City, Guangdong Province and Shenzhen Highpower Technology Co., Ltd. (translated to English) (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

10.4
Credit Facility dated August 17, 2007 by and between DBS Bank (China) Limited Company Shenzhen Branch and Shenzhen Highpower Technology Co., Ltd. (translated to English). (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

10.4(a)
Letter of Undertaking executed by Dan Yu Pan, Wen Liang Li and Wen Wei Ma on behalf of Shenzhen Highpower Technology Company Limited to and in favor of DBS Bank (China) Limited Shenzhen Branch (translated to English).

10.5
Commercial Acceptance Bill Discount Quotation Agreement dated as of June 18, 2007 by and between Shenzhen Development Bank Shenzhen Ai Guo Road Branch and Shenzhen Highpower Technology Co., Ltd. (translated to English) (incorporated by reference from Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

10.5(a)	Guaranty Contract for Maximum Credit Line dated as of June 18, 2007 by and between Dang Yu Pan and Shenzhen Development Bank Shenzhen Ai Guo Road Branch (translated to English).

10.6
Facility Quotation Agreement dated as of September 18, 2007 by and between Shanghai Pudong Development Bank Shenzhen Long Hua Branch and Shenzhen Highpower Technology Co., Ltd. (translated to English) (incorporated by reference from Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

10.6(a)	Contract for Guarantee of Maximum Line of Credit dated as of September 18, 2007 by and between Dang Yu Pan and Shanghai Pudong Development Bank Shenzhen Branch (translated to English).

10.7*	Form of Registration Rights Agreement entered into by and between the Registrant and WestPark Capital, Inc. Affiliates.

16.1
Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated November 2, 2007 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

23.1	Consent of Dominic K.F. Chan & Co, Certified Public Accountants.

23.2*	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

* To be filed by amendment.

** The Registrant has applied with the Secretary of the Securities and Exchange Commission for confidential treatment of certain information pursuant to Rule 24b-2 of the Securities Exchange Act of 1934. The Registrant has filed separately with its application a copy of the exhibit including all confidential portions, which may be made available for public inspection pending the Commission’s review of the application in accordance with Rule 24b-2

Item 28. Undertakings

The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this offering:

The undersigned Registrant hereby undertakes that to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

i.	in any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(i)
for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(ii)
for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that:

(i)	if the undersigned registrant is relying on Rule 430B:

(a) each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	if the undersigned registrant is subject to Rule 430C:

(a) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, People’s Republic of China, on the 28th day of January, 2008.

HONG KONG HIGHPOWER TECHNOLOGY, INC.

By:	/s/ Dang Yu Pan
Name Dang Yu Pan
Title: Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dang Yu Pan, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (1) any and all amendments to this Form S-1 (including post-effective amendments) and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Dang Yu Pan	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	January 28, 2008
Dang Yu Pan

/s/ Yu Zhi Qiu	Chief Financial Officer (Principal Financial and Accounting Officer)	January 28, 2008
Yu Zhi Qiu

/s/ Wen Liang Li	Vice President, Chief Technology Officer and Director	January 28, 2008
Wen Liang Li

/s/ Xinhai Li	Director	January 28, 2008
Xinhai Li

/s/ Chao Li	Director	January 28, 2008
Chao Li

Director
Ping Li

EXHIBIT INDEX

1.1*	Form of Underwriting Agreement

2.1
Share Exchange Agreement, dated as of August 21, 2006, by and among the Registrant, KGE Group, Limited, and Full Art International, Ltd. (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-52103) filed with the Securities and Exchange Commission on July 5, 2006).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-52103) filed with the Securities and Exchange Commission on July 5, 2006).

3.3	Articles of Merger Effecting Name Change (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

4.1*	Specimen Certificate of Common Stock.

5.1*	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP

10.1	Form of Subscription Agreement (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

10.2**	Amended Consumer Battery License Agreement, amended as of August 8, 2007, by and between Shenzhen Highpower Technology Co., Ltd and Ovonic Battery Company, Inc.

10.3
State-owned Land Use Rights Grant Contract No. 441302 - B - 112 dated as of May 23, 2007, by and between the Land and Resources Bureau of Huizhou City, Guangdong Province and Shenzhen Highpower Technology Co., Ltd. (translated to English) (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

10.4
Credit Facility dated August 17, 2007 by and between DBS Bank (China) Limited Company Shenzhen Branch and Shenzhen Highpower Technology Co., Ltd. (translated to English). (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

10.4(a)
Letter of Undertaking executed by Dan Yu Pan, Wen Liang Li and Wen Wei Ma on behalf of Shenzhen Highpower Technology Company Limited to and in favor of DBS Bank (China) Limited Shenzhen Branch (translated to English).

10.5
Commercial Acceptance Bill Discount Quotation Agreement dated as of June 18, 2007 by and between Shenzhen Development Bank Shenzhen Ai Guo Road Branch and Shenzhen Highpower Technology Co., Ltd. (translated to English) (incorporated by reference from Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

10.5(a)	Guaranty Contract for Maximum Credit Line dated as of June 18, 2007 by and between Dang Yu Pan and Shenzhen Development Bank Shenzhen Ai Guo Road Branch (translated to English).

10.6
Facility Quotation Agreement dated as of September 18, 2007 by and between Shanghai Pudong Development Bank Shenzhen Long Hua Branch and Shenzhen Highpower Technology Co., Ltd. (translated to English) (incorporated by reference from Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

10.6(a)	Contract for Guarantee of Maximum Line of Credit dated as of September 18, 2007 by and between Dang Yu Pan and Shanghai Pudong Development Bank Shenzhen Branch (translated to English).

10.7*	Form of Registration Rights Agreement entered into by and between the Registrant and WestPark Capital, Inc. Affiliates.

16.1
Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated November 2, 2007 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

23.1	Consent of Dominic K.F. Chan & Co, Certified Public Accountants.

23.2*	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

* To be filed by amendment

** The Registrant has applied with the Secretary of the Securities and Exchange Commission for confidential treatment of certain information pursuant to Rule 24b-2 of the Securities Exchange Act of 1934. The Registrant has filed separately with its application a copy of the exhibit including all confidential portions, which may be made available for public inspection pending the Commission’s review of the application in accordance with Rule 24b